As filed with the Securities and Exchange Commission on June 30, 2008
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-1
Registration Statement
Under
The Securities Act of 1933

Avantair, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	4522	20-1635240
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code number)	(I.R.S. Employer Identification No.)

4311 General Howard Drive
Clearwater, FL 33762
(727) 539-0071
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Steven Santo
Chief Executive Officer
Avantair, Inc.
4311 General Howard Drive
Clearwater, FL 33762
(727) 539-0071
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
William N. Haddad, Esq.
DLA Piper US LLP
1251 Avenue of the Americas
New York, NY 10020
(212) 335-4500

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement number for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, Par value $0.0001 per share	2,951,457	$5,799,613	$227.93
Total	2,951,457	$5,799,613	$227.93

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended, the number of shares of common stock registered hereby is subject to adjustment to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)
Estimated solely for the purposes of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended based upon the average bid and asked price of the common stock on June 27, 2008.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated                              , 2008

PROSPECTUS

2,951,457 Shares

Avantair, Inc.

This prospectus relates solely to the resale of up to an aggregate of 2,951,457 shares of common stock of Avantair, Inc. by the selling stockholders identified in the section entitled “Selling Stockholders” on page 65 of this prospectus.

The selling stockholders may offer and sell any of the shares of common stock from time to time at fixed prices, at market prices or at negotiated prices, and may engage a broker, dealer or underwriter to sell the shares. For additional information on the possible methods of sale that may be used by the selling stockholders, you should refer to the section entitled “Plan of Distribution” on page 79 of this prospectus. We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders. We are contractually obligated to pay all expenses of registration incurred in connection with this offering, except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares.

Our common stock is currently quoted on the Over-the-Counter Bulletin Board under the symbol “AAIR.OB”, our warrants are currently quoted on the Over-the-Counter Bulletin Board under the symbol “AAIRW.OB” and our units are currently quoted on the Over-the-Counter Bulletin Board under the symbol “AAIRU.OB”. On June 27, 2008, the last reported sale price of our shares was $1.95 per share. You should rely only on the information contained in this prospectus. We have not authorized any other person to provide you with different information.

You should consider carefully the risks that we have described in “Risk Factors” beginning on page 8 before deciding whether to invest in our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful and complete. Any representation to the contrary is a criminal offense.

This prospectus is dated                         , 2008.

You should rely only on the information contained in this prospectus or contained in any free writing prospectus filed with the Securities and Exchange Commission, or SEC. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

PROSPECTUS SUMMARY

This summary highlights selected information more fully described elsewhere in this prospectus. You should read the following summary together with the entire prospectus, including the more detailed information regarding us and the common stock being sold in this offering and our financial statements and the related notes appearing elsewhere in this prospectus. You should carefully consider, among other things, the matters discussed in the section entitled “Risk Factors” beginning on page 8 before deciding to invest in our common stock. Unless otherwise stated or the context requires otherwise, references in this prospectus to “we,” “our,” or “us” refer to Avantair, Inc., Inc. and its subsidiaries.

Overview

Avantair is engaged in the sale and management of fractional ownerships of professionally piloted aircraft for personal and business use. According to AvData, Avantair is the fifth largest company in the North American fractional aircraft industry. As of March 31, 2008, Avantair operated 47 aircraft with 82 additional aircraft on order. Avantair operates a fixed flight based operation (FBO) in Camarillo, California. The Company also provides aircraft maintenance, concierge and other services to customers and services to the Avantair fleet from hangars and office locations in Clearwater, Florida and Camarillo, California.

Avantair generates revenues primarily through the sale of fractional ownership shares of aircraft, by providing operations, maintenance and management services related to these aircraft, and from the sale of time cards providing 25 flight time hours per year of access to its aircraft fleet without the requirement of purchasing fractional ownership shares. The Company markets and sells fractional ownership interests to individuals and businesses with a minimum share size of a 1/16th ownership interest. Under maintenance and management agreements with fractional owners, Avantair provides pilots, maintenance, fuel and hangar space for the aircraft.

Avantair presently sources all of its aircraft from a single manufacturer, Piaggio America, Inc. As of March 31, 2008, Avantair had contractual commitments to purchase 62 additional aircraft through 2013 at wholesale pricing for an aggregate of approximately $352 million from this manufacturer. The Company has been able to defer aircraft deliveries to bring them in line with sales expectations based upon existing economic conditions. At March 31, 2008, the Company had 26.5 fractional aircraft shares available for sale. Therefore, in the fourth quarter of fiscal 2008, the Company deferred four aircraft deliveries until December 2008, with the ability to defer these to a later date if necessary. Avantair had placed an order with another manufacturer for 20 very light jets, for an aggregate of approximately $54 million with delivery scheduled beginning in 2009. On June 20, 2008, Avantair assigned its rights and obligations to the purchase agreement for the purchase of these 20 Embraer Phenom 100 aircraft to a wholly owned subsidiary, called Share 100 Holding Co., LLC. On the same date, Avantair sold 100 percent of the Class A membership interest of the LLC, with the rights and obligations to 18 of the 20 aircraft, to a third party called Executive AirShares Corporation; Avantair retains the Class B membership interest of the LLC, with the rights and obligations to purchase aircraft 19 and 20. If the third party defaults under its obligations as a Class A member of the LLC, Avantair will then be responsible for the rights and obligations of the remaining undelivered aircraft . In addition to the cost of acquiring aircraft, Avantair’s primary expenses have been related to fuel, aircraft repositioning (i.e., moving an aircraft to another location to accommodate a customer’s need), pilot training and demonstration flights for sales purposes, maintenance, charters and insurance.

In order to achieve profitable income from operations before depreciation and amortization, management currently estimates that the Company will need to have 45 fully fractionalized aircraft. The Company believes this measure is useful to investors as it excludes non-cash expenses that do not directly relate to the operation of fractionalized aircraft. This measure is a supplement to generally accepted accounting principles (GAAP) used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measure may not be comparable to non-GAAP measures of other companies. Income from operations according to GAAP would include depreciation and amortization expense, estimated to be approximately $365,000 per month at the time of fully fractionalizing the 45th aircraft. At March 31, 2008, the Company had 40 fractionalized aircraft. Therefore, Avantair’s primary growth strategy is to continue to increase the number of available aircraft and fractional share owners. In order to fund necessary growth, the Company will continue to seek additional funds through equity financing, inventory financing, debt financing, asset sales or a combination thereof. These additional funds may be used to fund continuing losses from operations, deposits made on fractional aircraft, leasehold improvements, and to fund the purchase of core aircraft and aircraft which are to be fractionalized but which have not yet been pre-sold.

During fiscal 2008, the U.S. economy has continued to slow as a result of several factors, including high energy costs, a weakening dollar and the direct and indirect impact from turmoil in the credit markets. Companies such as Avantair are inherently dependent upon energy to operate and, therefore, have the potential to be significantly impacted by increases in fuel prices. Although fractional aircraft share owners are contractually obligated to pay fuel cost increases incurred on their flights, fuel expenses incurred for repositioning and pilot training flights are borne entirely by the Company. In an effort to manage our fuel costs, we have implemented a cost reduction program and have entered into fuel discount programs with certain of our fuel suppliers as part of our overall cost reduction program. In addition, the Company is also negotiating better pricing with other suppliers, including maintenance and corporate services.

Recent Developments

Effective April 11, 2008, the Company’s former Chief Financial Officer departed the Company and resigned his position as a director of the Company. In connection with the former Chief Financial Officer’s departure, on April 14, 2008, the Company entered into a separation agreement pursuant to which the former Chief Financial Officer will receive (i) a payment equal to eight months salary ($183,333), (ii) reimbursement of premium payments for COBRA benefits until the earlier of a period of eight (8) months commencing April 14, 2008 or at such time that the former Chief Financial Officer obtains employment providing health benefits and (iii) pursuant to an amendment to his previously issued restricted stock award, 33,334 shares of common stock. In addition, the former Chief Financial Officer has agreed not to transfer any shares of the Company’s common stock for a period of six (6) months commencing April 14, 2008. At the end of the six (6) month period, the former Chief Financial Officer’s unrestricted shares shall be freely tradable in the open market, subject to the Company’s “Right of First Refusal” and in compliance with applicable securities law. In addition, the former Chief Financial Officer has agreed to cooperate fully with the Company’s reasonable requests for assistance in transitioning his previous responsibilities for a period of eight (8) months commencing April 14, 2008.

The Company entered into a payment arrangement with JSSI by means of a $5.6 million promissory note, dated April 15, 2008. The note matures on April 1, 2011 and bears interest at the rate of 10% per annum, with 35 monthly payments of principal and interest in an amount of $185,127 beginning on June 2, 2008. The note contains no pre-payment penalty and provides for acceleration of the balance of the note in the event of a default under the note or an engine maintenance contract the Company maintains with JSSI. The note covers the balance of the preexisting $3.4 million promissory note as well as other costs and fees to be paid by the Company under service agreements with JSSI. In connection with the parties entering into this payment arrangement and the $5.6 million promissory note, the parties terminated an airframe maintenance contract, but the parties are continuing their relationship pursuant to the existing engine maintenance contract. The Company will manage the airframe maintenance program on an internal basis.

The Company entered into a Promissory Note (“Note”) with Century Bank , F.S.B. (“Lender”), effective May 29, 2008, pursuant to which Lender agreed to provide financing to the Company in the amount of $5,200,000 to be used towards the purchase of a new Piaggio P-180 aircraft. The Company will pay the following fees for the Note: (1) $37,500 on the effective date of the Note and (2) $75,000 on the 30th day of the each month thereafter until repayment in full of the principal amount of the Note (“Term”). The principal amount of the Note shall be paid in full within 120 days from the Effective Date of the Note. The Company shall make partial payments to Lender in $325,000 increments upon the closing of each fractional interest and Lender shall provide partial lien releases as to the respective fractional interests sold. Additionally, the Company will also pay a fee of $52,000 at the time of repayment in full of the principal amount of the Note, constituting a fee of 1 % of the principal amount. If repayment is made in full within 90 days after the effective date of this Note, the fee will be reduced to $26,000, constituting a fee of 0.5% of the principal amount.

On June 17, 2008, the Company filed with the Securities and Exchange Commission a post-effective amendment on Form S-3 to the Company’s Registration Statement on Form S-1 (No. 333-121028). Upon effectiveness of the amendment, the registration statement will be available for the issuance of shares of common stock upon exercise of the Company’s outstanding publically traded warrants. The Company also approved a warrant retirement program, pursuant to which it will offer the holders of its 13,800,000 publically traded warrants the opportunity to exercise those warrants on amended terms for a limited time. The Company is modifying the 13,800,000 warrants to reduce the per-share exercise price from $5.00 to $3.00. In addition, for each warrant exercised by a holder at the reduced exercise price, the holder will have the option to engage in a cashless exercise by exchanging ten additional warrants for one additional share of common stock. Warrants tendered for cashless exercise may only be tendered in groups of ten and no fractional shares will be issued for odd lots of nine or less. The Company has filed a Tender Offer Statement on Schedule TO and related materials as a pre-commencement communication. The Tender Offer has not commenced and the Company and its agents are not currently accepting tenders at this time. The Company will issue a press release announcing the commencement of the tender offer once it has begun.

Effective June 20, 2008, Avantair, Inc. (the “company”) assigned its rights to purchase 20 Embraer Phenom 100 aircraft pursuant to aircraft purchase agreements with Embraer to Share 100 Holding Co., LLC, a wholly-owned subsidiary of the Company (“Share 100”), and Share 100 assumed the Company’s obligations under the Embraer aircraft purchase agreements (the “Assignment and Assumption”). Effective June 20, 2008, the Company entered into a Membership Interest Purchase Agreement (“MIPA”) with Executive AirShares Corporation. (“EAS”), pursuant to which EAS will purchase 100% of the Class A membership interest in Share 100. The Class A membership interest will have the rights and obligations to purchase the Phenom 100 aircraft with positions 1 through 18 (the “Class A Aircraft”), and EAS will be required to contribute capital to Share 100 when and as necessary to fund deposits and other payments due in connection with the Class A Aircraft under the Embraer aircraft purchase agreements. EAS will make a payment of $520,000 to the Company upon execution of the MIPA, and will make an initial capital contribution to Share 100 in the amount of $1,950,000, which will be immediately distributed by Share 100 to the Company. EAS will also make an additional $750,000 capital contribution to Share 100 on or before December 1, 2008 (plus interest on this amount at prime, adjusted monthly, from the date of closing and until paid), which will be immediately distributed by Share 100 to the Company. The Company will also receive distributions from Share 100 in the amount of any discounts realized from Embraer upon delivery of each aircraft. The Company will retain the Class B membership interest in Share 100. The Class B membership interest will have the rights and obligations to purchase the Phenom 100 aircraft with positions 19 and 20 (the “Class B Aircraft”), and the Company will be required to contribute capital to Share 100 when and as necessary to fund deposits and other payments due in connection with the Class B Aircraft under the Embraer aircraft purchase agreements. EAS has an option to purchase Class B Aircraft, which must be exercised no later than October 1, 2010. If EAS exercises the purchase option, EAS will be obligated to immediately reimburse the Company for all deposits and other payments made by the Company in respect of the Class B Aircraft. EAS will thereafter be required to contribute capital when and as necessary to fund deposits and other payments due under the Embraer aircraft purchase agreements necessary to take delivery of the Class B Aircraft. EAS will not be required to reimburse the Company for any discounts associated with the Class B Aircraft if they elect the purchase option. In the event that EAS does not exercise the option to purchase the Class B Aircraft by October 1, 2010, the Company will have the right and obligation to purchase the Class B Aircraft. The Company, Share 100 and EAS have received Embraer’s consent to and approval of these transactions to the extent required. If EAS defaults under its obligations as a Class A member of Share 100, EAS will forfeit all deposits paid for the undelivered Class A Aircraft, including the capital contributions distributed to the Company. The Company will then be responsible for the rights and obligations of the remaining undelivered aircraft. In the event of a default by the Company under its obligations as a Class B member of Share 100, any deposits paid by the Company in connection with the undelivered Class B Aircraft will be forfeited

Industry Overview

Fractional aircraft ownership provides customers with the convenience and flexibility of private air service without the more significant costs associated with sole ownership of an aircraft. Commercial flight delays can be costly and tiresome, commercial hubs are increasingly crowded, major commercial airports may be far from final destinations and commercial air travel is increasingly subject to threats and security-related inconveniences. Attempting to divide the use of a plane among multiple parties to maximize its value can be logistically challenging. For businesses and high net worth individuals, fractional ownership often offers a balance between convenience and cost.

A fractional aircraft company assembles a fleet of planes with each of these planes available for a certain number of revenue generating flight hours per year. Those hours are then divided into partial ownership shares and these partial ownership shares are sold to individuals and businesses. Avantair’s customers typically purchase one-sixteenth or one-eighth shares in an aircraft, although in some cases the purchases are one-quarter shares or more. The purchase of a one-eighth share means that the owner will pay approximately one-eighth of the aircraft retail price initially and receive one-eighth of the total number hours of flying time per year for the life of the contract (typically five years). An Avantair fractional share owner agrees to pay Avantair an additional predetermined monthly fee to cover the various costs of maintaining and operating the aircraft. Avantair is responsible for all of these services. The fractional shareowner contacts Avantair’s flight scheduling personnel to schedule use of the plane.

According to AvData, the North American fractionally owned aircraft fleet has grown from 8 aircraft in 1986 to an aggregate of 963 aircraft as of August 2006, and the number of fractional share owners has grown to 5,902 in that same period. According to AvData, there are only five companies which have 3% or more of the total market for fractional aircraft, based upon the units in operation - NetJets, Flight Options, FlexJet, CitationShares, and Avantair, with NetJets having a market share of approximately 50% and Avantair’s three largest competitors having a combined market share of over 80%. According to JetNet, as of April 2008, Avantair had an approximate market share of 7%.

The general aviation industry builds and sells aircraft ranging from single passenger, single engine propeller planes to multimillion dollar transoceanic jets costing $50 million or more. The fractional aircraft industry has primarily concentrated on the middle to upper end of that market. Most fractionally owned aircraft have a capacity of between four and seven passengers and a minimum range of 1,250-1,500 nautical miles. The list prices of these types of aircraft are generally $5 million to $50 million. There are numerous manufacturers and models in most categories of aircraft. Both providers of fractional aircraft shares and purchasers of these shares consider the choice of aircraft based upon a variety of factors including:

•	price;
•	availability;
•	operating costs;
•	reliability;
•	speed;
•	range;
•	cabin size and features;
•	safety features and record;
•	efficiency;
•	maintenance cost;
•	manufacturer; and
•	runway requirements.

Some of Avantair’s principal competitors are owned by aircraft manufacturers, which have resulted in their fleets being largely comprised of aircraft built by their respective parent companies. Avantair, however, is not owned by any manufacturer, giving it a greater level of flexibility than most of its competitors.

Fractional operators must have sufficient numbers of aircraft in the fleet to provide the service required. Since fractional share buyers desire to enter the program as soon as possible after purchasing shares, operators are obligated to provide access to aircraft when the shareowner requests it. If the operator does not have ample capacity available, it must charter that capacity, a practice that can be very costly. As a result, fractional operators tend to place orders for aircraft in advance, and only sell shares within a few weeks prior to taking delivery of the aircraft. Fractional operators may also offer card programs, which provide a certain number of flight hours to be used during a specific period of time, generally one year.

The capital requirements of the fractional aviation business are less intensive than other segments of the aviation industry. Ordering aircraft requires the operator to place deposits well in advance of receiving its planes. Progress payments are made as certain milestones are achieved. The amounts of the deposits and progress payments are a function of several factors including the price of the underlying plane, the creditworthiness of the buyer, and the time until delivery. The majority of the payments are generally made upon delivery. In normal practice, however, the fractional operator sells the plane in advance, so that the title transfers to the fractional shareowner within hours or days after title transfers from the manufacturer to the fractional operator. As a consequence, the fractional operator receives the funds from the share owners virtually at the same time as the bulk of the payments are paid to the manufacturer.

Corporate Information

Our principal executive offices are located at 4311 General Howard Drive, Clearwater, Florida 33762 and our telephone number is (727) 539-0071. Our website address is www.avantair.com. The information on, or that can be accessed through, our website is not part of this prospectus. In 2007, we changed our fiscal year end from December 31st to June 30th.

The Offering

Common stock offered by the selling stockholders	Up to 2,951,457 shares
Use of Proceeds
Proceeds from the sale of common stock covered by this prospectus will be received by the selling stockholders. We will not receive any proceeds from the sale of the shares of common stock covered by this prospectus.

OTC Bulletin Board symbol for our Common Stock	“AAIR.OB”
OTC Bulletin Board symbol for our Warrants	“AAIRW.OB”
OTC Bulletin Board symbol for our Units	“AAIRU.OB”

As of June 30, 2008, we had 15,220,817 shares of common stock outstanding, 14,146,000 shares of common stock issuable upon the exercise of warrants outstanding and 1,286,000 shares of common stock available for future issuance under our 2006 Long-Term Stock Incentive Plan. The amount of our shares of common stock and warrants outstanding includes the shares of common stock and warrants held in our units which have not been detached or separated.

We are contractually obligated to pay all expenses of registration incurred in connection with this offering, except any underwriting discounts and commissions and expenses incurred by the selling stockholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling stockholders in disposing of the shares.

SELECTED FINANCIAL DATA

The following table presents our summary historical consolidated financial information. The summary consolidated statements of operations data for each of the four fiscal years in the period ended June 30, 2007 and the consolidated balance sheet data as of June 30, 2007 and 2006 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The consolidated balance sheet information as of June 30, 2005 and 2004 was derived from our audited balance sheets which are not presented herein. The summary consolidated statement of operations data for the nine-month period ended March 31, 2008 and the consolidated balance data as of March 31, 2008 are derived from unaudited condensed consolidated financial statements which are included elsewhere in this prospectus. These historical results are not necessarily indicative of results to be expected in any future period.

	Nine Months Ended	Twelve Months Ended
	March 31, 2008	June 30, 2007	June 30, 2006	June 30, 2005	June 30, 2004
Consolidated Statement of Operations Data

Revenues

Fractional aircraft shares sold	$31,633,495	$29,695,175	$23,756,070	$10,580,859	$3,226,890

Maintenance and management fees	42,121,457	38,787,596	22,824,940	11,645,999	3,463,810

Demonstration and charter card revenues	7,756,892	7,910,461	1,814,370	1,167,520	1,027,348

FBO and other revenues	2,718,330	—	—	—	—

Total revenue	84,230,174	76,393,232	48,395,380	23,394,378	7,718,048

Operating expenses

Cost of fractional aircraft shares sold	26,373,438	24,370,988	19,166,722	9,318,013	2,925,978

Cost of flight operations	38,809,119	45,857,463	31,782,820	14,384,368	5,620,085

Write-off of aircraft deposit	—	300,000	—	—	—

Cost of Fuel	12,373,941	—	—	—	—

General and administrative expenses (including share-based compensation expense of $2,784,592 in 2007 and $0 in 2006, 2005 and 2004)	14,852,400	20,554,140	13,406,376	6,885,229	4,224,404

Depreciation and amortization	2,878,978	—	—	—	—

Selling expenses	3,392,324	4,333,268	3,672,754	976,164	514,430

Total operating expenses	98,680,200	95,415,859	68,028,672	31,563,774	13,284,897

Loss from operations	(14,450,026)	(19,022,627)	(19,633,292)	(8,169,396)	(5,566,849)

Other income (expenses)

Interest income	418,169	444,179	557,508	490,591	237,927

Interest expense	(1,855,053)	(3,406,181)	(2,110,119)	(1,194,723)	(269,036)

Other income, net	341,370	284,723	437,982	167,329	553,457

Total other expenses	(1,095,514)	(2,677,279)	(1,114,629)	(536,803)	522,348

Net loss	(15,545,540)	(21,699,906)	(20,747,921)	(8,706,199)	(5,044,501)

Preferred stock dividend	(503,506)	-	-	-	-

Accretion of convertible preferred stock	(32,353)	-	-	-	-

Net loss attributed to common stockholders	$(16,081,399)	$(21,699,906)	$(20,747,921)	$(8,706,199)	$(5,044,501)

Loss per common share

Basic and diluted	$(1.02)	$(2.47)	$(6.31)	$(2.65)	$(1.53)

Weighted-average common shares outstanding:

Basic and diluted	15,220,817	8,780,234	3,288,590	3,288,590	3,288,590

	Nine Months Ended	As of June 30
Consolidated Balance Sheet Data	March 31, 2008	2007	2006	2005	2004

Total Assets	$189,833,021	$160,490,260	$105,154,683	$93,640,621	$53,186,447

Long-Term Obligations	$120,391,183	$112,509,063	$72,844,665	$57,777,196	$24,356,483

Stockholders’ Equity (Deficit)	$(28,054,807)	$(11,959,024)	$(35,030,607)	$(13,748,700)	$5,042,501

RISK FACTORS

You should carefully consider the risks described below before making a decision to buy our common stock. If any of the following risks actually occurs, our business, financial condition and results of operations could be harmed. In that case, the trading price of our common stock could decline and you might lose all or part of your investment in our common stock. You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes.

Risks Related to Our Business

There will be a substantial number of shares of our common stock available for resale in the future that may be dilutive to our current stockholders and may cause a decrease in the market price of our common stock.

At present we have 15,220,817 shares of common stock outstanding, all of which shares of common stock are freely tradable. In addition, 2,951,457 shares are being registered pursuant to this Registration Statement and will be freely tradable once this Registration Statement is declared effective by the Securities and Exchange Commission. On June 17, 2008, the Company filed with the Securities and Exchange Commission a post-effective amendment on Form S-3 to the Company’s Registration Statement on Form S-1 (No. 333-121028). Upon effectiveness of the amendment, the registration statement will be available for the issuance of shares of common stock upon exercise of the Company’s outstanding publically traded warrants. The Company also approved a warrant retirement program, pursuant to which it will offer the holders of its 13,800,000 publically traded warrants the opportunity to exercise those warrants on an amended term for a limited time. The Company is modifying the 13,800,000 warrants to reduce the per-share exercise price from $5.00 to $3.00. In addition, for each warrant exercised by a holder at the reduced exercise price, the holder will have the option to engage in a cashless exercise by exchanging ten additional warrants for one additional share of common stock. Warrants tendered for cashless exercise may only be tendered in groups of ten and no fractional shares will be issued for odd lots of nine or less. The Company filed a Tender Offer Statement on Schedule TO and related materials as a pre-commencement communication. The Tender Offer has not commenced and the Company and its agents are not currently accepting tenders at this time. The Company will issue a press release announcing the commencement of the tender offer once it has begun. In addition to the 13,800,000 warrants above, there are also 346,000 additional warrants outstanding which are not eligible to participate in the program indicated above. All of these warrants are presently exercisable, and all of our common stock issuable upon exercise of the warrants is available for resale upon exercise. There is also the possibility of the future issuance of up to an additional 9,549,746 shares of our common stock based upon the company’s financial performance and the trading price of our common stock after the closing of the acquisition. The Avantair stockholders who will receive the balance of the shares of our common stock issued in the acquisition have agreed that their shares cannot be sold until the filing of the Form 10-K for the fiscal year ended June 30, 2008. Also, 1,500,000 shares of our common stock purchased by our initial stockholders prior to our initial public offering will be held in escrow until February 24, 2008, at which time they will be released from escrow and be eligible for resale in the public market subject to compliance with applicable law. Our initial stockholders are entitled to demand that we register the resale of their shares of common stock at any time after the date on which their shares are released from escrow. The presence of these additional shares of common stock eligible for trading in the public market may have an adverse effect on the market price of our common stock.

As a result of contingent deferred purchase price payments payable to Old Avantair stockholders, our stock price may be adversely affected.

Under the terms of the Stock Purchase Agreement, Old Avantair’s stockholders are eligible to receive contingent deferred purchase price payments based on our post-closing financial performance (on a consolidated basis) during the fiscal year ending June 30, 2007 and the fiscal year ending June 30, 2008. At the end of each of these fiscal years, we will calculate (based on our annual audited consolidated financial statements) our net income or loss, plus (i) interest expense, (ii) total taxes paid or payable, and (iii) depreciation and amortization expense, all as determined on a consolidated basis in accordance with generally accepted accounting principles, but subject to certain adjustments described in the Stock Purchase Agreement. If this calculated amount is greater than $6,000,000 for the fiscal year ending June 30, 2007, we will issue to Old Avantair’s stockholders an aggregate of 954,975 additional shares of our common stock. The Company results did not meet the requirement for the year ended June 30, 2007 and therefore these shares were not issued. If this calculated amount is greater than $20,000,000 for the fiscal year ending June 30, 2008, we will issue to Old Avantair’s stockholders an aggregate of 4,774,873 additional shares of our common stock, which is not currently anticipated. In addition, if at any time after the closing of the acquisition, but prior to February 23, 2009, the closing trading price on the Over-the-Counter Bulletin Board (or on a national securities market on which our common stock is then quoted for trading) of our common stock for 20 trading days within any 30 trading day period equals or exceeds $8.50 per share, then we will issue to Old Avantair’s stockholders an aggregate of 4,774,873 additional shares of our common stock. If any of these deferred purchase price payments are made to Old Avantair’s stockholders, our stock price may be adversely affected.

If our shares of common stock become subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

If at any time we have net tangible assets of $5,000,000 or less and our ordinary shares have a market price per share of less than $5.00, transactions in our ordinary shares may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;
•	receive the purchaser’s written agreement to a transaction prior to sale;
•
provide the purchaser with risk disclosure documents that identify certain risks associated with investing in “penny stocks” and that describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•
obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If our shares of common stock become subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

We have been unable to receive a listing of our securities on NASDAQ or another national securities exchange, and this may make it more difficult for our stockholders to sell their securities.

Shares of our common stock, warrants and units are currently traded in the over-the-counter market and quoted on the OTCBB. Our common stock, warrants and units are not currently eligible for inclusion in The NASDAQ Stock Market. The listing of our common stock, warrants and units on The NASDAQ Stock Market or another national securities exchange was not a condition of the acquisition and there is no assurance that this listing will be obtained. If we are unable to receive a listing or approval of trading of securities on NASDAQ or another national securities exchange, then it may be more difficult for stockholders to sell their securities.

An effective registration statement may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise his, her or its warrants and causing such warrants to be practically worthless.

No warrant will be exercisable and we will not be obligated to issue shares of our common stock unless, at the time a holder seeks to exercise such warrant, a prospectus relating to the common stock issuable upon exercise of the warrant is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the common stock issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Avantair has a history of losses and may not be able to generate sufficient net revenue from its business in the future to achieve or sustain profitability.

Avantair has incurred losses since inception. To date, Avantair’s revenues have largely come from sales of fractional interests in aircraft and monthly management fees. Avantair’s primary expenses - cost of aircraft, cost of flight operations and overhead - have increased over the past several years and significantly exceeded revenues. Avantair’s consolidated financial statements have been prepared assuming that Avantair will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of its liabilities in the normal course of business. Successful transition to profitable operations is dependent upon obtaining a level of sales adequate to support the Company’s cost structure and an uninterrupted delivery of aircraft. The Company has suffered recurring losses resulting in an accumulated deficit of $56.2 million and a working capital deficiency of $8.4 million as of June 30, 2007 and an accumulated deficit of $73.6 million and a working capital deficiency of $31.4 million as of March 31, 2008. Management intends to continue to finance the operations of the Company through future cash flows from operations, future financings, the capital obtained through the Reverse Merger which was completed on February 22, 2007 and the capital obtained through the November 2007 private placement of Series A Convertible Preferred Stock which raised gross proceeds of $15.2 million. Avantair’s expenses are expected to increase as it acquires additional aircraft and expands its operations, and there is no assurance that Avantair will be able to obtain sufficient financing (or financing on acceptable terms) or earn sufficient revenues to generate positive cash flow and attain profitability.

If Avantair is unable to fund its operations and capital expenditures, Avantair may not be able to continue to acquire additional inventory of aircraft, which would have a material adverse effect on our business.

Avantair has experienced significant negative cash flow since its inception. In order to fund Avantair’s operations and capital expenditures, we may be required to incur borrowings or raise capital through the sale of debt or equity securities. Our ability to borrow or access the capital markets for future offerings may be limited by our financial condition at the time of any such offering as well as by adverse market conditions resulting from, among other things, general economic conditions and contingencies and uncertainties that are beyond our control. Avantair’s failure to obtain the funds for necessary future capital expenditures would limit its ability to acquire additional inventory of aircraft and could have a material adverse effect on our business, results of operations and financial condition.

Avantair is dependent upon key personnel whose loss may adversely impact Avantair’s business.

Avantair depends on the expertise, experience and continued services of its senior management employees, especially Steven Santo, its Chief Executive Officer, Richard Pytak, its Chief Financial Officer and Kevin Beitzel, its Chief Operating Officer. Santo has acquired specialized knowledge and skills with respect to Avantair and its operations and most decisions concerning the business of Avantair will be made or significantly influenced by him. Avantair does not maintain life insurance with respect to Santo, Pytak or Beitzel or any other of its executives. The loss of Santo, Pytak, Beitzel or other senior management employees, or an inability to attract or retain other key individuals, could materially adversely affect us. We seek to compensate and incentivize our key executives, as well as other employees, through competitive salaries and bonus plans, but there can be no assurance that these programs will allow Avantair to retain key employees or hire new key employees. As a result, if Messrs. Santo, Pytak and/or Beitzel were to leave Avantair , we could face substantial difficulty in hiring qualified successors and could experience a loss in productivity while any such successors obtain the necessary training and experience. On September 29, 2006, Avantair entered into employment agreements with Santo. However, there can be no assurance that the terms of these employment agreements will be sufficient to retain Santo.

Avantair’s management systems and personnel may not be sufficient to effectively manage its growth.

Avantair’s growth strategy involves increasing the number of available aircraft, fractional share owners and fixed base operations. Achieving Avantair’s growth strategy is critical in order for its business to achieve economies of scale and to achieve profitability. Any condition that would deny, limit or delay its ability to acquire additional aircraft, sell fractional shares and open additional fixed base operations in the future will constrain Avantair’s ability to grow. Acquiring additional aircraft, selling fractional shares and opening fixed base operations requires Avantair to commit a substantial amount of resources. Expansion is also dependent upon Avantair’s ability to maintain a safe and secure operation and will require additional personnel, equipment and facilities.

An inability to hire and retain personnel, timely secure the required equipment and facilities in a cost-effective manner, efficiently operate Avantair’s expanded facilities, or obtain the necessary regulatory approvals may adversely affect Avantair’s ability to achieve its growth strategy. There can be no assurance that Avantair will be able to successfully expand its business in this increased competitive environment, and if Avantair fails to do so its business could be harmed.

Expansion of Avantair’s business will also strain its existing management resources and operational, financial and management information systems to the point that they may no longer be adequate to support its operations, requiring Avantair to make significant expenditures in these areas. Avantair will need to develop further financial, operational and management reporting systems and procedures to accommodate future growth and reporting requirements (including pursuant to applicable securities laws). There can be no assurance that Avantair will be able to develop such additional systems or procedures to accommodate its future expansion on a timely basis, and the failure to do so could harm its business.

Material weaknesses in internal controls over financial reporting may adversely affect Avantair’s ability to comply with financial reporting laws and regulations and to publish accurate financial statements.

Avantair is aware of the existence of a material weakness in the design and operation of Avantair’s internal control over financial reporting that could adversely affect its ability to record, process, and summarize and report financial data consistent with the assertions of management in the financial statements. A material weakness is defined as a significant deficiency in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions.

Management has made its evaluation of our disclosure controls and procedures as of June 30, 2007. The material weakness first began with the independent audit of the fiscal years June 2004, 2005 and 2006. The auditors’ letter on material weakness states the following:

•	Avantair’s accounting files for fiscal 2004 were incomplete, which required significant modifications of accounting data for that period.
•
Costs of fractional shares and revenue on certain contracts during the years ended June 30, 2006, 2005 and 2004 were not recognized properly due to errors made on the electronic worksheets for reporting this information.

•	There is insufficient number of accounting staff with the appropriate level of knowledge, which contributed to errors and deficiencies in financial reporting and disclosures.

Avantair is addressing the concerns stated in the auditor letter on internal controls and is making appropriate changes as an attempt to remedy concerns over internal controls and reduce the possibility of a misstatement of the Avantair’s financial statements. The actions taken include the hiring of a Chief Financial Officer, Vice President of Finance, Assistant Controller and a Director of Financial Transactions. In addition, Avantair has modified its business processes to include enhanced controls over its core processes, the more significant of which are described below. Avantair continues to educate the senior accounting staff on the requirements of Section 404 of the Sarbanes-Oxley Act.

During fiscal 2007, Avantair has taken action to address the recommendations contained in the auditors' letter.

In fiscal 2008, Avantair implemented a new back-office accounting software package which we anticipate will further improve the accounting process and related internal controls.

Because Avantair has not completed our remediation plan, management has concluded that a material weakness in the operation of our disclosure controls and procedures continues to exist at March 31, 2008.

Any failure to effectively address a material weakness or other control deficiency of Avantair or implement required new or improved controls, or difficulties encountered in their implementation, could disrupt Avantair’s ability to process key components of its result of operations and financial condition timely and accurately and cause Avantair to fail to meet its reporting obligations under rules of the Securities and Exchange Commission.

The aviation industry has inherent operational risks that may not be adequately covered by Avantair’s insurance.

Avantair maintains insurance on its aircraft for risks commonly insured against by aircraft owners and operators, including hull physical damage liability, third-party liability, airport premises liability, war risk liability and ground hangar keepers liability coverage. Avantair can give no assurance that Avantair will be adequately insured against all risks or that its insurers will pay a particular claim. Even if its insurance coverage is adequate to cover its losses, Avantair may not be able to timely obtain a replacement aircraft in the event of a loss. Furthermore, in the future, Avantair may not be able to obtain adequate insurance coverage at reasonable rates for its fleet. Avantair’s insurance policies will also contain deductibles, limitations and exclusions which, although we believe such policies are standard in the aviation industry, may nevertheless increase its costs. Moreover, certain accidents or other occurrences may result in intangible damages (such as damages to reputation) for which insurance may not provide an adequate remedy.

Avantair may not be able to generate sufficient cash flows to meet its debt service obligations.

Avantair’s ability to make payments on its indebtedness will depend on its ability to generate cash from its future operations. As of June 30, 2007 and March 31, 2008, Avantair had incurred an aggregate of approximately $23.0 and $33.4 million, respectively, in short and long term indebtedness to third party lenders. Much of this indebtedness is secured by some or all of Avantair’s assets. Avantair’s business may not generate sufficient cash flow from operations or from other sources sufficient to enable it to repay its indebtedness and to fund its other liquidity needs, including capital expenditure requirements. Avantair may need to refinance or restructure all or a portion of its indebtedness on or before maturity. Avantair may not be able to refinance any of its indebtedness on commercially reasonable terms, or at all. If Avantair cannot service or refinance its indebtedness, it may have to take actions such as selling assets, seeking additional equity or reducing or delaying capital expenditures, any of which could have a material adverse effect on our operations. Additionally, Avantair may not be able to effect such actions, if necessary, on commercially reasonable terms, or at all.

A default under Avantair’s indebtedness may have a material adverse effect on Avantair’s financial condition.

In the event of a default under certain of Avantair’s indebtedness, the holders of the indebtedness generally would be able to declare all of such indebtedness, together with accrued interest, to be due and payable. In addition, borrowings under certain of Avantair’s indebtedness are secured by a first priority lien on all of its assets, and, in the event of a default, the lenders generally would be entitled to seize the collateral. In addition, default under certain debt instruments could in turn permit lenders under other debt instruments to declare borrowings outstanding under those other instruments to be due and payable pursuant to cross default clauses. Accordingly, the occurrence of a default under any debt instrument, unless cured or waived, would likely have a material adverse effect on Avantair’s business and Avantair’s results of operations.

Avantair’s loan agreements contain restrictive covenants that will limit its liquidity and corporate activities.

Avantair’s loan agreements impose operating and financial restrictions that will limit Avantair’s ability to:

•	create additional liens on its assets;
•	make investments;
•	engage in mergers or acquisitions;
•	pay dividends; and
•	sell any of Avantair’s aircraft or any other assets outside the ordinary course of business.

Therefore, Avantair will need to seek permission from its lender in order for Avantair to engage in some corporate actions. Avantair’s lender’s interests may be different from those of Avantair, and no assurance can be given that Avantair will be able to obtain its lender’s permission when needed. This may prevent Avantair from taking actions that are in its best interest.

Avantair’s dependence on Piaggio Avanti aircraft manufacturers poses a significant risk to its business and prospects.

Avantair has historically sold and flown only Piaggio Avanti aircraft. The type of aircraft sold and operated by Avantair is the product of a single manufacturer. If the Piaggio Avanti manufacturers faced production delays due to, for example, natural disasters or labor strikes, Avantair may experience a significant delay in the delivery of previously ordered aircraft, which would adversely affect its revenues and profitability and could jeopardize its ability to meet the demands of its customers. Avantair has limited alternatives to find alternate sources of new aircraft.

Avantair’s dependence on the importation of foreign aircraft poses a significant risk to its business prospects.

Avantair’s revenue and profitability are based in part on current laws and regulations regarding the exportation from the country of manufacture and importation into the United States of the aircraft. Current laws and regulations do not preclude the exportation from the subject manufacturers’ countries of operation or importation of the aircraft into the United States, provided that all applicable statutory and regulatory requirements are satisfied. Modification of such statutes and regulations by any foreign government or any agency thereof with respect to the exportation of the aircraft or modification of such statutes and regulations by the federal government of the United States or any agency thereof affecting the importation of the aircraft, could pose a significant risk to Avantair’s business operations. The risks for Avantair associated with the modification of the exportation and importation statutes and regulations are increased due to Avantair’s current dependence on the importation of foreign aircraft for the sale of fractional interests in aircraft.

Avantair’s reputation and financial results could be harmed in the event of an accident or incident involving its aircraft.

An accident or incident involving one of Avantair’s aircraft could involve significant potential claims of injured passengers or others in addition to repair or replacement of a damaged aircraft and its consequential temporary or permanent loss from service. Although Avantair believes it currently maintains liability insurance in amounts and of the type generally consistent with industry practice, the amount of such coverage may not be adequate and Avantair may be forced to bear substantial losses from an accident. Substantial claims resulting from an accident in excess of Avantair’s related insurance coverage would harm its business and financial results. Moreover, any aircraft accident or incident, even if fully insured, could cause a public perception that Avantair is less safe or reliable than other competitors, which would harm Avantair’s business.

The fractional aircraft industry is competitive.

Avantair competes with national airlines, regional airlines, charter carriers, other fractional aircraft ownership operators, and particularly on shorter routes, ground transportation. According to AvData, there are only five companies which have 3% or more of the total market for fractional aircraft, based upon the units in operation - NetJets, Flight Options, FlexJet, CitationShares, and Avantair, with NetJets having a market share of approximately 50% and Avantair’s three largest competitors having a combined market share of over 80%. According to JetNet, as of April 2008, Avantair had an approximate market share of 7%. Many of Avantair’s competitors have been in business far longer than Avantair and have significantly greater financial stability, access to capital markets and name recognition. In addition, some of our competitors offer a greater selection of aircraft (including jet aircraft), some of which permit owners to fly greater distances or at greater speeds, travel with a greater number of passengers and on shorter advance notice before flying. Unanticipated shortfalls in expected revenues as a result of price competition or in delivery delays by suppliers would negatively impact our financial results and harm Avantair’s business. There is no assurance that Avantair will be able to successfully compete in this industry.

Restriction on foreign ownership and possible required divestiture of stock.

In some cases, including all current international operations, Avantair is deemed to transport persons or property by air for compensation, and Avantair accordingly is regulated by the FAA and the U.S. Department of Transportation as an air taxi operator. Therefore, to comply with restrictions imposed by U.S. aviation laws on foreign ownership of air carriers, our certificate of incorporation and bylaws have been amended to reflect that at least 75% of our voting stock is required to be held by U.S. citizens. Although Avantair’s amended and restated certificate of incorporation contains provisions limiting non-citizen ownership of its voting stock, Avantair could lose its operating certificate, which allows it to conduct aircraft operations in the U.S., if such provisions prove unsuccessful in maintaining the required level of citizen ownership. Such loss would have a material adverse effect on Avantair. If Avantair determines that persons who are not citizens of the U.S. own more than the permitted percentage, currently 25%, of Avantair’s voting stock, Avantair may redeem such stock or, if redemption is not permitted by applicable law or Avantair’s Board of Directors, in its discretion, elects not to make such redemption, we may restrict the voting rights of such excess shares. The required redemption would be at a price equal to the average closing price during the preceding 10 trading days, which price could be materially different from the current price of the common stock, or at a price at which the non-citizen acquired the voting stock, or at a price equal to the fair market value as determined by Avantair’s Board of Directors, plus the amounts of any dividends or other distributions which may be owed to the stockholder. If a non-citizen purchases the voting stock, there can be no assurance that his stock will not be redeemed, which redemption could result in a material loss, or that he will be able to exercise full voting rights with respect to such voting stock. Such restrictions and redemption rights may make Avantair’s equity securities less attractive to potential investors, which may result in Avantair’s publicly traded voting stock having a lower market price than it might have in the absence of such restrictions and redemption rights.

Future acquisitions of fixed base operations (“FBO”) businesses or other assets by Avantair would subject Avantair to additional business, operating and industry risks, the impact of which cannot presently be evaluated, and could adversely impact Avantair’s capital structure.

Avantair intends to pursue other acquisition opportunities in the future to the extent reasonably feasible. While Avantair is not presently committed to any additional acquisition, Avantair is currently considering acquisitions of FBO businesses or other assets. We may in the future consider acquisitions of other types of businesses. Acquisitions may be of fixed base operations businesses, operations in the aircraft industry or other businesses that may be complementary to Avantair’s business. In addition, Avantair is not limited to any particular industry or type of business for potential acquisitions. Accordingly, there is no current basis to evaluate the possible merits or risks of the particular business or assets that Avantair may acquire, or of the industry in which such business operates. If Avantair acquires a business in an industry characterized by a high level of risk, it may be affected by the currently unascertainable risks of that industry. Although Avantair’s management will endeavor to evaluate the risks inherent in a particular industry or target business, there can be no assurance that Avantair will properly ascertain or assess all of the significant risk factors.

In addition, the financing of any acquisition could adversely impact Avantair’s capital structure as any such financing would likely include the issuance of additional equity securities and/or the borrowing of funds. The issuance of additional equity securities may significantly reduce the equity interest of existing stockholders and/or adversely affect prevailing market prices for Avantair’s common stock. If Avantair incurs indebtedness, it could increase the risk of a default that would entitle the holder to declare such indebtedness due and payable and/or to seize any collateral securing the indebtedness. In addition, default under one debt instrument could in turn permit lenders under other debt instruments to declare borrowings outstanding under those other instruments to be due and payable pursuant to cross default clauses. Accordingly, the financing of future acquisitions could adversely impact the capital structure and equity interest in Avantair.

Except as required by law or the rules of any securities exchange on which Avantair’s securities might be listed at the time Avantair seeks to consummate an acquisition, shareholders will not be asked to vote on any proposed acquisition and will not be entitled to exercise conversion rights in connection with any such acquisition.

Avantair’s business is subject to extensive government regulation, which can result in increased costs, delays, limits on its operating flexibility and competitive disadvantages.

Commercial aircraft operators are subject to extensive regulatory requirements. Many of these requirements result in significant costs. For example, the Federal Aviation Administration (FAA) from time to time issues directives and other regulations relating to the maintenance and operation of aircraft, and compliance with those requirements drives significant expenditures.

Moreover, additional laws, regulations, taxes and airport rates and charges have been enacted from time to time that have significantly increased the costs of commercial aircraft operations, reduced the demand for air travel or restricted the way we can conduct its business. For example, the Aviation and Transportation Security Act, which became law in 2001, mandates the federalization of certain airport security procedures and imposes additional security requirements on airlines. Similar laws or regulations or other governmental actions in the future may adversely affect Avantair’s business and financial results.

Avantair’s results of operations may be affected by changes in law and future actions taken by governmental agencies having jurisdiction over Avantair’s operations, including:

•	changes in the law which affect the services that can be offered by commercial aircraft operators in particular markets and at particular airports;
•	restrictions on competitive practices (for example court orders, or agency regulations or orders, that would curtail a commercial aircraft operator’s ability to respond to a competitor);
•	the adoption of regulations that impact customer service standards (for example, new passenger security standards); or
•	the adoption of more restrictive locally-imposed noise restrictions.

Also, Avantair is subject to various federal and state environmental statutes.

The FAA has jurisdiction over many aspects of Avantair’s business, including personnel, aircraft and ground facilities. Avantair is required to have an FAA Air Carrier Operating Certificate to transport personnel and property for compensation in aircraft it operates directly. The FAA certificate contains operating specifications that allow Avantair to conduct its present operations, but it is potentially subject to amendment, suspension or revocation in accordance with procedures set forth in federal aviation laws. The FAA is responsible for ensuring that Avantair complies with all FAA regulations relating to the operation of its aviation business, and conducts regular inspections regarding the safety, training and general regulatory compliance of its aviation operations. Additionally, the FAA requires Avantair to file reports confirming our continued compliance.

Avantair could be adversely affected by a failure or disruption of its computer, communications or other technology systems.

Avantair is highly dependent on its computer systems and call center software to operate its business. The systems and software on which Avantair relies to manage the scheduling and monitoring of its flights could be disrupted due to events beyond Avantair’s control, including natural disasters, power failures, terrorist attacks, equipment failures, software failures and computer viruses and hackers. Further, the vendor of Avantair’s scheduling software is a small business and highly dependent on the services of its founder. Any substantial or repeated failure of Avantair’s systems or software could impact Avantair’s operations and customer service, result in a disruption in flight scheduling, the loss of important data, loss of revenues, increased costs and generally harm its business. Moreover, a catastrophic failure of certain of Avantair’s vital systems could limit its ability to operate flights for an indefinite period of time, which would have a material adverse impact on Avantair’s business.

Avantair may not be able to obtain acceptable customer contracts covering all of the fractional interests of its new airplanes which could adversely affect our profitability.

Avantair intends to substantially expand its fleet of airplanes. The fractional interests of Avantair’s new airplanes may not be fully sold when they are placed into service. As a result, Avantair’s financial performance could be adversely affected if Avantair is unable to sell all of the fractional interests in these aircraft. As of March 31, 2008, the Company had 26.5 fractional aircraft shares available for sale.

Sales of fractional interests in excess of available fleet capacity could adversely affect Avantair’s business.

Since fractional shareowners generally desire to enter a fractional program when they make their decision to purchase a fractional share, it is difficult for a fractional operator to pre-sell many shares in advance of receipt of additional aircraft. An aircraft fleet provides a finite level of capacity, and the addition of significant additional share owners to the usage base may require an increase in charter usage, which may not be economical. If Avantair does not adequately manage the sales process and sells shares in excess of its available capacity, its business could be adversely affected.

Avantair’s business could be adversely affected by a failure to attract and retain qualified pilots and other operations personnel.

Avantair’s ability to attract and retain qualified pilots, mechanics, and other highly trained personnel will be an important factor in determining Avantair’s future success. Many of Avantair’s customers require pilots of aircraft that service them to have high levels of flight experience. The market for these experienced and highly trained personnel is extremely competitive. If Avantair is unable to attract and retain such persons, flight operations may be disrupted, which could have a negative effect on our results.

Avantair’s business is affected by many changing economic conditions beyond its control which may adversely affect its results of operations.

Ownership of fractional shares is likely considered a luxury item to consumers, especially compared to the costs associated with commercial air travel. As a result, a general downturn in economic, business and financial conditions, including recession, inflation and higher interest rates, could have an adverse effect on consumers’ spending habits and could cause them to travel less frequently and, to the extent they travel, to travel using commercial air carriers or other means considered to be more economical than via a fractionally owned aircraft.

The operation of aircraft is dependent on the price and availability of fuel. Continued periods of historically high fuel costs may materially adversely affect Avantair’s operating results.

Avantair’s operating results may be significantly impacted by changes in the availability or price of fuel for aircraft operated by Avantair. Fuel prices have increased substantially since 2004. Although Avantair is currently able to obtain adequate supplies of fuel, it is impossible to predict the price of fuel. Political disruptions or wars involving oil-producing countries, changes in government policy, changes in fuel production capacity, environmental concerns and other unpredictable events may result in fuel supply shortages and additional fuel price increases in the future. Furthermore, Avantair bears the entire cost of fuel when repositioning aircraft. There can be no assurance that Avantair will be able to fully recover its increased fuel costs by passing these costs on to its customers. In the event that Avantair is unable to do so, Avantair’s operating results will be adversely affected.

Avantair’s reliance on current laws and regulations with respect to the opportunity to conduct sales with foreign customers and flights to currently permitted areas poses a significant risk to its business prospects.

Avantair’s revenue and profitability are based in part on current laws and regulations by the federal government of the United States and the agencies thereof, including but not limited to the Department of Homeland Security, the Department of State, the Department of Commerce and the Department of the Treasury, allowing sales to and provision of services for foreign persons and flights to foreign locations that are permissible under current laws and regulations. Modification of such statutes and regulations could pose a significant risk to Avantair’s business operations by reducing the pool of potential customers through the preclusion of foreign persons and the locations of permissible flights.

Risks Related to this Offering

The trading price of our common stock is likely to be volatile, and you might not be able to sell your shares at or above the public offering price.

The trading price of our common stock is likely to be subject to wide fluctuations. Factors, in addition to those outlined elsewhere in this prospectus, that may affect the trading price of our common stock include:

•	actual or anticipated variations in our operating results;
•	announcements of technological innovations, new products or product enhancements, strategic alliances or significant agreements by us or by our competitors;
•	changes in recommendations by any securities analysts that elect to follow our common stock;
•	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;
•	the loss of a key customer;
•	the loss of a key supplier;
•	the loss of key personnel;
•	government regulations affecting our industry;
•	lawsuits filed against us;
•	changes in operating performance and stock market valuations of other companies that sell similar products;
•	price and volume fluctuations in the overall stock market;
•	market conditions in our industry, the industries of our customers and the economy as a whole; and
•	other events or factors, including those resulting from war, incidents of terrorism or responses to these events.

Substantial future sales of our common stock in the public market could cause our stock price to fall.

As of June 30, 2008, we have 15,220,817 shares of common stock outstanding. Additional sales of our common stock in the public market after this offering, or the perception that these sales could occur, could cause the market price of our common stock to decline.

If securities analysts do not publish research or reports about our business or if they downgrade our stock, the price of our stock could decline.

The research and reports that industry or financial analysts publish about us or our business will likely have an effect on the trading price of our common stock. If an industry analyst decides not to cover us, or if an industry analyst decides to cease covering us at some point in the future, we could lose visibility in the market, which in turn could cause our stock price to decline. If an industry analyst downgrades our stock, our stock price would likely decline rapidly in response.

The concentration of our capital stock ownership with insiders will likely limit your ability to influence corporate matters.

Our executive officers, directors, current five percent or greater stockholders and affiliated entities together beneficially own approximately 82% of our common stock outstanding. As a result, these stockholders, acting together, will have significant influence over all matters that require approval by our stockholders, including the election of directors and approval of significant corporate transactions. Corporate action might be taken even if other stockholders, including those who purchase shares in this offering, oppose them. This concentration of ownership might also have the effect of delaying or preventing a change of control that other stockholders may view as beneficial.

Provisions of our amended and restated certificate of incorporation and bylaws and Delaware law might discourage, delay or prevent a change of control of or changes in our management and, as a result, depress the trading price of our common stock.

Our certificate of incorporation and bylaws contain provisions that could discourage, delay or prevent a change in control or changes in our management that our stockholders may deem advantageous. These provisions:

•	require super-majority voting to amend some provisions in our certificate of incorporation and bylaws;
•	authorize the issuance of “blank check” preferred stock that our board could issue to increase the number of outstanding shares and to discourage a takeover attempt;
•	limit the ability of our stockholders to call special meetings of stockholders;
•	prohibit stockholder action by written consent, which requires all stockholder actions to be taken at a meeting of our stockholders;
•	provide that the board of directors is expressly authorized to make, alter or repeal our bylaws; and
•	establish advance notice requirements for nominations for election to our board or for proposing matters that can be acted upon by stockholders at stockholder meetings.

In addition, we are subject to Section 203 of the Delaware General Corporation Law, which, subject to some exceptions, prohibits “business combinations” between a Delaware corporation and an “interested stockholder,” which is generally defined as a stockholder who becomes a beneficial owner of 15% or more of a Delaware corporation’s voting stock for a three-year period following the date that the stockholder became an interested stockholder. Section 203 could have the effect of delaying, deferring or preventing a change in control that our stockholders might consider to be in their best interests. See “Description of Capital Stock.”

These anti-takeover defenses could discourage, delay or prevent a transaction involving a change in control. These provisions could also discourage proxy contests and make it more difficult for you and other stockholders to elect directors of your choosing and cause us to take corporate actions other than those you desire.

We do not expect to pay any cash dividends for the foreseeable future.

We do not anticipate that we will pay any cash dividends to holders of our common stock in the foreseeable future. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investment. Investors seeking cash dividends in the foreseeable future should not purchase our common stock.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This Form S-1 contains forward-looking statements relating to future events and the future performance of the Company, including, without limitation, statements regarding the Company’s expectations, beliefs, intentions or future strategies that are signified by the words “expects,” “anticipates,” “intents,” “believes,” or similar language. You should read statements that contain these words carefully because they:

•	discuss future expectations;
•	contain information which could impact future results of operations or financial condition; or
•	state other “forward-looking” information.

We believe it is important to communicate our expectations to the Avantair stockholders. However, there may be events in the future that we are not able to accurately predict or over which we have no control and which could cause our actual results to differ materially from the information contained in the forward-looking statements contained in this document. The risk factors and cautionary language discussed in this document and in our Annual Report on Form 10-K provide examples of risks, uncertainties and events that may cause actual results to differ materially from the expectations described by Avantair in its forward-looking statements, including among other things:

(1)	our inability to generate sufficient net revenue in the future;
(2)	our inability to fund our operations and capital expenditures;
(3)	our inability to acquire additional inventory of aircraft;
(4)	the loss of key personnel;
(5)	our inability to effectively manage our growth;
(6)	our inability to generate sufficient cash flows to meet our debt service obligations;
(7)	competitive conditions in the fractional aircraft industry;
(8)	extensive government regulation;
(9)	the failure or disruption of our computer, communications or other technology systems;
(10)	increases in fuel costs;
(11)	changing economic conditions; and
(12)	our failure to attract and retain qualified pilots and other operations personnel.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document.

All forward-looking statements included herein attributable to Avantair or any person acting on Avantair’s behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable laws and regulations, Avantair undertakes no obligations to update these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

You should be aware that the occurrence of the events described in the “Risk Factors” section and elsewhere in this document could have a material adverse effect on Avantair.

MARKET AND INDUSTRY DATA

This prospectus includes market and industry data and forecasts that we have developed from independent consultant reports, publicly available information, various industry publications, other published industry sources and our internal data and estimates. Independent consultant reports, industry publications and other published industry sources generally indicate that the information contained therein was obtained from sources believed to be reliable.

Our internal data and estimates are based upon information obtained from our investors, trade and business organizations and other contacts in the markets in which we operate and our management’s understanding of industry conditions. Although we believe that such information is reliable, we have not had this information verified by any independent sources.

USE OF PROCEEDS

The selling stockholders will receive all of the net proceeds from the sale of the shares of common stock offered by this prospectus. We will not receive any proceeds from an offering contemplated by this prospectus.

PRICE RANGE OF SECURITIES AND DIVIDENDS

Our units, common stock and warrants are traded on the Over-the-Counter Bulletin Board under the symbols AAIRU, AAIR and AAIRW, respectively. The following table sets forth the range of high and low closing bid prices for the units, common stock and warrants for the periods indicated since such common stock and warrants commenced public trading on March 8, 2005. The over-the-counter market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily reflect actual transactions.

	Common Stock(1)		Warrants(1)		Units(2)

Quarter Ended	High	Low	High	Low	High	Low

2005
First Quarter	5.20	5.12	0.70	0.65	6.60	6.30
Second Quarter	5.20	4.90	0.64	0.52	6.35	5.95
Third Quarter	5.15	4.90	0.64	0.46	6.30	5.75
Fourth Quarter	5.23	5.06	0.59	0.41	6.27	5.90

2006
First Quarter	5.48	5.19	0.78	0.50	7.06	6.13
Second Quarter	5.45	5.30	0.77	0.43	6.88	6.20
Third Quarter	5.37	5.29	0.48	0.36	6.20	6.00
Fourth Quarter	5.51	5.31	0.70	0.35	6.70	6.02

2007(3)
Third Quarter(4)	5.60	4.30	0.80	0.53	7.15	6.38
Fourth Quarter	5.30	4.31	0.82	0.53	6.85	5.45

2008
First Quarter	5.25	4.47	0.75	0.46	6.85	5.55
Second Quarter	5.30	4.23	0.84	0.53	6.50	5.05
Third Quarter	5.15	2.80	0.81	0.14	6.25	3.01

(1)	Commencing March 8, 2005
(2)	Commencing February 25, 2005
(3)	On February 22, 2007, Avantair changed its fiscal year
(4)	Commencing February 22, 2007, date of Reverse Merger

DIVIDEND POLICY

We have never declared or paid cash dividends on our common stock. We currently expect to retain all future earnings for use in the operation and expansion of our business and do not anticipate paying cash dividends in the foreseeable future. The declaration and payment of any dividends in the future will be determined by our board of directors, in its discretion, and will depend on a number of factors, including our earnings, capital requirements and overall financial condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the consolidated financial statements and related notes which appear elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly under the heading “Risk Factors.”

Overview

Avantair is engaged in the sale and management of fractional ownerships of professionally piloted aircraft for personal and business use. According to AvData, Avantair is the fifth largest company in the North American fractional aircraft industry. As of March 31, 2008, Avantair operated 47 aircraft with 82 additional aircraft on order. Avantair operates a fixed flight based operation (FBO) in Camarillo, California. The Company also provides aircraft maintenance, concierge and other services to customers and services to the Avantair fleet from hangars and office locations in Clearwater, Florida and Camarillo, California.

Avantair generates revenues primarily through the sale of fractional ownership shares of aircraft, by providing operations, maintenance and management services related to these aircraft, and from the sale of time cards providing 25 flight time hours per year of access to its aircraft fleet without the requirement of purchasing fractional ownership shares. The Company markets and sells fractional ownership interests to individuals and businesses with a minimum share size of a 1/16th ownership interest . Under maintenance and management agreements with fractional owners, Avantair provides pilots, maintenance, fuel and hangar space for the aircraft.

Avantair presently sources all of its aircraft from a single manufacturer, Piaggio America, Inc. As of March 31, 2008, Avantair had contractual commitments to purchase 62 additional aircraft through 2013 at wholesale pricing for an aggregate of approximately $344 million from this manufacturer. The Company has been able to defer aircraft deliveries to bring them in line with sales expectations based upon existing economic conditions. At March 31, 2008, the Company had 26.5 fractional aircraft shares available for sale. Therefore, in the fourth quarter of fiscal 2008, the Company deferred four aircraft deliveries until December 2008, with the ability to defer these to a later date if necessary. Avantair had placed an order with another manufacturer for 20 very light jets, for an aggregate of approximately $54 million with delivery scheduled beginning in 2009. On June 20, 2008, Avantair assigned its rights and obligations to the purchase agreement for the purchase of these 20 Embraer Phenom 100 aircraft to a wholly owned subsidiary, called Share 100 Holding Co., LLC. On the same date, Avantair sold 100 percent of the Class A membership interest of the LLC, with the rights and obligations to 18 of the 20 aircraft, to a third party called Executive AirShares Corporation; Avantair retains the Class B membership interest of the LLC, with the rights and obligations to purchase aircraft 19 and 20. If the third party defaults under its obligations as a Class A member of the LLC, Avantair will then be responsible for the rights and obligations of the remaining undelivered aircraft . In addition to the cost of acquiring aircraft, Avantair’s primary expenses have been related to fuel, aircraft repositioning (i.e., moving an aircraft to another location to accommodate a customer’s need), pilot training and demonstration flights for sales purposes, maintenance, charters and insurance.

In order to achieve profitable income from operations before deprecation and amortization, management currently estimates that the Company will need to have 45 fully fractionalized aircraft. The Company believes this measure is useful to investors as it excludes non-cash expenses that do not directly relate to the operation of fractionalized aircraft. This measure is a supplement to generally accepted accounting principles (GAAP) used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measure may not be comparable to non-GAAP measures of other companies. Income from operations according to GAAP would include depreciation and amortization expense, estimated to be approximately $365,000 per month at the time of fully fractionalizing the 45th aircraft. At March 31, 2008, the Company had 40 fractionalized aircraft. Therefore, Avantair’s primary growth strategy is to continue to increase the number of available aircraft and fractional share owners. In order to fund necessary growth, the Company will continue to seek additional funds through equity financing, inventory financing, debt financing, asset sales or a combination thereof. These additional funds may be used to fund continuing losses from operations, deposits made on fractional aircraft, leasehold improvements, and to fund the purchase of core aircraft and aircraft which are to be fractionalized but which have not yet been pre-sold.

During fiscal 2008, the U.S. economy has continued to slow as a result of several factors, including high energy costs, a weakening dollar and the direct and indirect impact from turmoil in the credit markets. Companies such as Avantair are inherently dependent upon energy to operate and, therefore, have the potential to be significantly impacted by increases in fuel prices. Although fractional aircraft share owners are contractually obligated to pay fuel cost increases incurred on their flights, fuel expenses incurred for repositioning, demonstration and pilot training flights are borne entirely by the Company. In an effort to manage our fuel costs, we have implemented a cost reduction program and have entered into fuel discount programs with certain of our fuel suppliers as part of our overall cost reduction program. In addition, the Company is also negotiating better pricing with other suppliers, including maintenance and corporate services.

Critical Accounting Policies

Avantair’s discussion and analysis of its financial condition and results of operations for the purposes of this document are based upon its combined and consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Avantair’s significant accounting policies are presented in Note 2 to its audited consolidated financial statements, and the following summaries should be read in conjunction with the financial statements and the related notes included elsewhere in this prospectus. While all accounting policies affect the financial statements, certain policies may be viewed as critical. Critical accounting policies are those that are both most important to the portrayal of the financial statements and results of operations and that require Avantair’s management’s most subjective or complex judgments and estimates. Avantair’s management believes the policies that fall within this category are the policies related to revenue recognition, aircraft costs related to fractional sales, use of estimates, capital assets, impairment of long-lived assets, income taxes and loss per share.

Revenue Recognition

The Company sells fractional shares of aircraft and the related maintenance and management services that accompany aircraft ownership. The aircrafts are sold in 1/16th shares or multiples thereof. The purchase agreement grants the customer the right to the use of the aircraft for a specified number of hours each year the aircraft is in service. When a customer purchases a fractional share, they are also required to enter into a five-year management and maintenance agreement. Under the terms of the maintenance and management agreement, the Company agrees to manage, operate and maintain the aircraft on behalf of the customer in exchange for a fixed monthly fee.

Fractional Aircraft Shares

The Company does not have vendor specific objective evidence to determine the fair value of each element and, as a result, has adopted the provisions of the Emerging Issues Task Force (“EITF”) Issue No. 00-21 “Accounting for Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”) to account for the sale of fractional shares of aircraft. Accordingly, if the sales of the fractional shares cannot be separated from the underlying maintenance and management agreement, the revenue is recognized ratably over the life of the maintenance and management agreement. The sales of the fractional shares of the aircraft are recognized as income over a five-year period. The period in which revenue is recognized will be evaluated on a periodic basis. Factors that will impact management’s assessment of the most appropriate period of revenue recognition will include, but not be limited to, customer turnover, terms and conditions of the related fractional share sale, maintenance arrangements as well as any other factor that could impact revenue.

Management and Maintenance Agreement

Revenue earned in connection with the management and maintenance agreements is recognized ratably over the term of the agreement or five years. At times a customer will prepay its management and maintenance fee for a period of one year or longer. This is recorded as unearned revenue and amortized into revenue on a monthly basis in accordance with the schedule provided for within each agreement.

Aircraft Costs Related To Fractional Sales

The Company reflects aircraft costs related to the sale of fractional aircraft shares. As a result of the adoption of EITF 00-21 the Company recognizes the sales of the fractional shares of aircraft as income over the five-year period. The aircraft costs related to sales of fractional shares consist of the cost of the aircraft and are recorded as an asset and recognized as cost of aircraft shares sold over the five-year period.

Demonstration and Charter Card Revenues

Demonstration revenues. The Company charges prospective new aircraft share owners $4,500 per hour for each hour where the prospective share owners are flown to demonstrate the quality and capabilities of the aircraft. The Company recognizes revenue related to these demonstration flights when the flight is completed.

Charter Card revenues. The Company sells access to its aircraft fleet for a 25 hour time card for flight time without the requirement to purchase an ownership share in an aircraft. The card holder pays the Company the entire amount in advance of access to the aircraft fleet. The Company defers the entire amount paid and recognizes revenue as aircraft are flown on an incremental basis.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the amounts reported in the consolidated and combined financial statements and accompanying notes. The Company is subject to uncertainties such as the impact of future events, economic, environmental and political factors and changes in the Company’s business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Company’s consolidated financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to the consolidated and combined financial statements. Significant estimates and assumptions by management affect: the proper recording of revenue arrangements with multiple deliverables, the allowance for doubtful accounts, the carrying value of long-lived assets, the amortization period of long-lived assets, the provision for income taxes and related deferred tax accounts, certain accrued expenses and contingencies.

Property and Equipment

Property and equipment is recorded at cost and consists principally of aircraft purchased which are not fractionalized and which provide additional capacity to the Company to meet customer demand. Depreciation and amortization is computed using the straight-line method over the following useful lives:

Aircraft	7 years
Office equipment and furniture and fixtures	5 - 7 years
Flight management software/hardware	5 years
Vehicles	5 years
Improvements	Lesser of estimated useful life or the term of the lease

Expenditures for maintenance and repairs of property and equipment are expensed as incurred. Major improvements are capitalized.

The Company capitalized interest costs relating to borrowings made for the acquisition of aircraft. The amounts capitalized are as follows:

	June 30,
	2007	2006	2005
Total interest costs	$3,952,087	$2,610,119	$1,594,723
Less: amount capitalized	545,907	500,000	400,000
Interest expense	$3,406,180	$2,110,119	$1,194,723

Long-lived Assets

In accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets,” (“SFAS No. 144”) the Company reviews long-lived assets to be held-and-used for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows the asset is considered to be impaired. Impairment losses are measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. As a result of the analyses, no impairment charges were required for long-lived assets during the year ended June 30, 2007.

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established to reduce deferred tax assets to the amounts expected to be realized.

Loss Per Share

Basic loss per share is computed by dividing loss available to common stockholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Since the effect of outstanding options and warrants is antidilutive due to the losses incurred by the Company, they have been excluded from the Company’s computation of net loss per share for all years presented. Therefore, basic and diluted loss per share were the same for years ended June 30, 2007, 2006 and 2005. A total of 14,510,000 of potentially dilutive securities were excluded from the calculation of diluted loss per share for the three and nine months ended March 31, 2008 and were comprised of 14,146,000 warrants to purchase one share of the Company’s common stock, 214,000 shares of restricted stock and 150,000 outstanding options. A total of 12,646,744 potentially dilutive securities outstanding were excluded from the calculation of diluted loss per share for the three and nine months ended March 31, 2007. Per share amounts for the three and nine months ended March 31, 2007 have been restated to reflect the recapitalization of the Company stock on October 2, 2006. The total number of potentially dilutive securities excluded from the calculation of diluted loss per share for the year ended June 30, 2007 was 14,296,000 which was comprised of 14,146,000 warrants to purchase one share of the Company’s common stock, 214,000 shares of restricted stock and 150,000 outstanding options. There were no potentially dilutive securities outstanding during the years ended June 30, 2006 and 2005.

Recently Issued Pronouncements

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes (as amended) - an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Incomes Taxes,” and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company implemented FIN 48 in July 2007 and adoption did not have any impact on the Company’s financial position or results of operations.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). This statement establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair-value measurements. SFAS No. 157 defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date”. For the Company, SFAS No. 157 is effective for the fiscal year beginning July 1, 2008. Management is currently evaluating this standard to determine its impact, if any, on our consolidated financial statements.

On February 15, 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115” (“SFAS No. 159”). This standard permits an entity to measure financial instruments and certain other items at estimated fair value. Most of the provisions of SFAS No. 159 are elective; however, the amendment to FASB No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” applies to all entities that own trading and available-for-sale securities. The fair value option created by SFAS No. 159 permits an entity to measure eligible items at fair value as of specified election dates. The fair value option (a) may generally be applied instrument by instrument, (b) is irrevocable unless a new election date occurs, and (c) must be applied to the entire instrument and not to only a portion of the instrument. SFAS No. 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. Management is currently evaluating the impact of SFAS No. 159, if any, on our consolidated financial statements.

No other pronouncements have been recently issued that Avantair believes will have a material impact on Avantair’s financial position and results of operations.

Results of Operations

Nine Months Ended March 31, 2008 Compared with Nine Months Ended March 31, 2007

Revenues for the nine months ended March 31, 2008 were $84.2 million, an increase of 54% from $54.6 million for the same period last year. This increase was the result of a 44% increase in the revenue generated from the sale of fractional aircraft shares to $31.6 million for the nine months ended March 31, 2008 from $21.9 million for the same period last year, an increase of 54% in maintenance and management fees to $42.1 million for the nine months ended March 31, 2008 from $27.3 million for the same period last year, an increase of 125% in charter card revenue to $5.4 million in the nine months ended March 31, 2008 from $2.4 million in the same period last year and an increase of 75% in demonstration and other revenue to $4.9 million for the nine months ended March 31, 2008 from $2.8 million for the same period last year. Revenue from the sale of fractional aircraft shares increased due to a 36 % increase in the number of fractional shares sold to 624.5 through March 31, 2008 from 458.0 fractional shares sold through March 31, 2007. The increase in revenue from maintenance and management fees increased primarily due to the increase in the number of fractional shares sold, as previously mentioned.

Charter card and demonstration revenue increased $3.3 million primarily due to a 118% increase in hours flown in the nine months ended March 31, 2008 over hours flown in the nine months ended March 31, 2007.

FBO and other revenue increased primarily due to (i) an increase in fuel sales by $1.2 million in the nine months ended March 31, 2008; (ii) an increase in remarketing revenue of $0.3 million; and (iii) an increase in rent and other revenues of $0.3 million.

Operating expenses for the nine months ended March 31, 2008 were 41% higher than the same period last year, with total expenses of $98.7 million compared to $69.9 million. The cost of fractional aircraft shares sold increased to $26.4 million for the nine months ended March 31, 2008 from $17.8 million for the same period last year, due to an increase of 36 % in the number of fractional shares sold to 624.5 fractional shares sold through March 31, 2008 from 458.0 fractional shares sold through March 31, 2007. The cost of flight operations, together with the cost of fuel increased 49% to $51.2 million for the nine months ended March 31, 2008 from $34.4 million for the nine months ended March 31, 2007, primarily due to:

•
an increase of $5.7 million in maintenance expenses, comprised primarily of an increase in parts expense and maintenance insurance coverage due to an increase in fleet size and the addition of engine reserves for engines not previously included in the insurance coverage;

•
an increase of $5.8 million in fuel prices and flight fees (which includes landing fees, airport fees and ground transportation fees) borne by Avantair for repositioning flights, demonstration flights and pilot training flights;

•
an increase of $5.6 million in pilot expenses , including salaries and related pilot expenses, hotel expenses, pilot airfare and living expenses due to the increase in the fleet size which requires an increase of four pilots per aircraft; and

•	a decrease of $0.4 million in other aircraft expenses.

General and administrative expenses increased to $14.9 million for the nine months ended March 31, 2008 from $14.2 million for the same period last year, primarily due to an increase of $2.2 million in costs of fixed-based operations both in Clearwater, Florida and Camarillo, California, an increase of $0.7 million in legal, accounting and other costs related to being a public company, and $0.5 million of increases in other costs related to the increase in fleet size and customer base, including training, systems and personnel costs, partially offset by a decrease of $2.4 million in compensation expense related to stock awarded to certain executives.

Depreciation and amortization expenses were $2.9 million for the nine months ended March 31, 2008 compared to $0.7 million for the same period last year, primarily due to aircraft being reclassified from available for sale to fixed assets during the fourth quarter of fiscal year 2007. Depreciation expense for the entire year on those assets was booked in the fourth quarter of fiscal year 2007 which was when management decided to retain the aircraft for internal use.

Selling expenses increased to $3.4 million for the nine months ended March 31, 2008 from $2.9 million for the same period last year primarily due to an increase in advertising expenses and sales salaries and selling bonus.

Loss from operations was $14.5 million for the nine months ended March 31, 2008, an increase of 6% from $15.4 million for the nine months ended March 31, 2007 for the reasons set forth above.

Total other income and expense was ($1.1) million for the nine months ended March 31, 2008 compared to $(2.5) million for the same period last year, primarily due to a $0.9 million reduction in interest expense resulting from repayment of indebtedness with the proceeds of the Company’s public offering of stock and due to the recognition of a $0.3 million gain on the sale on a non-fractionalized aircraft in January 2008.

Net loss decreased to $15.5 million for the nine months ended March 31, 2008 compared to a net loss of $17.8 million for the same period last year. The primary reason for the decrease in the net loss is the decrease in the loss from operations discussed above.

Fiscal year ended June 30, 2007 compared to the fiscal year ended June 30, 2006.

Revenues for the fiscal year ended June 30, 2007 were $76.4 million, an increase of 57.9% from $48.4 million for the fiscal year ended June 30, 2006. This increase was the result of a 25% increase in the revenue generated from the sale of fractional aircraft shares to $29.7 million for the fiscal year ended June 30, 2007 from $23.8 million for the fiscal year ended June 30, 2006, an increase of 70.2% in maintenance and management fees to $38.8 million for the fiscal year ended June 30, 2007 from $22.8 million for the fiscal year ended June 30, 2006 and an increase of 338% in demonstration and charter card revenue to $7.9 million for the fiscal year ended June 30, 2007 from $1.8 million for the fiscal year ended June 30, 2006. Revenue from the sale of fractional aircraft shares increased due to a 48% increase in the number of fractional shares sold to 499.5 through the fiscal year ended June 30, 2007 from 337.5 fractional shares sold through the fiscal year ended June 30, 2007. The increase in revenue from maintenance and management fees increased due to several primary factors:

•	a price increase in the annual maintenance and management fees from $7,900 to $8,900; and

•	an increase in fleet size.

Demonstration and charter card revenue increased $6.1 million due to (i) an increase in demonstration sales of $1.5 million or 108.5% due to a 20% increase in the cost charged for such demonstration flights and an increase in the number of demonstration flights; (ii) an increase in charter card revenue of $3.4 million since charter cards were not sold during most of the fiscal year ended June 30, 2006, (iii) an increase in remarketing fees of $0.78 million, (iv) an increase in rent revenue of $0.28 million, and (v) fuel revenue of $0.4 million.

Operating expenses for the fiscal year ended June 30, 2007 were 40.3% higher than during the fiscal year ended June 30, 2006, with total expenses of $95.4 million compared to $68.0 million. The cost of fractional aircraft shares sold increased to $24.4 million for the fiscal year ended June 30, 2007 from $19.2 million for the fiscal year ended June 30, 2006, due to an increase of 48% in the number of fractional shares sold to 499.5 fractional shares sold through the fiscal year ended June 30, 2007 from 337.5 fractional shares sold through the fiscal year ended June 30, 2006. The cost of flight operations increased 44.3% to $45.9 million for the fiscal year ended June 30, 2007 from $31.8 million for the fiscal year ended June 30, 2006, due to:

•	an increase of $2.4 million in maintenance expenses, comprised primarily of an increase in parts expense and maintenance insurance coverage due to an increase in fleet size;

•
an increase of $4.1 million in fuel prices and flight fees (which includes landing fees, airport fees and ground transportation fees) borne by Avantair for repositioning flights, demonstration flights and pilot training flights;

•	an increase of $4.9 million in pilot expenses due to hiring an additional 21 pilots, including salaries and related pilot expenses, including hotel expenses, pilot airfare and living expenses;

•	an increase of $1.5 million in chartering expenses;

•	an increase of $1.2 million in aircraft leasing expenses; and

Cost of flight operations (including maintenance expenses, costs related to repositioning, pilot-related costs and charter expenses) was negatively impacted in all areas by a delay at the FAA in approving a newly designed avionics package in the Piaggio Avanti II. This delay caused 6 planes originally scheduled for delivery during the last 6 months of fiscal year ended June 30, 2006 to be delivered, in part, in September 2006. The greater than anticipated use of Avantair’s existing fleet resulted in increased maintenance expenses due to accelerated mileage-based maintenance events and periodic refurbishment, and increased pilot-related costs due to the need to transport pilots to and from various locations in order for the aircraft to operate. Compensation expense increased primarily due to 474,000 shares of common stock issued to certain officers of Avantair for prior services rendered at a cost of $5.36 per share.

General and administrative expenses increased 52.9% to $20.5 million for the fiscal year ended June 30, 2007 from $13.4 million for the fiscal year ended June 30, 2006, due to:

•	an increase of $2.4 million in expenses related to fixed based operations;

•	an increase of $0.5 million in legal and accounting salaries and expenses;

•	an increase of $0.8 million in flight center expenses caused by an increase in salary and purchasing expenses.

•	an increase of $0.4 million in pilot training:

•	an increase of $0.3 million in employee benefits: and

•	an increase in share-based compensation of $2.8 million.

Selling expenses increased to $4.3 million for the fiscal year ended June 30, 2007 from $3.7 million for the fiscal year ended June 30, 2006 due to an increase of $0.6 million in advertising expenses and aircraft shows.

Loss from operations was $19.0 million for the fiscal year ended June 30, 2007, a decrease of 3.1% from $19.6 million for the fiscal year ended June 30, 2006 for the reasons set forth above.

Total other income and expense was ($2.7) million for the fiscal year ended June 30, 2007 compared to $(1.1) million for the fiscal year ended June 30, 2006, primarily due to a 61.9% increase in interest expense to $3.4 million for the fiscal year ended June 30, 2007 from $2.1 million for the fiscal year ended June 30, 2006. Interest expense increased due to an increase in the interest rate on Avantair’s line of credit and an increase in the balance outstanding on the Avantair’s line of credit during most of the year.

Net loss increased to $(21.7) million for the fiscal year ended June 30, 2007 compared to $(20.8) million for the fiscal year ended June 30, 2006. The primary reason for the increase in the net loss is the loss from operations and the increase in total other expense discussed above.

Year ended June 30, 2006 compared to year ended June 30, 2005.

Revenues for the fiscal year ended June 30, 2006 were $48.4 million, an increase of 107% from $23.4 million for the fiscal year ended June 30, 2005. This increase was the result of a 125% increase in the revenue generated from the sale of fractional aircraft shares to $23.8 million for the fiscal year ended June 30, 2006 from $10.6 million for the fiscal year ended June 30, 2005 and an increase of 94.8% in maintenance and management fees to $22.8 million for the fiscal year ended June 30, 2006 from $11.7 million for the fiscal year ended June 30, 2005. Revenue from the sale of fractional aircraft shares increased due to an increase of 19% in the number of fractional shares sold to 133.5 fractional shares sold in the fiscal year ended June 30, 2006 from 112 fractional shares sold in the fiscal year ended June 30, 2005. The increase in revenue from maintenance and management fees increased due to several primary factors:

•	an increase of 19% in the number of fractional aircraft shares sold in the fiscal year ended June 30, 2006 from the fiscal year ended June 30, 2005;

•	two separate price increases in the maintenance and management fees beginning in September 2005; and

•
that 43% of the fiscal year ended June 30, 2005 fractional aircraft sales occurred in the last four months of the fiscal year ended June 30, 2005 which on an annualized basis had a favorable impact on the fiscal year ended June 30, 2006. Other Revenue increased $0.6 million primarily as a result of an increase in chartered time card revenue of $0.2 million and an increase in demonstration sales fees of $0.4 million.

Operating expenses for the fiscal year ended June 30, 2006 were 116% higher than in the fiscal year ended June 30, 2005, with total expenses of $68.0 million compared to $31.6 million. The cost of fractional aircraft shares sold increased to $19.2 million for the fiscal year ended June 30, 2006 from $9.3 million for the fiscal year ended June 30, 2005, due to an increase of 19% in the number of fractional shares sold to 133.5 fractional shares sold in the fiscal year ended June 30, 2006 from 112 fractional shares sold in the fiscal year ended June 30, 2005. The cost of flight operations increased 121% to $31.8 million for the fiscal year ended June 30, 2006 from $14.4 million for the fiscal year ended June 30, 2005, due to:

•
an increase of $6.3 million in maintenance expenses, comprised primarily of an increase of $4.5 million in parts expense and $1.4 million in maintenance salary expense, each of which resulted from the increase in fleet size and usage;

•
an increase of $3.0 million in fuel prices and flight fees (which includes landing fees, airport fees and ground transportation fees) borne by Avantair for repositioning flights, demonstration flights and pilot training flights;

•	an increase of $2.5 million in pilot salary expense due to hiring an additional 40 pilots;

•
an increase of $2.4 million in related pilot expenses, including hotel expenses, pilot airfare, living expenses and pilot training expenses due to hiring an additional 40 pilots and increase in fleet size of 7 planes;

•	an increase of $0.9 million in charter expenses; and

•	an increase in $1.4 million in engine insurance expense due to increased fleet size and usage.

Cost of flight operations (including maintenance expenses, costs related to repositioning, pilot-related costs and charter expenses) was negatively impacted in all areas by a delay at the FAA in approving a newly designed avionics package in the Piaggio Avanti II. This delay caused 6 planes scheduled for delivery during the last 6 months of fiscal year ended June 30, 2006 to not be delivered, in part, until September 2006, which resulted in greater than anticipated use of Avantair’s existing fleet. This resulted in increased maintenance expenses due to accelerated mileage-based maintenance events and periodic refurbishment, and increased pilot-related costs due to the need to transport pilots to and from various locations in order for the aircraft to operate.

General and administrative expenses increased 94.2% to $13.4 million for the fiscal year ended June 30, 2006 from $6.9 million for the fiscal year ended June 30, 2005, due to:

•	an increase of $1.5 million in depreciation expense due to the purchase in late fiscal 2005 of core aircraft (aircraft used by Avantair),

•	an increase of $2.5 million in wages and benefits due to an increase in the number of administrative employees;

•	$1.0 million in moving costs and related expenses due to the relocation of Avantair’s headquarters from New Jersey to Florida;

•	an increase of $0.5 million in rent expense caused by increase in the number of facilities, particularly the opening of Avantair’s headquarters in Clearwater, Florida; and

•	$0.4 million in consulting fees.

Selling expenses increased to $3.7 million for the fiscal year ended June 30, 2006 from $1.0 million for the fiscal year ended June 30, 2005 due to an increase of $1.9 million in advertising expenses, aircraft shows and promotions and an increase of $0.6 million in commissions and salaries paid to sales employees.

Loss from operations was $19.6 million in the fiscal year ended June 30, 2006, an increase of 139% from $8.2 million in the fiscal year ended June 30, 2005 for the reasons set forth above.

Total other income and expense was $(1.1) million in the fiscal year ended June 30, 2006 compared to $(0.5) million in the fiscal year ended June 30, 2005, primarily due to an increase in interest expense. Interest expense increased 77% or $0.9 million due to an increase in the interest rate on Avantair’s line of credit. The interest rate on Avantair’s line of credit increased to 7.9% from 4.2% due to interest rate fluctuations and an increase in the base rate of Avantair’s primary line of credit from 2.5% over LIBOR to 3.75% over LIBOR.

Net loss increased to $(20.7) million in the fiscal year ended June 30, 2006 compared to $(8.7) million in the fiscal year ended June 30, 2005. The primary reason for the increase in the net loss is the loss from operations and the increase in interest expense discussed above.

Liquidity And Capital Resources

Avantair’s primary sources of liquidity have been cash provided by operations, cash raised from its equity offering with Ardent Acquisition Corp., cash provided from its debt facility with CNM, Inc., cash raised in the recent preferred stock offering, and other asset based borrowing (see Notes 4 and 5 to the Company’s condensed consolidated financial statements). The Company uses its cash primarily to fund losses from operations, deposits made on fractional aircraft, leasehold improvements, and to fund the purchase of core aircraft and aircraft which are to be fractionalized but which have not yet been pre-sold. Cash generated from operations has not been sufficient to provide for all the working capital needed to meet Avantair’s present requirements. At March 31, 2008 and June 30, 2007, Avantair had a working capital deficit of $31.4 and $8.4 million, respectively, and an accumulated deficit of $73.6 million and $58.1 million, respectively. As of March 31, 2008, cash and cash equivalents amounted to approximately $4.4 million and total assets of $189.8 million. The cash and cash equivalent balance decreased $8.1 million from June 30, 2007 while total assets increased $29.3 million. The decrease in cash and cash equivalents occurred primarily as a result of the Company taking possession of nine aircraft during the first three quarters of the fiscal year ending June 30,2008 and selling 101.5 shares out of 144 available shares relating to these nine aircraft.

The Company has incurred recurring losses resulting in an accumulated deficit of $73.6 million and a working capital deficiency of $31.4 million as of March 31, 2008. Successful transition to profitable operations is dependent upon obtaining a level of sales adequate to support the Company’s cost structure. The Company believes that it will need additional capital to continue operations and to pursue its business strategy in the next twelve to fifteen months. In order to meet these working capital needs, the Company is considering a combination of sources to obtain additional capital. The Company plans to work with commercial lenders to obtain inventory financing, which will likely require some level of security interest and guarantees. Equity and debt financing and asset sale alternatives are also being considered to supplement funds raised through inventory financing. In order to continue as a going concern, the Company must obtain additional capital under acceptable terms and conditions. The Company’s ability to obtain additional capital and the timing and cost of obtaining such capital will be affected by capital market economic conditions which are currently unstable. Accordingly, there can be no assurance that any such financings will be successfully completed.

Nine Months Ended March 31, 2008 Compared with Nine Months Ended March 31, 2007

Net cash used in operating activities was $20.3 million for the nine months ended March 31, 2008 compared to cash used in operating activities of $17.0 million for the same period last year. The decrease in working capital used in the business is primarily attributable to a decrease in cash due to the nine planes delivered to the Company during the nine months ended March 31, 2008 since a portion of such planes were not fully fractionalized upon the Company taking possession. At March 31, 2008, the Company held 26.5 unsold fractional aircraft shares. For the nine months ended March 31, 2007, the Company took possession of eight aircraft and at March 31, 2007 held ½ unsold fractional aircraft share.

Net cash used in investing activities was $3.5 million for the nine months ended March 31, 2008 compared to cash provided by investing activities of $0.1 million for the same period last year. The cash provided by investing activities during the nine months ended March 31, 2007 resulted from the sale of property and equipment, while the cash used in investing activities for the nine months ended March 31, 2008 resulted from capital expenditures on leasehold improvements at its Florida and California facilities.

Net cash provided by financing activities for the nine months ended March 31, 2008 results primarily from net proceeds from the issuance of a new class of convertible preferred stock of $13.5 million. On November 14, 2007, the Company entered into a Preferred Stock Purchase Agreement (the “Preferred Stock Agreement”) with certain investors. Under the Preferred Stock Agreement, the Company agreed to issue 152,000 shares of its newly-created Series A Convertible Preferred Stock to certain investors for an aggregate purchase price of $15.2 million. The transaction is discussed in greater detail in Note 5 to the condensed consolidated financial statements included elsewhere in this Form 10-Q. During the quarter ended March 31, 2008, the Company had additional borrowings under long-term notes payable of $2.2 million and borrowings under floor plan agreements of $15.4 million.

Year ended June 30, 2007 compared to year ended June 30, 2006

Net cash used in operating activities totaled $17.2 million for the fiscal year ended June 30, 2007 compared to net cash provided by operating activities of $3.6 million for the fiscal year ended June 30, 2006. The increase in net cash used in operating activities during the fiscal year ended June 30, 2007 is primarily due to the fact that the Company paid approximately $10 million for two aircraft received in fiscal 2007 for which the shares were presold in fiscal 2006. In addition, the Company paid approximately $3.7 million to vendors as well as, deposits of approximately $2.9 million for letters of credit to secure fuel purchases and credit card chargebacks in fiscal 2007.

Net cash provided by investing activities was $2.5 million for the fiscal year ended June 30, 2007 compared to $.7 million for the fiscal year ended June 30, 2006. The cash provided by investing activities during the fiscal year ended June 30, 2007 resulted from the sale of one of the aircraft held for sale.

Net cash provided by financing activities was $25.0 million for the fiscal year ended June 30, 2007 compared to net cash used of $4.2 million for the fiscal year ended June 30, 2006. During the fiscal year ended June 30, 2007, Avantair received an increase of $43.3 million in proceeds from the issuance of stock, an increase of $11.3 million in borrowings under long-term notes payable, an increase of $7.6 million in proceeds from borrowings under the line of credit, an increase in principal payments made on long-term notes payable of $13.0 million and an increase in the principal payments made on the line of credit of $22.8 million.

Year ended June 30, 2006 compared to year ended June 30, 2005.

Net cash provided by operating activities totaled $3.6 million for the fiscal year ended June 30, 2006, a decrease of $1.7 million from $5.3 million in the fiscal year ended June 30, 2005. This decrease resulted primarily from a $18.1 million net loss from operations (after non cash charges). This loss from operations was partially offset by an increase of $15.7 million in deferred revenue related to fractional aircraft sales (net of the aircraft costs related to fractional shares). This deferred revenue amount represents cash received for fractional shares sold on planes not yet delivered to Avantair. Avantair also increased its accounts payable to its vendors by $6.8 million.

Net cash provided by investing activities was $0.7 million for the fiscal year ended June 30, 2006, compared to net cash of $12.1 million used by Avantair for the fiscal year ended June 30, 2005. During the fiscal year ended June 30, 2006, Avantair received proceeds of $3.2 million from the sale and subsequent leaseback of a core aircraft. These proceeds were used to partially repay amounts owed to Wells Fargo, N.A. The cash used by investing activities consisted mainly of capital expenditures related to leasehold improvements in the fiscal year ended June 30, 2006 and acquisition of core aircraft in the fiscal year ended June 30, 2005.

Net cash provided by (used in) financing activities totaled ($4.2) million and $8.1 million for the fiscal year ended June 30, 2006 and 2005, respectively. Cash flows generated by financing activities consist of borrowings under long term notes payable, borrowings under its debt facility with CNM, Inc., principal payments on long-term notes payable, principal payments on the debt facility with CNM, Inc., and advances to stockholder. During the fiscal year ended June 30, 2006 Avantair made principal payments of $8.6 million on its debt facility with CNM, Inc., and $5.3 million on long-term notes payable, partially offset by $7.0 million in borrowings received from the debt facility with CNM, Inc., and $3.3 million in borrowings from long-term notes payable. During the fiscal year ended June 30, 2005 Avantair made principal payments of $23.8 million on its debt facility with CNM, Inc., and $6.4 million on long-term notes payable offset by $32.2 million in borrowings received from the debt facility with CNM, Inc., and $6.1 million in borrowings from long-term notes payable.

Avantair has historically not issued a dividend.

Financing Arrangements

Avantair’s financing commitments as of March 31, 2008, are described below:

•
Wells Fargo Equipment Finance, Inc. Notes: In February 2005, the Company entered into financing arrangements for the purchase of three aircraft under various notes payable with Wells Fargo Equipment Finance, Inc. In January 2008, the Company sold one of these aircraft and repaid the outstanding balance on the related note payable. The notes outstanding at March 31, 2008 in the amount of $3,580,240 are payable in monthly installments ranging from $10,644 to $38,480 with interest ranging from 5.96% to 6.12% per annum, through 2012.

•
Jet Support Services, Inc. Note: On April 24, 2006, Avantair financed an aircraft maintenance program contract with Jet Support Services, Inc. (“JSSI”) in the amount of $3.4 million. The promissory note provided for seven monthly installments of $145,867 and 53 monthly installments of $45,867, respectively including interest at 7% per year. On April 15, 2008, the Company entered into a payment arrangement with JSSI by means of a $5.6 million promissory note. The note matures on April 1, 2011 and bears interest at the rate of 10% per annum, with 35 monthly payments of principal and interest in an amount of $185,127 beginning on June 2, 2008. The note covers the balance of the preexisting $3.4 million promissory note as well as other costs and fees to be paid by the Company under service agreements with JSSI.

•
CNM, Inc. Note: In August 2007, the Company and CNM, Inc. (“CNM”) executed a new note agreement which converted an outstanding note obligation of approximately $7 million into a term loan payable monthly over three years and bearing interest at 10% per annum. CNM also assumed a promissory note due to Wells Fargo Bank for $2,900,000 which was included as part of this new note agreement.

•
Midsouth Services, Inc. Financing: On October 3, 2007, the Company entered into a floor plan agreement with Midsouth Services, Inc. (“Midsouth”) which provides for up to approximately $5.1 million of financing for aircraft to be acquired from Piaggio America, Inc. through April 2008.   On March 3, 2008, the Company entered into an second floor plan agreement with Midsouth that provides for up to $5.3 million of financing for aircraft to be acquired from Piaggio America, Inc. for the six month period commencing with the first delivery of aircraft under the plan. Each agreement requires a $75,000 monthly facility fee with payment of any outstanding borrowings due in full prior to taking delivery of additional aircraft. Midsouth also agreed, at the option of the Company, to provide an additional loan in the amount of $5.3 million, with terms and conditions of the additional loan substantially similar to the terms of the March 2008 loan, upon expiration of the October 3, 2007 floor plan agreement. Borrowings outstanding under these arrangements at March 31, 2008 totaled approximately $5.3 million.

•
Piaggio Lease Agreement: On October 10, 2007, the Company entered into a five year lease agreement for one Piaggio Avanti P-180 aircraft. The aircraft will be used as a core aircraft and not fractionalized. The obligation is accounted for as a capital lease with lease payments of $89,000 per month. Upon expiration of the term, the Company will be required to purchase the aircraft from the lessor for $2.3 million.

•
Additional Financing Arrangement: On October 31, 2007, the Company entered into a financing arrangement for the purchase of one used aircraft at a total purchase price of approximately $4.5 million (inclusive of the value of a charter card of 100 hours). Financing was obtained from a lending institution through a note payable of $3.9 million. This debt will be repaid monthly over 7 years at an interest rate of the LIBOR rate plus 4.0%.

For additional information regarding these financing arrangements, see Notes 3 and 7 to the Company’s condensed consolidated financial statements.
The Company entered into a Promissory Note (“Note”) with Century Bank, F.S.B. (“Lender”), effective May 29, 2008, pursuant to which Lender agreed to provide financing to the company in the amount of $5,200,000 to be used towards the purchase of a new Piaggio P-180 aircraft. The Company will pay the following fees for the Note: (1) $37,500 on the effective date of the Note and (2) $75,000 on the 30th day of the each month thereafter until repayment in full of the principal amount of the Note (“Term”). The Principal amount of the Note shall be paid in full within 120 days from the Effective Date of the Note. The Company shall make partial payments to Lender in $325,000 increments upon the closing of each fractional interest and Lender shall provide partial lien releases as to the respective fractional interests sold. Additionally, the Company will also pay a fee of $52,000 at the time of repayment in full of the principal amount of the Note, constituting a fee a 1% of the principal amount. If repayment is made in full within 90 days after the effective date of this Note, the fee will be reduced to $26,000, constituting a fee of 0.5% of the principal amount.

On November 14 and December 5, 2007, the Company sold 152,000 shares of preferred stock for an aggregate purchase price of $15.2 million. These shares of preferred stock will be entitled to receive a cash dividend at the annual rate of 9.0%, payable quarterly with such rate being subject to increase up to a maximum of 12% if such dividends are not timely paid. For further details regarding the issuance of the preferred stock, see Note 5 to the Company’s condensed consolidated financial statements.

As of March 31, 2008, Avantair has contractual commitments to purchase, from Piaggio America, Inc., 62 additional aircraft through 2013 at wholesale pricing for an aggregate of approximately $352 million. The commitment (delivery schedule) for delivery of aircraft from Piaggio America is adjusted periodically during the year and we expect adjustments to continue to occur. The current schedule provides for delivery of 8 aircraft over the next 12 months, during which time the Company will pay the manufacturer $44.3 million, inclusive of deposits on future deliveries. In addition, the Company had previously entered into an agreement with Embraer to buy 20 additional aircraft for a total purchase price of approximately $54.0 million. On June 20, 2008, Avantair assigned its rights and obligations to the purchase agreement for the purchase of these 20 Embraer Phenom 100 aircraft to a wholly owned subsidiary, called Share 100 Holding Co., LLC. On the same date, Avantair sold 100 percent of the Class A membership interest of the LLC, with the rights and obligations to 18 of the 20 aircraft, to a third party called Executive AirShares Corporation; Avantair retains the Class B membership interest of the LLC, with the rights and obligations to purchase aircraft 19 and 20. If the third party defaults under its obligations as a Class A member of the LLC, Avantair will then be responsible for the rights and obligations of the remaining undelivered aircraft . The cost of the aircraft is expected to be funded by pre-selling the fractional shares of each plane prior to such plane’s delivery or, when necessary, by Avantair raising additional capital to acquire aircraft when they have not been pre-sold.

The following table represents long-term debt obligations, contractual obligations and aircraft purchase commitments, each as of June 30, 2007:

Obligations (In U.S. currency)(1)	Long-Term Debt Obligations	Operating Leases(2)	Aircraft Purchase Commitments(3)
2008	$4,412,288	$3,604,490	$85,244,410
2009	4,764,610	3,616,909	71,940,000
2010	5,105,165	3,686,345	85,340,000
2011	1,526,379	3,719,349	76,250,000
2012	7,164,416	2,508,442	25,200,000
After 2012	—	22,863,464	—
Total minimum payment	$22,972,858	$39,998,999	$343,974,410

(1)
Amounts shown in table are not necessarily representative of, and may vary substantially from, amounts that will actually be paid in future years as Avantair may incur additional or different obligations subsequent to the date of this proxy statement.

(2)	Includes hangar, office and auto leases.
(3)	Includes purchase commitments for 49 Piaggio aircraft and 20 Embraer aircraft.

Quantitative and Qualitative Disclosures about Market Risk

Avantair is exposed to various market risks, including changes in interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices, such as interest rates and foreign currency exchange rates. Avantair does not enter into derivatives or other financial instruments for trading or speculative purposes. Avantair has also not entered into financial instruments to manage and reduce the impact of changes in interest rates and foreign currency exchange rates, although Avantair may enter into such transactions in the future.

Interest Rate Risk

Avantair is subject to market risk from exposure to changes in interest rates associated with its debt facility with Century Bank and its debt facility with Wachovia Bank. The current liability, pursuant to which Avantair is obligated to pay Century Bank, has an interest rate that is 1.0% above prime. The current liability, pursuant to which Avantair is obligated to pay Wachovia Bank, has an interest rate that is equal to the LIBOR rate plus 4.0%. At March 31, 2008, the liabilities of Avantair with exposure to interest rate risk were approximately $6.0 million.

June 30, 2007
Expected Maturity Date

Liabilities	2008	2009	2010	2011	2012	Total	Fair Value

Long-term Debt:
Fixed Rate ($US)	$4,289,563	$4,647,510	$4,990,565	$1,411,780	$5,446,777	$20,786,195	$20,317,290
Average interest rate	8.9%	8.9%	8.9%	8.9%	8.9%	8.9%
Variable Rate ($US)	$122,725	$117,100	$114,600	$114,600	$1,717,640	$2,186,665	$2,061,759
Average interest rate	7.3%	7.3%	7.3%	7.3%	7.3%	7.3%

Off-Balance Sheet Arrangements

Avantair has no off-balance sheet obligations nor guarantees and has not historically used special purpose entities for any transactions.

Controls and Procedures

Management has made its evaluation of our disclosure controls and procedures as of March 31, 2008. Avantair is aware of the existence of a material weakness in the design and operation of Avantair’s internal controls over financial reporting that could adversely affect its ability to record, process, and report financial information consistent with the assertions of management in the financial statements. A material weakness is defined as a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis.

The material weakness first began with the independent audit of the fiscal years ended June 30, 2004, 2005 and 2006. The auditors' letter on material weakness states the following:

☐	Avantair’s accounting files for fiscal 2004 were incomplete, which required significant modifications of accounting data for that period.

☐
Costs of fractional shares and revenue on certain contracts during the years ended June 30, 2006, 2005 and 2004 were not recognized properly due to errors made on the electronic worksheets for reporting this information.

☐	The accounting staff had an inappropriate level of knowledge, which contributed to errors and deficiencies in financial reporting and disclosures.

Avantair is addressing the concerns stated in the auditor’s letter on internal controls and making appropriate changes to remedy concerns over internal controls and reduce the possibility of a misstatement of Avantair’s financial statements. The actions taken to date include the hiring of a Chief Financial Officer, Vice President of Finance, Assistant Controller and a Director of Financial Transactions. In addition, Avantair has modified its business processes to include enhanced controls over its core processes, the more significant of which are described below. Avantair continues to educate the senior accounting staff on the requirements of Section 404 of the Sarbanes-Oxley Act.

During fiscal 2007, Avantair has taken action to address the recommendations contained in the auditors' letter.

During fiscal 2008, Avantair intends to:

☐
hire additional accounting personnel with the appropriate level of knowledge to properly record transactions in the general ledger and prepare financial statements in accordance with accounting principles generally accepted in the United States of America;

☐
and has engaged consultants who are assisting the Company in implementation of a new back-office accounting software package which will further improve the accounting process and related internal controls.

Because Avantair has not completed its remediation plan, management has concluded that a material weakness in the operation of our disclosure controls and procedures continues to exist at March 31, 2008. Any failure to effectively address a material weakness or other control deficiency of Avantair or implement required new or improved controls, or difficulties encountered in their implementation, could disrupt Avantair’s ability to process key components of its results of operations and financial condition timely and accurately and cause Avantair to fail to meet its reporting obligations under rules of the Securities and Exchange Commission.

BUSINESS

Overview

Avantair is engaged in the sale and management of fractional ownerships of professionally piloted aircraft for personal and business use. According to AvData, Avantair is the fifth largest company in the North American fractional aircraft industry. As of March 31, 2008, Avantair operated 47 aircraft with 82 additional aircraft on order. Avantair operates a fixed flight based operation (FBO) in Camarillo, California. The Company also provides aircraft maintenance, concierge and other services to customers and services to the Avantair fleet from hangars and office locations in Clearwater, Florida and Camarillo, California.

Avantair generates revenues primarily through the sale of fractional ownership shares of aircraft, by providing operations, maintenance and management services related to these aircraft, and from the sale of time cards providing 25 flight time hours per year of access to its aircraft fleet without the requirement of purchasing fractional ownership shares. The Company markets and sells fractional ownership interests to individuals and businesses with a minimum share size of a 1/16th ownership interest.. Under maintenance and management agreements with fractional owners, Avantair provides pilots, maintenance, fuel and hangar space for the aircraft.

Avantair presently sources all of its aircraft from a single manufacturer, Piaggio America, Inc. As of March 31, 2008, Avantair had contractual commitments to purchase 62 additional aircraft through 2013 at wholesale pricing for an aggregate of approximately $352 million from this manufacturer. The Company has been able to defer aircraft deliveries to bring them in line with sales expectations based upon existing economic conditions. At March 31, 2008, the Company had 26.5 fractional aircraft shares available for sale. Therefore, in the fourth quarter of fiscal 2008, the Company deferred four aircraft deliveries until December 2008, with the ability to defer these to a later date if necessary. Avantair had placed an order with another manufacturer for 20 very light jets, for an aggregate of approximately $54 million with delivery scheduled beginning in 2009 On June 20, 2008, Avantair assigned its rights and obligations to the purchase agreement for the purchase of these 20 Embraer Phenom 100 aircraft to a wholly owned subsidiary, called Share 100 Holding Co., LLC. On the same date, Avantair sold 100 percent of the Class A membership interest of the LLC, with the rights and obligations to 18 of the 20 aircraft, to a third party called Executive AirShares Corporation; Avantair retains the Class B membership interest of the LLC, with the rights and obligations to purchase aircraft 19 and 20. If the third party defaults under its obligations as a Class A member of the LLC, Avantair will then be responsible for the rights and obligations of the remaining undelivered aircraft . In addition to the cost of acquiring aircraft, Avantair’s primary expenses have been related to fuel, aircraft repositioning (i.e., moving an aircraft to another location to accommodate a customer’s need), pilot training and demonstration flights for sales purposes, maintenance, charters and insurance.

In order to achieve profitable income from operations before depreciation and amortization, management currently estimates that the Company will need to have 45 fully fractionalized aircraft. The Company believes this measure is useful to investors as it excludes non-cash expenses that do not directly relate to the operation of fractionalized aircraft. This measure is a supplement to generally accepted accounting principles (GAAP) used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measure may not be comparable to non-GAAP measures of other companies. Income from operations according to GAAP would include depreciation and amortization expense, estimated to be approximately $365,000 per month at the time of fully fractionalizing the 45th aircraft. At March 31, 2008, the Company had 40 fractionalized aircraft. Therefore, Avantair’s primary growth strategy is to continue to increase the number of available aircraft and fractional share owners. In order to fund necessary growth, the Company will continue to seek additional funds through equity financing, inventory financing, debt financing, asset sales or a combination thereof. These additional funds may be used to fund continuing losses from operations, deposits made on fractional aircraft, leasehold improvements, and to fund the purchase of core aircraft and aircraft which are to be fractionalized but which have not yet been pre-sold.

During fiscal 2008, the U.S. economy has continued to slow as a result of several factors, including high energy costs, a weakening dollar and the direct and indirect impact from turmoil in the credit markets. Companies such as Avantair are inherently dependent upon energy to operate and, therefore, have the potential to be significantly impacted by increases in fuel prices. Although fractional aircraft share owners are contractually obligated to pay fuel cost increases incurred on their flights, fuel expenses incurred for repositioning, demonstration and pilot training flights are borne entirely by the Company. In an effort to manage our fuel costs, we have implemented a cost reduction program and have entered into fuel discount programs with certain of our fuel suppliers as part of our overall cost reduction program. In addition, the Company is also negotiating better pricing with other suppliers, including maintenance and corporate services.

Industry Overview

Fractional aircraft ownership provides customers with the convenience and flexibility of private air service without the more significant costs associated with sole ownership of an aircraft. Commercial flight delays can be costly and tiresome, commercial hubs are increasingly crowded, major commercial airports may be far from final destinations and commercial air travel is increasingly subject to threats and security-related inconveniences. Attempting to divide the use of a plane among multiple parties to maximize its value can be logistically challenging. For businesses and high net worth individuals, fractional ownership often offers a balance between convenience and cost.

A fractional aircraft company assembles a fleet of planes with each of these planes available for a certain number of revenue generating flight hours per year. Those hours are then divided into partial ownership shares and these partial ownership shares are sold to individuals and businesses. Avantair’s customers typically purchase one-sixteenth or one-eighth shares in an aircraft, although in some cases the purchases are one-quarter shares or more. The purchase of a one-eighth share means that the owner will pay approximately one-eighth of the aircraft retail price initially and receive one-eighth of the total number hours of flying time per year for the life of the contract (typically five years). An Avantair fractional share owner agrees to pay Avantair an additional predetermined monthly fee to cover the various costs of maintaining and operating the aircraft. Avantair is responsible for all of these services. The fractional shareowner contacts Avantair’s flight scheduling personnel to schedule use of the plane.

According to AvData, the North American fractionally owned aircraft fleet has grown from 8 aircraft in 1986 to an aggregate of 963 aircraft as of August 2006, and the number of fractional share owners has grown to 5,902 in that same period. According to AvData, there are only five companies which have 3% or more of the total market for fractional aircraft, based upon the units in operation - NetJets, Flight Options, FlexJet, CitationShares, and Avantair, with NetJets having a market share of approximately 50% and Avantair’s three largest competitors having a combined market share of over 80%. According to JetNet, as of April 2008, Avantair had an approximate market share of 7%.

The general aviation industry builds and sells aircraft ranging from single passenger, single engine propeller planes to multimillion dollar transoceanic jets costing $50 million or more. The fractional aircraft industry has primarily concentrated on the middle to upper end of that market. Most fractionally owned aircraft have a capacity of between four and seven passengers and a minimum range of 1,250-1,500 nautical miles. The list prices of these types of aircraft are generally $5 million to $50 million. There are numerous manufacturers and models in most categories of aircraft. Both providers of fractional aircraft shares and purchasers of these shares consider the choice of aircraft based upon a variety of factors including:

•	price;

•	availability;

•	operating costs;

•	reliability;

•	speed;

•	range;

•	cabin size and features;

•	safety features and record;

•	efficiency;

•	maintenance cost;

•	manufacturer; and

•	runway requirements.

Some of Avantair’s principal competitors are owned by aircraft manufacturers, which have resulted in their fleets being largely comprised of aircraft built by their respective parent companies. Avantair, however, is not owned by any manufacturer, giving it a greater level of flexibility than most of its competitors.

Fractional operators must have sufficient numbers of aircraft in the fleet to provide the service required. Since fractional share buyers desire to enter the program as soon as possible after purchasing shares, operators are obligated to provide access to aircraft when the shareowner requests it. If the operator does not have ample capacity available, it must charter that capacity, a practice that can be very costly. As a result, fractional operators tend to place orders for aircraft in advance, and only sell shares within a few weeks prior to taking delivery of the aircraft. Fractional operators may also offer card programs, which provide a certain number of flight hours to be used during a specific period of time, generally one year.

The capital requirements of the fractional aviation business are less intensive than other segments of the aviation industry. Ordering aircraft requires the operator to place deposits well in advance of receiving its planes. Progress payments are made as certain milestones are achieved. The amounts of the deposits and progress payments are a function of several factors including the price of the underlying plane, the creditworthiness of the buyer, and the time until delivery. The majority of the payments are generally made upon delivery. In normal practice, however, the fractional operator sells the plane in advance, so that the title transfers to the fractional shareowner within hours or days after title transfers from the manufacturer to the fractional operator. As a consequence, the fractional operator receives the funds from the share owners virtually at the same time as the bulk of the payments are paid to the manufacturer.

How Avantair’s Fractional Ownership Program Works

Each of Avantair’s current aircraft is available to fractional owners for a total of 800 flight hours per year. Those hours are then divided into blocks of ownership, beginning at fifty hours per year (a one-sixteenth share of the aircraft), and these partial ownership shares are sold to buyers. A share of an aircraft currently can be purchased from Avantair starting at $425,000 for a one-sixteenth share. Purchase prices for larger interests are slightly discounted. Each fractional owner must enter into a Management and Dry Lease Exchange Agreement with Avantair as part of the purchase of shares in an Avantair aircraft. A monthly maintenance and management fee, currently $9,400, is assessed per 1/16th share owned. This fee covers any direct costs in operating and maintaining the aircraft, other than fuel surcharges which are based on actual aircraft usage. This is unlike most other fractional programs, which generally charge fractional owners an occupied hourly rate for use of the aircraft. All programs have fuel surcharges, but due to the efficiency of the Avanti and the way Avantair calculates its management fee, Avantair’s surcharges tend to be less than those charged by its competitors. Any landing fees, excess catering fees, applicable international fees and taxes are billed to the owner. Monthly fees are adjusted upwards on each anniversary date by the greater of either the current Consumer Price Index or 3.75%, but will not exceed the then-current rate offered to new share owners.

Each fractional owner is allocated a certain number of flight hours per year based on the size of their ownership share. The owner may exceed the number of annual allocated hours by up to 20%, to the extent that the owner did not use all of their allocated hours in the prior year and/or as an advance use of the next year’s allocated hours.

Each share owner owns an “undivided interest” that cannot be affected or encumbered by the financial actions of other owners. In order to avoid scheduling conflicts, each share owner throughout Avantair’s fleet agrees to trade off use of such owner’s airplane with the other share owners in the fleet. Avantair must move planes to the necessary destinations to meet the fractional owners’ needs. Avantair keeps a certain number of core aircraft in the fleet in order to have enough planes to meet demand.

Aircraft Usage and Scheduling

A fractional share owner is required to provide a minimum of 24 hours notice to Avantair prior to the scheduled take-off time when scheduling the first leg of a trip during non-peak travel times. During peak travel times, requests for use by owner of an aircraft must be made at least 72 hours prior to the scheduled departure date of the first leg. No later than January 1st of each year, Avantair will notify all of its fractional owners of a list of the year’s peak travel days, which will not exceed 25 days.

For all flights outside of the Primary Service Area, which is comprised of the continental United States, certain airports in the Bahamas and Cabo San Lucas, fractional owners must request an aircraft at least 7 days prior to the scheduled date of the first leg of the trip. All such requests are filled on a first-come first-served basis, provided that, for each such request, the fractional owner has provided sufficient information regarding the trip to enable Avantair to schedule the trip.

The Avantair Card Program

In 2006, Avantair introduced a card program that allows a purchaser to access Avantair’s aircraft for 15 or 25 hours of flight time without the requirement to purchase ownership shares in an aircraft. The card holder purchases the entire card amount in advance and receives the same service as a fractional owner. After the card holder has exhausted the hours purchased, the holder has no further obligations to Avantair. The program offers an option for individuals and businesses seeking to experience fractional ownership. Avantair’s management considers its card program to be an effective means of introducing potential purchasers to its fractional ownership program. In December, 2007, we discontinued sales of the 15 hour card. Avantair’s card program currently is priced at $ 115,000 for a 25 hour card.

Chartering

Whenever possible, Avantair will schedule an aircraft from its fleet for each request for use by a fractional owner. In the event that none of Avantair’s aircraft are available, Avantair will charter a comparable aircraft for use by the owner, provided that the fractional owner has complied with all applicable notice requirements and all other program provisions. Avantair will only charter aircraft that satisfy the Aviation Research Group US (ARG/US) Gold or Platinum rating.

Expiration of the Program

Upon the expiration of the term of Avantair’s agreement with a fractional owner, the owner shall have the option to (i) sell the owner’s interest in the aircraft and cease to participate in the Avantair program, (ii) sell this interest and purchase an interest in another aircraft that participates or will participate in the Avantair program or (iii) retain this interest and renew their participation in the program.

Sales and Marketing

Avantair targets customers based on demographic data, including net worth, household income, job title and age.

Avantair uses a variety of methods to market and advertise its fractional ownership program, including print advertising, direct mail, trade events, web site and online and referral incentives. In fiscal 2007, approximately half of Avantair’s marketing budget was allocated to print advertising. Advertising placement is based on historical data and demographics.

Avantair’s direct mail advertising consists of several mailings and e-mailings per year to targeted prospective customers. Avantair also participates in live events, including events at fixed base operators attended by owners and prospective owners. The events are targeted geographically and often timed to coincide with trade shows and other industry events to reduce the cost to Avantair.

As part of its marketing, Avantair maintains a web site at www.avantair.com. All of Avantair’s collateral and print marketing materials, direct mail, email and video materials direct prospective buyers to its web site.

Public relations efforts are driven by editorial opportunities and news pitches to key editors. Recent editorial placements include magazines such as Robb Report, Golf Digest and Business Week, as well as travel and aircraft industry publications. An owner newsletter, Contrails, is published quarterly with pertinent news, purchase reinforcement and any new programs. Contrails is also placed in packages that are sent to prospects at first inquiry into the fractional program.

An important element of Avantair’s marketing strategy is referral incentives. Approximately 30% of new share sales during 2005 and 2006 have been generated from referrals from existing share owners. Approximately 40%of new share sales during 2007 have been generated from referrals from existing share owners. Under Avantair’s referral incentive program, a fractional owner who refers a customer to Avantair receives two additional allocated hours of flight time.

One internal measurement used to assess future sales is leads generated by both the sales force and the other marketing methods described above. The number of Avantair’s sales leads has nearly doubled over the past year. While many leads do not turn into sales, they provide the basis for future sales. Another important indicator is demonstration flights. A very high percentage of potential buyers of shares will request a demonstration flight on one or more aircraft types and on one or more products from different fractional operators. Avantair’s demonstration flights cost the potential buyer approximately $4,500 per hour, with the price charged deducted from the purchase only in the event that a share or shares are ultimately bought.

Avantair’s sales department is comprised of a vice president of sales and regional sales directors supported by a sales department and a marketing department. Avantair’s sales staff is compensated with a base salary plus commissions.

Fleet and Geographic Scope

As of March 31, 2008, Avantair’s fleet consisted of 47 aircraft, of which approximately 40.5 were fractionalized, approximately 1.5 were available for sale, and five that Avantair operates as core aircraft to provide additional capacity. Currently, all of the fractional aircraft in Avantair’s fleet are Piaggio Avanti P-180 turboprops. In addition, on October 17, 2006, Avantair announced orders for 20 Embraer Phenom 100 aircraft. The Phenom 100 is in the Very Light Jet category of business jets, with the largest cabin in the category. On June 20, 2008, Avantair assigned its rights and obligations to the purchase agreement for the purchase of these 20 Embraer Phenom 100 aircraft to a wholly owned subsidiary, called Share 100 Holding Co., LLC. On the same date, Avantair sold 100 percent of the Class A membership interest of the LLC, with the rights and obligations to 18 of the 20 aircraft, to a third party called Executive AirShares Corporation; Avantair retains the Class B membership interest of the LLC, with the rights and obligations to purchase aircraft 19 and 20. If the third party defaults under its obligations as a Class A member of the LLC, Avantair will then be responsible for the rights and obligations of the remaining undelivered aircraft .

Avantair has focused its sales efforts to date on a national basis. A fractional owner is entitled to board a plane at the location of his/her choosing. The costs of moving a plane, or repositioning it, are borne by Avantair. These costs have been very significant due to fuel, pilots and crew and maintenance costs arising from increased overall usage of the aircraft. As the number of planes in Avantair’s fleet increases, Avantair believes that the relative amount of repositioning should decline. As the size of Avantair’s fleet reaches a critical mass, aircraft will be positioned in strategic locations based on travel patterns. Those locations are frequently determined through the usage of a software optimization program. In addition, Avantair incurs costs associated with pilots and crew, such as transportation to flight departure locations, per diems, meals and hotel expenses. As Avantair’s fleet expands, crews will be domiciled in cities frequented by fractional owner flights. This presents an opportunity for Avantair to leverage more favorable discounts for air and hotel due to volume, as well as making more efficient use of pilot and crew work hours.

Avantair believes that operating a very limited number of aircraft models provides it with cost and operating advantages relative to other fractional aircraft operators that may operate as many as 26 different aircraft models. Among the advantages of operating a limited number of aircraft models are:

•
Maintenance – Reduces costs of repair and maintenance by enabling nearly every member of Avantair’s maintenance staff to service all of its aircraft, plus reduced repositioning of an aircraft results in fewer flight hours and therefore less frequent maintenance;

•
Pilot Training - Pilots need to be certified for a given aircraft model, therefore the operation of a limited number of models means that nearly all employed pilots are available to operate any aircraft in the fleet.

•
Inventory— Fewer parts need to be inventoried which reduces the overall cost of inventory. Due to the uniformity of the fleet, Avantair is exposed to lower capital investment and inventory due to interchangeability of parts and the greater ease of troubleshooting.

Avantair is the sole fractional operator in North America of the Piaggio Avanti P-180 aircraft. The Piaggio Avanti has a unique design that uses forward wing technology which the Company believes allows it to both provide the fastest speed of any turboprop and yet have an unusually large cabin relative to aircraft in its category. The Piaggio Avanti also compares favorably to light jets as the Piaggio Avanti has the lowest fuel usage in the category. This aircraft also allows access to a greater number of airports than most of the jets in its category since it has the capability to land on shorter runways.

The Piaggio Avanti has several very attractive features to fractional shares owners:

•	Stand-up Cabin– A stand-up cabin and a private lavatory, which is unique in its category.

•	Flying Capacity– Ability to fly 1,300 nautical miles with five passengers, luggage and a full fuel load.

•	Speed– Fastest turboprop manufactured, with jet-like speed of 458 mph.

•	Runway capability– Ability to land on shorter runways allowing access to a greater number of airports.

•	Comfortable Ride– Sound dampening interior and rear mounted props, which help deliver a quiet ride.

•
Safety– Since its introduction in 1989, there has not been a fatal accident involving a Piaggio Avanti P-180. In addition, the Avanti’s wing design reduces the effects of turbulence and its de-icing system reduces the impact of inclement weather on aircraft operation.

The pricing structure afforded by utilizing the Piaggio Avanti allows Avantair to attract a customer desiring quality at a lower price point. Offering the cabin cross section of a mid-size aircraft and fuel efficiency of a turboprop, along with no hourly fees, allows Avantair to lower the cost of fractional ownership to a broader range of consumers.

Flight Operations

Avantair’s Operations Control Center is made up of four departments that all play a role in a fractional owner’s trip from the first phone call to completion of the trip at the final destination:

•	Owner Services

•	Pilot Services

•	Flight Specialist

•	Flight Following.

After a fractional share is sold to a customer, a fractional owner is assigned an Owner Services team. This team assists the fractional owner in scheduling flights and making necessary arrangements based on the owner’s flight requirements, including coordinating with Avantair’s Operations Control Center.

The flight scheduling process begins when a fractional owner contacts the owner’s Owner Services team. When a fractional owner contacts Avantair to schedule a flight, an assigned Owner Services team member handles the request. The team member will ask for all details of the proposed trip, including airport of departure and arrival as well as fixed base operation preference. This department also handles any ground transportation and/or catering orders.

The trip request is subject to an approval process with the Flight Specialist. After approval, the trip is entered into Avantair’s FlightOps computer system by Owner Services. The trip request is then delivered to the fractional owner for approval. This is used as a quality control so that Avantair is sure it has all the correct details of the fractional owner’s trip. After a signed confirmation is received from the fractional owner, Owner Services will confirm this trip reservation in FlightOps. The night before and the morning of the trip, Owner Services reconfirms all ground and/or catering requests for quality control.

The day before the trip, the flights will be assigned to an Avantair aircraft by the Flight Specialist. The Flight Specialist then confirms the availability and location of the aircraft for the next day in an effort to ensure that the fractional owner gets the optimal schedule with the least amount of repositioning time. This confirmation process also takes into consideration the crew duty, rest and flight time regulations.

The job of Pilot Services is to schedule pilots for flights and arrange accommodations for pilots away from their base of operations. Pilot Services is also responsible for the crew scheduling of all aircraft.

Flight Following tracks all current flights that are in progress through direct contact with the crew and through FlightOps. Flight Following monitors weather conditions and other situations which may lead to delays, and works with the flight crews and the Operations Control Center to resolve delays as quickly as possible.

Pilot Hiring and Training

Avantair selects and hires pilots based on a detailed screening process, including interviews, assessments of the candidate’s knowledge of Avantair’s aircraft, applicable regulations and flight skills, and background checks. All pilots are initially hired into first officer positions. Minimum requirements for initial hires include:

•	2,500 hours of total flight time;

•	1,000 multi-engine flight hours; and

•	250 hours of flight hours within the previous 12 months.

All pilots must complete FAA required and approved ground and flight training prior to flying any flight leg for any of Avantair’s fractional owners. Further, all of Avantair’s pilots must fulfill ongoing training requirements. Avantair’s pilots each have an average of over 6,200 hours of total flight time.

Aircraft Maintenance

Avantair aircraft maintenance follows a schedule of inspections based on the numbers of hours flown at the recommendation of the aircraft manufacturer and approval of the FAA. This schedule consists of four levels of inspection - A, B, C and D checks. An A check occurs at every 150 flight hours; a B check at every 600 flight hours; a C check at every 1,500 flight hours; and a D check at every 3,000 flight hours. The scheduled maintenance events, as well as unanticipated events, result in an average downtime of one day for A checks, two days for B checks, five days for C checks and twenty-one days for D checks. As a condition of employment, all of Avantair’s maintenance technicians must have an FAA license and are subject to a background check and drug screening prior to employment. Avantair’s Lead Technicians and Supervisors attend the FAA-approved Piaggio factory training program at Flight Safety. In addition, training is provided at the Rockwell Collins factory school as well as Pratt & Whitney Powerplant (engine) school. Avantair’s main maintenance base and its Maintenance Control Center, which oversees and coordinates all maintenance activity on Avantair’s aircraft, is located in Clearwater, Florida and is staffed 24 hours a day and seven days a week. The average years of experience is over 17 years for Avantair’s maintenance technicians, 25 years for its maintenance controllers and over 25 years for its maintenance quality control staff.

From April 2006 through April 2008, there was an Airframe Maintenance contract and from June 2007 through the current date an Engine Maintenance contract, both with JSSI. In connection with Avantair and JSSI entering into a payment arrangement and a $5.6 million promissory note in April 2008, the parties terminated the Airframe Maintenance contract, but continue their relationship pursuant to the existing Engine Maintenance contract. Avantair will manage the Airframe Maintenance Program on an internal basis.

Competition

Avantair faces competition from other fractional aircraft operations. Avantair’s primary competitors are NetJets, a subsidiary of Berkshire Hathaway, Flight Options, FlexJet, a Bombardier subsidiary, and CitationShares, which is 75% owned by Cessna, a wholly-owned Textron subsidiary. None of these competitors are stand-alone entities like Avantair and all of these competitors are significantly larger than Avantair and with more resources. Some of these companies are subsidiaries of business jet manufacturers, which Avantair’s management believes may hamper their flexibility in purchasing aircraft. According to AvData, there are only five companies which have 3% or more of the total market for fractional aircraft, based upon the units in operation – NetJets, Flight Options, FlexJet, CitationShares, and Avantair, with NetJets having a market share of approximately 50% and Avantair’s three largest competitors having a combined market share of over 80%. According to JetNet, as of April 2008, Avantair had an approximate market share of 7%.

Avantair and other fractional airlines also face competition from charter airlines, air taxis and commercial airlines. Some of these competitors offer greater selection of aircraft (including jet aircraft), some of which permit owners to fly greater distances or at greater speeds, travel with a greater number of passengers and on shorter advance notice before flying.

Avantair’s management believes that fractional aircraft operators compete on the basis of aircraft model and features, price, customer service and scheduling flexibility. Avantair’s management believes that customers are generally willing to continue to use the same fractional aircraft operator so long as such operator provides satisfactory service with competitive pricing. Avantair’s management believes that the quality of its aircraft and service, and the value it provides to its customers, enables it to compete effectively against its larger competitors.

Information Technology

Avantair’s core software application, FlightOps, is designed, developed, and licensed by Bitwise Solutions, Inc. for use in Avantair’s Operations Control Center to plan, schedule and track fractional owner trips as well as manage its fleet. FlightOps uses Oracle as its database server.

Avantair has invested in an efficient high-performance computing environment that includes Dell PowerEdge servers with the latest commercially available Windows-based operating system. In addition, Avantair has approximately 60 Fujitsu Tablet PCs that are used as part of its pilots’ Electronic Flight Bag. These PCs are equipped with core software applications that include navigational aids, flight charts, and aircraft manuals.

Avantair currently has two agreements with Application Services Providers:

•	Salesforce – Customer Relationship Management Sales Force Automation; and

•	Corridor – Enterprise Resource Management Aviation Service Software (Maintenance, Inventory and FBOs).

Government and Other Regulations

Avantair, like all air carriers, is subject to extensive regulatory and legal compliance requirements, both domestically and internationally. In addition to state and federal regulation, airports and municipalities enact rules and regulations that affect aircraft operations. The FAA regulates Avantair’s activities, primarily in the areas of flight operations, maintenance, and other safety and technical matters. FAA requirements cover, among other things, security measures, collision avoidance systems, airborne windshear avoidance systems, noise abatement and other environmental concerns, and aircraft safety and maintenance procedures. Specifically, the FAA may issue mandatory orders, relating to, among other things, the grounding of aircraft, inspection of aircraft, installation of new safety-related items and removal and replacement of aircraft parts that have failed or may fail in the future.

The FAA also has authority to issue air carrier operating certificates and aircraft airworthiness certificates and regulate pilot and other employee training, among other responsibilities. Avantair’s management of fractional aircraft is regulated by the FAA under Part 91, subpart K of the Federal Aviation Regulations (“FARs”), and the FAA has issued Management Specifications reflecting Avantair’s authority to manage such aircraft. In some cases, including all current international operations, the FAA deems Avantair to transport persons or property by air for compensation. Such “charter” operations are regulated under Part 135 of the FARs, and Avantair’s authority to conduct those operations is reflected in an Air Carrier Operating Certificate with operating specifications. Both types of FAA authority potentially are subject to amendment, suspension or revocation. From time to time, the FAA issues rules that require aircraft operators to take certain actions, such as the inspection or modification of aircraft and other equipment.

Avantair’s charter operations under Part 135 also are subject to economic regulation by the U.S. Department of Transportation (“DOT”). To retain its DOT registration as an air taxi, Avantair must remain a U.S. citizen; that is, U.S. citizens must actually control Avantair, at least 75% of Avantair’s outstanding voting stock must be owned and controlled by U.S. citizens, and the President and two-thirds of the directors and other managing officers must be U.S. citizens. Avantair’s organizational documents will provide for the automatic reduction in voting power of common stock owned or controlled by non-U.S. citizens if necessary to maintain U.S. citizenship. If Avantair cannot maintain its U.S. citizenship, it would lose its ability to conduct its charter operations (though not its fractional program manager operations).

Aircraft operators also are subject to various other federal, state and local laws and regulations. The Department of Homeland Security (“DHS”) has jurisdiction over virtually all aspects of civil aviation security and arrivals into and departures from the United States. Avantair is also subject to inquiries by DOT, the FAA, and other U.S. and international regulatory bodies.

Environmental Regulation

Many aspects of Avantair’s operations also are subject to increasingly stringent federal, state, local and foreign laws and regulations protecting the environment concerning emissions to the air, discharges to surface and subsurface waters, safe drinking water, and the management of hazardous substances, oils, and waste materials. Future regulatory developments in the U.S. and abroad could require aircraft operators to take additional action to maintain compliance with applicable laws. For example, potential future actions that may be taken by the U.S. government, foreign governments, or the International Civil Aviation Organization to limit the emission of greenhouse gases by the aviation sector are unknown at this time but could require significant action from aircraft operators in the future.

Avantair is also subject to other environmental laws and regulations, including those that require it to remediate soil or groundwater to meet certain objectives. Under the federal Comprehensive Environmental Response, Compensation and Liability Act (commonly known as “Superfund”) and similar environmental cleanup laws, generators of waste materials, and owners or operators of facilities, can be subject to liability for investigation and remediation costs at facilities that have been identified as requiring response actions. Certain operations of Avantair are also subject to the oversight of the Occupational Safety and Health Administration (OSHA) concerning employee safety and health matters. Avantair also conducts voluntary remediation actions. Environmental cleanup obligations can arise from, among other circumstances, the operation of fueling facilities, and primarily involve airport sites. Future costs associated with these activities are not expected to have a material adverse effect on Avantair’s business.

Risk of Loss and Liability Insurance

The operation of any fractional aircraft business includes risks such as mechanical failure, physical damage, collision, property loss or damage due to events beyond the operator’s control. Avantair carries an all-risk aviation insurance policy (subject to standard aviation exclusions and provisions) which offers protection for physical damage to the hull, bodily injury to passengers, as well as third party bodily injury and property damage. While Avantair believes that its present insurance coverage is adequate, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that Avantair will always be able to obtain adequate insurance coverage at reasonable rates.

Legal Proceedings

Avantair is not involved in any legal proceedings which it believes will have a significant effect on its business, financial position, results of operations or liquidity, nor are we aware of any proceedings that are pending or threatened which may have a significant effect on its business, financial position, results of operations or liquidity.

From time to time, Avantair may be subject to legal proceedings and claims in the ordinary course of business, involving principally commercial charter party disputes. It is expected that these claims would be covered by insurance if they involve liabilities such as arise from collision, other casualty, death or personal injuries to crew, subject to customary deductibles. Those claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources.

Employees

As of March 31, 2008, Avantair had approximately 288 full-time employees, 24 of whom were management and 264 of whom were operational. Avantair believes that it has good relations with its employees.

Facilities

Avantair leases its corporate headquarters and hangar space at 4311 General Howard Drive, Clearwater, Florida under two leases that each expire on April 30, 2020. In addition, Avantair currently leases the following principal properties:

•	100 square feet of office space at 155 Passaic Avenue, Fourth Floor, Fairfield, New Jersey under a lease that is month to month;

•	approximately 65,258 square feet of office and hangar space at 575 Aviation Drive, Camarillo, California under a lease that expires on August 1, 2021; and

•	approximately 125,000 square feet of office and terminal space at 4311 General Howard Drive, Clearwater, FL 33762, under a lease that expires April 30, 2020.

MANAGEMENT

Executive Officers and Directors

Our current directors and executive officers are as follows:

Barry J. Gordon	62	Chairman of the Board
Arthur H. Goldberg	66	Director
Steven Santo	41	Chief Executive Officer and Director
Richard Pytak	46	Chief Financial Officer
Kevin Beitzel	39	Chief Operating Officer
Kevin V. McKamey	43	Executive Vice President
Stephanie A. Cuskley	47	Director
A. Clinton Allen	64	Director
Robert J. Lepofsky	63	Director

Barry J. Gordon has been Avantair’s (formerly known as Ardent Acquisition Corporation) Chairman of the Board and Chief Executive Officer since its inception. Mr. Gordon has nearly 40 years of experience in evaluating aviation industry securities, including membership for 25 years in the Society of Airline Analysts (with 5 years as its president), and over 30 years experience in the senior management of a mutual fund specializing in the airline, aerospace and technology industries. Mr. Gordon served as executive vice president of American Fund Advisors, Inc. from September 1978 until December 1980, as its president from December 1980 until May 1987 and has been its chairman of the board since May 1987. American Fund Advisors is a private money management firm that manages money for high net worth individuals, pension and profit sharing plans. Mr. Gordon has been a director of American Fund Advisors since December 1980. From December 1991 to March 2005, he was president, and from December 1991 to December 1993, he was director, of the John Hancock Technology Series, Inc., an investment company. Since September 1999, Mr. Gordon has been President, Chief Executive Officer and a director of BlueStone AFA Management, LLC, the general partner of the AFA Private Equity Fund 1 (formerly BlueStone AFA Fund), a venture capital fund providing equity capital for public and private companies primarily in the technology sector, and since January 2000, he has been a director of the AFA Private Equity Fund. Mr. Gordon has been Chairman of the Board and Chief Executive Officer of North Shore Acquisition Corp., a blank check company formed in June 2007 for the purpose of effecting a business combination with an operating business, since its inception in June 2007. Mr. Gordon has also been chairman of the board and Chief Executive Officer of the New Jersey Cardinals, a Class A affiliate of the St. Louis Cardinals, from February 1990 until April 2006 and the Norwich Navigators, a Class AA affiliate of the San Francisco Giants, from March 1991 until April 2005. He also served as a director of Winfield Capital Corp., an Over The Counter Bulletin Board listed small business investment company, from October 1995 to October 2005. In 1992, Mr. Gordon was awarded Entrepreneur of the Year for Long Island in financial services. Mr. Gordon received a B.B.A. from the University of Miami and an M.B.A. from Hofstra University.

Arthur H. Goldberg has been a member of Avantair’s (formerly known as Ardent Acquisition Corporation) Board of Directors since inception. Mr. Goldberg has served as a member of Corporate Solutions Group since January 2000. From February 1994 to December 1999, Mr. Goldberg served president of Manhattan Associates, an investment and merchant banking firm. Mr. Goldberg has been a trustee of Ramco-Gershenson Properties Trust (formerly named RPS Realty Trust), a New York Stock Exchange listed real estate investment trust, since 1998. Mr. Goldberg has been a director of North Shore Acquisition Corp., a blank check company formed in June 2007 for the purpose of effecting a business combination with an operating business, since its inception in June 2007. Mr. Goldberg received a B.S. (cum laude) from New York University Stern School and a J.D. from the New York University School of Law.

Steven Santo has served as Chief Executive Officer, President and a director of Avantair since its inception in June 2003 and Skyline Aviation Services, Inc. since June 2002. Mr. Santo is a licensed, commercially-rated pilot who has been flying for approximately 15 years. From 1995 through 2001, Mr. Santo practiced law as an attorney in private practice, concluding his law practice in 2001 as a name partner at the firm of Fields, Silver & Santo. From 1992 to 1995, Mr. Santo served as an Assistant District Attorney in New York working in the office’s major crimes unit. Mr. Santo received a J.D. from St. Johns School of Law and a bachelor’s degree from Villanova University.

Richard Pytak has been the Chief Financial Officer since April 14, 2008. Mr. Pytak has been serving as the Company’s Vice President of Finance since February 2008. Prior to joining Avantair, Mr. Pytak served as Group Controller of Gibraltar Industries, Inc., from August 2003 to January 2008 and as Treasurer from July 1998 to July 2003. Gibraltar Industries, Inc. is a leading manufacturer, processor, and distributor of products for the building, industrial, and vehicular markets, with annual sales of over $1 billion dollars in 2007.

Kevin Beitzel has been the Chief Operating Officer since February 8, 2008. Mr. Beitzel served as the Company’s Executive Vice President of Maintenance and Operations from September 2007 to February 8, 2008. From December 2005 through August 2007, Mr. Beitzel served as the Company’s Vice President of Maintenance. Prior to joining Avantair, Mr. Beitzel served as Director of Vendor Maintenance at US Airways from February 2005 to December 2005. From July 1999 to February 2005 Mr. Beitzel served as Maintenance Operations Manager at US Airways.

Kevin V. McKamey joined Avantair in October 2002 and is currently Executive Vice President. He is responsible for long range planning, and facilities strategies including the FBO business. Prior to joining Avantair, Mr. McKamey had been the Flight and Sales Support Manager of Piaggio Avanti. Mr. McKamey is a graduate of the Embry-Riddle University where he received a degree in Aviation Business Administration.

Stephanie A. Cuskley has been on the board of directors of Insituform Technologies Inc. (NASDAQ:INSU) since 2005 and is chair of its audit committee. Until her retirement in May 2005, Ms. Cuskley was a managing director with JPMorgan Chase where she most recently (2003-2005) headed Investment Banking Coverage for the firm’s mid-cap clients located in the eastern US. Ms. Cuskley joined JPMorgan Chase in 1994 and spent 7 years in high yield origination. Subsequently, from 2001 to 2003, she led a global culture and leadership development initiative (LeadershipMorganChase) sponsored by the firm’s CEO and Executive Committee. Prior to joining JPMorgan Chase, Ms. Cuskley was an Executive VP with Integrated Resources, a large NY-based financial services company, and advised on their financial restructuring. She started her investment banking career in 1985 at Drexel Burnham Lambert as a corporate finance generalist. She is also a commissioner and co-head of the Economic Development committee of the NYC Mayor’s Commission on Women’s Issues and a member of the Resources Development Committee for United Way of New York City. Ms. Cuskley received her MBA from Cornell and her BA from the University of Toronto.

A. Clinton Allen has been the Chairman and Chief Executive Officer of A.C. Allen & Company, a holding company and consulting firm, since 1987. In 2002, Mr. Allen became, and is currently, non-executive chairman and director of Collectors Universe, a provider of value added services to dealers and collectors. From 1989 to 2002, Mr. Allen served as Vice Chairman of the Board of Psychemedics Corporation, Inc., a biotechnology company with a proprietary drug testing product, and as Chairman of the Board of Psychemedics from 2002 to 2003. Mr. Allen was Vice Chairman and a director of the DeWolfe Companies, a real estate firm, from 1991 until it was acquired by Cendant Corporation in 2002. Additionally, he was a director and member of the executive committee of Swiss Army Brands, world’s leading distributor of Swiss Army products from 1994 until it was acquired by Victorinox Corporation in 2002. Mr. Allen also provided the original financing for Blockbuster Entertainment, was their founding director, and served on the Board until Blockbuster was acquired by Viacom/Paramount in 1994. Mr. Allen also served as a director of Steinway Musical Instruments Company, a manufacturer of musical instruments, since 1999 and, since 2003, as its lead director; since 2003, as a director and member of the executive committee of LKQ Corporation, a supplier of recycled OEM automotive parts; and since 2003, as a director of Brooks Automation, a provider of integrated tool and factory automation solutions for the global semiconductor and related industries. Mr. Allen received his undergraduate degree from Harvard University.

Robert J. Lepofsky has been the President, Chief Executive Officer and Director of Brooks Automation, Inc., a publicly held producer of factory automation solutions for the global semiconductor and related industries, since October 2007. Mr. Lepofsky has been Chairman of Westcliff Capital Group, a private holding company since November 2006. After serving for ten years on the Board of Directors of Ensign-Bickford Industries, Inc., a broadly diversified, privately-held corporation with business interests ranging from food flavorings, industrial manufacturing, aerospace defense products and real estate development, Mr. Lepofsky became President and Chief Executive Officer of Ensign-Bickford in January 2005, a position he held until his retirement in November, 2006. From January 1989 to December 2004, Mr. Lepofsky was President and Chief Executive Officer of Helix Technology Corporation, a publicly-held producer of innovative vacuum systems for the semiconductor industry and Mr. Lepofsky previously served as its Senior Vice President and Chief Operating Officer from 1979 through 1988. In January 2005 Mr. Lepofsky was named non-executive Chairman of the Board of Helix, a position he held until October 2005 when Helix merged with Brooks Automation, Inc.,Mr. Lepofsky is a director of Moldflow Corporation, a publicly-held provider of software products and services for the plastics industry and chair of its Corporate Governance and Nominating committee. In the not-for-profit sector Mr. Lepofsky is Vice-Chairman of the CareGroup Health System, a major Harvard-affiliated healthcare system in Boston and a member of the Board of Overseers of the Boston Symphony Orchestra. Mr. Lepofsky received his B.S. degree from Drexel Institute of Technology.

Compliance With Section 16(a) of the Exchange Act

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock and other equity securities of our Company. Officers, directors, and greater than ten percent beneficial owners are required by SEC regulation to furnish us with copies of all Section 16(a) reports they file.

Based solely upon information furnished to us and contained in reports filed with the SEC, as well as any written representations that no other reports were required, we believe that all SEC filings of our directors, executive officers beneficial owners of greater than ten percent complied with Section 16 of the Exchange Act.

Corporate Governance and Board Composition

Our board of directors is comprised of at least a majority of independent directors.

Independent Directors

Each of our directors other than Messrs. Gordon and Santo qualifies as an independent director in accordance with the published listing requirements of the Nasdaq Global Market and the other national securities exchanges. In addition, our board of directors has made a subjective determination as to each independent director that no relationships exist which, in the opinion of our board of directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our directors reviewed and discussed information provided by the directors and us with regard to each director’s business and personal activities as they may relate to us and our management.

Board Structure and Committees

Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee. The charter for each of these committees is available on our website, www.avantair.com. Our board of directors and its committees set schedules to meet throughout the year and also can hold special meetings and act by written consent from time to time as appropriate. The independent directors of our board of directors also hold separate regularly scheduled executive session meetings at which only independent directors are present. Our board of directors has delegated various responsibilities and authority to its committees as generally described below. The committees regularly report on their activities and actions to the full board of directors. Each member of each committee of our board of directors qualifies as an independent director. Each committee of our board of directors has a written charter approved by our board of directors. Copies of each charter are posted on our web site at www.avantair.com under the Corporate Governance section. The inclusion of our web site address in this proxy does not include or incorporate by reference the information on our web site into this proxy.

Audit Committee

The functions of the audit committee and its activities during fiscal 2007 are described below under the heading “Report of the Audit Committee.” From February 23, 2007, the day on which the audit committee was organized, through December 31, 2007, the audit committee consisted of three independent directors, Ms. Cuskley and Messrs. Goldberg and Lepofsky. During such period, the audit committee held 4 meetings and Ms. Cuskley acted as its chairman.

Compensation Committee

The compensation committee of our board of directors reviews, makes recommendations to the board and approves our compensation policies and all forms of compensation to be provided to our executive officers and directors, including, among other things, annual salaries, bonuses, stock options and other incentive compensation arrangements. In addition, our compensation committee administers our stock option plans, including reviewing and granting stock options, with respect to our executive officers and directors, and may from time to time assist our board of directors in administering our stock option plans with respect to all of our other employees. Our compensation committee also reviews and approves other aspects of our compensation policies and matters. The current members of our compensation committee are Messrs. Allen, Goldberg and Lepofsky. Mr. Allen serves as chairman of the compensation committee. From February 23, 2007, the day on which the compensation committee was organized, through December 31, 2007, the compensation committee held one meeting.

Nominating and Governance Committee

The nominating and governance committee of our board of directors reviews and reports to our board of directors on a periodic basis with regard to matters of corporate governance, and reviews, assesses and makes recommendations on the effectiveness of our corporate governance policies. In addition, our nominating and governance committee reviews and makes recommendations to our board of directors regarding the size and composition of our board of directors and the appropriate qualities and skills required of our directors in the context of the then current make-up of our board of directors. This includes an assessment of each candidate’s independence, personal and professional integrity, financial literacy or other professional or business experience relevant to an understanding of our business, ability to think and act independently and with sound judgment and ability to serve our stockholders’ long-term interests. These factors, and others as considered useful by our nominating and governance committee, are reviewed in the context of an assessment of the perceived needs of our board of directors at a particular point in time. As a result, the priorities and emphasis of our nominating and governance committee and of our board of directors may change from time to time to take into account changes in business and other trends, and the portfolio of skills and experience of current and prospective directors.

Our nominating and governance committee establishes procedures for the nomination process and leads the search for, select and recommend candidates for election to our board of directors, subject to legal rights, if any, of third parties to nominate or appoint directors. Consideration of new director candidates typically will involve a series of committee discussions, review of information concerning candidates and interviews with selected candidates. Candidates for nomination to our board of directors typically have been suggested by other members of our board of directors or by our executive officers. From time to time, our nominating and governance committee may engage the services of a third-party search firm to identify director candidates. Our nominating and governance committee selects the candidates for election to our board of directors. Candidates proposed by stockholders will be evaluated by our nominating and governance committee using the same criteria as for all other candidates. The members of our nominating and governance committee are Ms. Cuskley and Messrs. Goldberg and Lepofsky. Mr. Lepofsky serves as chairman of the nominating and governance committee. From February 23, 2007, the day on which the nominating and governance committee was organized, through December 31, 2007, the nominating and governance committee held one meeting.

Policy Regarding Director Attendance

The Company encourages members of its board of directors to attend annual stockholders meetings.

Stockholder Communications with the Board of Directors

The board of directors will give appropriate attention to written communications on issues that are submitted by stockholders and other interested parties, and will respond if and as appropriate. The chairman of the nominating and governance committee will be primarily responsible for monitoring communications from stockholders and other interested parties and will provide copies or summaries of such communications to the other directors as he considers appropriate.

Communications will be forwarded to all directors if they relate to substantive matters and include suggestions or comments that the chairman of the nominating and governance committee considers to be important for the directors to know.

Stockholders and other interested parties who wish to send communications on any topic to the board of directors should address such communications to chairman of the nominating and governance committee at the address provided on the first page of this proxy statement.

Code of Ethics and Business Conduct

Our board of directors has adopted a code of ethics and business conduct that applies to all of our directors, employees and officers, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. The full text of our code of ethics and business conduct is posted on our Web site at www.avantair.com under the Corporate Governance section. We intend to disclose future amendments, if any, to certain provisions of our code of ethics and business conduct, or waivers of such provisions, applicable to our directors and executive officers, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, at the same location on our Web site identified above and also in a Current Report on Form 8-K within four business days following the date of such amendment or waiver. The inclusion of our Web site address in this proxy does not include or incorporate by reference the information on our Web site into this proxy.

Audit Committee Financial Expert

Our audit committee includes at least one member who has been determined by our board of directors to meet the qualifications of an “audit committee financial expert” (as that term is defined in the rules promulgated by the SEC pursuant to the Sarbanes-Oxley Act of 2002). Ms. Cuskley is the independent director who has been determined to be an audit committee financial expert.

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee of the board of directors was an officer or employee of us during 2007 or was formerly our officer or employee. In addition, none of our executive officers served as a member of another entity’s board of directors or as a member of the compensation committee of another entity (or other board committee performing equivalent functions) during 2007, which entity had an executive officer serving on the board of directors.

Directors’ Compensation

Upon the recommendation of the compensation committee, the full board of directors approved an annual compensation arrangement for our independent directors effective February 23, 2007. Such arrangement is comprised as follows:

Annual Fee. Each director, other than those directors serving as employees, receives an annual cash retainer in the amount of $40,000, paid quarterly in arrears. Each director has the option to receive, in whole or in part, such amount in cash or hours flown in Company aircraft. The hours flown in Company aircraft will be valued at estimated fair market value. Mr. Gordon will receive an additional $35,000 in annual cash compensation for service as our non-Executive Chairman.

Audit Committee Chair. The chair of the audit committee, Ms. Cuskley, receives an additional annual cash retainer of $20,000 as our audit committee chair.

On February 23, 2007, Avantair granted 30,000 options to purchase shares of its common stock to each of Barry Gordon, Arthur Goldberg, Stephanie Cuskley, Robert Lepofsky and A. Clinton Allen. The options granted to the directors vest one third each year on the anniversary of the grant, subject to the grantee’s continued service on the Board of Directors.

2007 Director Compensation Table

Name	Fees Earned or Paid in Cash ($)(1)	Option Awards ($)(2)	Total ($)
A. Clinton Allen	10,000	10,113	20,113
Barry Gordon	15,000	10,113	25,113
Arthur Goldberg	10,000	10,113	20,113
Robert Lepofsky	10,000	10,113	20,113
Stephanie Cuskley	15,000	10,113	20,113

(1) The fees earned by the directors may be paid, at the director’s option, in cash and/or in hours flown in Company aircraft at estimated fair market value per hour. Messrs. Allen, Goldberg and Lepofsky have chosen to be paid in hours flown in company aircraft.

(2) The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2007, in accordance with Statement of Financial Accounting Standards No. 123(R).

COMPENSATION DISCUSSION AND ANALYSIS

The primary goals of the compensation committee of our board of directors with respect to executive compensation are to attract and retain the most talented and dedicated executives possible, to tie annual and long-term cash and stock incentives to achievement of specified performance objectives, and to align executives’ incentives with stockholder value creation.

To achieve these goals, our compensation committee recommends executive compensation packages to our board of directors that are generally based on a mix of salary, discretionary bonus and equity awards. Although our compensation committee has not adopted any formal guidelines for allocating total compensation between equity compensation and cash compensation, we intend to implement and maintain compensation plans that tie a substantial portion of our executives’ overall compensation to achievement of corporate goals and value-creating milestones such as the development of our products, the establishment and maintenance of key strategic relationships, reaching sales and marketing targets and the growth of our customer base as well as our financial and operational performance, as measured by metrics such as revenues and profitability.

We have recently retained a compensation consultant to review our policies and procedures with respect to executive compensation. We intend to conduct an annual benchmark review of the aggregate level of our executive compensation, as well as the mix of elements used to compensate our executive officers.

Our compensation committee intends to perform a review based on a survey of executive compensation paid by peer companies in the fractional aircraft industry as well as retain the services of third-party executive compensation specialists, as it sees fit, in connection with the establishment of cash and equity compensation and related policies.

Elements of Compensation

Our compensation committee evaluates individual executive performance with a goal of setting compensation at levels the committee believes are comparable with executives in other companies of similar size and stage of development operating in our industry while taking into account our relative performance and our own strategic goals. The compensation received by our executive officers consists of the following elements:

Base Salary. Base salaries for our executives are established based on the scope of their responsibilities and individual experience, taking into account competitive market compensation paid by other companies for similar positions within the fractional aircraft industry. Base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. Since February 2007, the base salary of our Chief Executive Officer has been $400,000. The annual base salary for our other executive officers range from $150,000 to $250,000.

Our compensation committee believes that these base salary levels are commensurate with the general salary levels for similar positions in companies in a similar stage of development in our industry.

Discretionary Annual Bonus.    In addition to base salaries, our compensation committee has the authority to award discretionary annual bonuses to our executive officers. The annual incentive bonuses are intended to compensate officers for achieving corporate goals and for achieving what the committee believes to be value-creating milestones.

2006 Long-Term Incentive Plan

In February 2007, Avantair’s Board of Directors and stockholders approved Avantair’s 2006 Long Term Incentive Plan (which we sometimes refer to as the Plan).

Purpose

The purpose of the Plan is to further promote the interests of Avantair, its subsidiaries and its stockholders by enabling Avantair and its subsidiaries to attract, retain and motivate employees, non-employee directors and consultants or those who will become employees, non-employee directors or consultants, and to align the interests of those individuals and Avantair’s stockholders.

Number Of Shares

The maximum number of shares of Avantair common stock as to which awards may be granted under the Plan may not exceed 1,500,000 shares. Shares of Avantair common stock subject to issuance upon exercise or settlement of awards with respect to stock options, stock appreciation rights, restricted stock and restricted stock units shall count against this limit. Awards of performance units which are paid in cash, are not subject to this limit and will not count against the number of shares of Avantair common stock available under the Plan. With respect to awards intending to be “qualified performance-based compensation” under Section 162(m) of the Internal Revenue Code (which is referred to as the Code) the maximum amount that can be awarded in any calendar year to any participant is (i) in respect of performance units, performance-based restricted shares and restricted stock units and other awards (other than options and stock appreciation rights), 150,000 shares of Avantair common stock (or the then equivalent fair market value of such shares), and (ii) in the case of stock options and stock appreciation rights, 150,000 underlying shares of Avantair common stock. Avantair may grant awards that exceed the 150,000-share limit so long as the amount in excess of such limit is not intended to be “qualified performance-based compensation” under Code Section 162(m). The limits on the numbers of shares described in this paragraph and the number of shares subject to any award under the Plan are subject to proportional adjustment as determined by Avantair’s Board to reflect certain stock changes, such as stock dividends and stock splits (see “Recapitalization Adjustments” below).

If any awards under the Plan expire or terminate unexercised, the shares of common stock allocable to the unexercised or terminated portion of such award shall again be available for award under the Plan.

Administration

The administration, interpretation and operation of the Plan will be vested in the Compensation Committee of Avantair’s Board of Directors. The Compensation Committee may designate persons other than members of the Compensation Committee to carry out the day-to-day administration of the Plan.

Eligibility

The Plan permits awards to employees, non-employee directors of, and consultants to Avantair and its subsidiary.

No determination has been made as to future awards which may be granted under the Plan, although it is anticipated that recipients of awards will include the current executive officers of Avantair. It is not determinable what awards under the Plan would have been received by the executive officers and directors of Avantair and its subsidiaries during the fiscal year ended December 31, 2005 had the Plan then been in effect.

Awards Under the Plan

Awards under the Plan may consist of stock options, stock appreciation rights (which are sometimes referred to as SARs), restricted shares, restricted stock units or performance unit awards, each of which is described below. All awards will be evidenced by an award agreement between Avantair and the individual participant and approved by the Compensation Committee. At the discretion of the Compensation Committee, an eligible employee may receive awards from one or more of the categories described below, and more than one award may be granted to an eligible employee.

Stock Options and Stock Appreciation Rights

A stock option is an award that entitles a participant to purchase shares of Avantair common stock at a price fixed at the time the option is granted. Stock options granted under the Plan may be in the form of incentive stock options (which qualify for special tax treatment) or non-qualified stock options, and may be granted alone or in addition to other awards under the Plan.

An SAR entitles a participant to receive, upon exercise, an amount equal to:

the excess of

the fair market value on the exercise date of a share of Avantair common stock, over the fair market value of a share of Avantair common stock on the date the SAR was granted,

multiplied by the number of shares of Avantair common stock for which the SAR has been exercised.

The exercise price and other terms and conditions of stock options and the terms and conditions of SARs will be determined by the Compensation Committee at the time of grant, and in the case of stock options, the exercise price per share may not be less than 100 percent of the fair market value of a share of Avantair common stock on the date of the grant. In addition, the term of any incentive stock options granted under the Plan may not exceed ten years. An option or SAR grant under the Plan does not provide the recipient of the option any rights as a shareholder and such rights will accrue only as to shares actually purchased through the exercise of an option or the settlement of an SAR.

If stock options and SARs are granted together in tandem, the exercise of such stock option or the related SAR will result in the cancellation of the related stock option or SAR to the extent of the number of shares in respect of which such option or SAR has been exercised.

Stock options and SARs granted under the Plan shall become exercisable at such time as designated by the Compensation Committee at the time of grant.

Payment for shares issuable pursuant to the exercise of a stock option may be made either in cash, by certified check, bank draft or money order payable to the order of Avantair, or by payment through any other mechanism permitted by the Compensation Committee, including, if the Compensation Committee so determines, by delivery of shares of Avantair common stock.

In addition, the Compensation Committee, in its sole discretion, may provide in any stock option or SAR award agreement that the recipient of the stock option or SAR will be entitled to dividend equivalents with respect to such award. In such instance, in respect of any such award which is outstanding on a dividend record date for Avantair common stock, the participant would be entitled to an amount equal to the amount of cash or stock dividends that would have paid on the shares of Avantair common stock covered by such stock option or SAR award had such shares of Avantair common stock been outstanding on the dividend record date.

Restricted Share Awards and Restricted Stock Units

Restricted share awards are grants of Avantair common stock made to a participant subject to conditions established by the Compensation Committee in the relevant award agreement on the date of grant. Restricted stock units are similar to restricted shares except that no shares of common stock are actually awarded to a participant on the date of grant and the common stock underlying the award will generally be provided to the participant after the vesting conditions have been satisfied.

Restricted shares and restricted stock units will vest in accordance with the conditions and vesting schedule, if any, provided in the relevant award agreement. A participant may not sell or otherwise dispose of restricted shares or restricted stock units until the conditions imposed by the Compensation Committee with respect to such shares and/or units have been satisfied. Restricted share awards and restricted stock units under the Plan may be granted alone or in addition to any other awards under the Plan. Restricted shares which vest will be reissued as unrestricted shares of Avantair common stock.

Each participant who receives a grant of restricted shares will have the right to receive all dividends and vote or execute proxies for such shares. Any stock dividends granted with respect to such restricted shares will be treated as additional restricted shares. Participants receiving grants of restricted stock units will not be stockholders until the common stock underlying the award is provided to them and they will not enjoy the rights of stockholders (such as receiving dividends and voting or executing proxies) until that time.

Performance Units

Performance units (with each unit representing a monetary amount designated in advance by the Compensation Committee) are awards which may be granted to participants alone or in addition to any other awards granted under the Plan. Generally, participants receiving performance unit grants will only earn such units if certain performance goals are satisfied during a designated performance period. The Compensation Committee will establish such performance goals and may use measures such as level of sales, earnings per share, income before income taxes and cumulative effect of accounting changes, income before cumulative effect of accounting changes, net income, earnings before interest and taxes, return on assets, return on equity, return on capital employed, total stockholder return, market valuation, cash flow, Cash EBITDA, completion of acquisitions and/or divestitures, comparisons to peer companies, individual or aggregate participant performance or such other measure or measures of performance as the Compensation Committee determines. The participant may forfeit such units in the event the performance goals are not met. If all or a portion of a performance unit is earned, payment of the designated value thereof will be made in cash, unrestricted shares of Avantair common stock, in restricted shares or in any combination thereof, as provided in the relevant award agreement.

Performance Goals For Qualified Performance-Based Compensation

Section 162(m) of the Code limits Avantair’s ability to deduct compensation paid to its senior executive officers, unless the compensation qualifies as “qualified performance-based compensation,” as defined in that section and the regulations promulgated under that section. In order to qualify as “qualified performance-based compensation,” the material terms of the performance goals must be disclosed to Avantair’s stockholders and approved by the stockholders. Among the material terms of the performance goals are descriptions of the business criteria on which the performance goals will be based.

To the extent possible, Avantair intends to have the Plan satisfy the requirements of Section 162(m) so that the Compensation Committee is able to grant awards satisfying the requirements of “qualified performance based compensation.” Consequently, Avantair must disclose the following business criteria in establishing performance goals under the plan:

level of sales,

earnings per share,

income before income taxes and cumulative effect of accounting changes,

income before cumulative effect of accounting changes,

net income,

earnings before interest and taxes, return on assets,

return on equity,

return on capital employed,

total stockholder return,

market valuation,

cash flow,

cash EBITDA,

comparisons to peer companies, and

completion of acquisitions and/or divestitures.

These performance goals will be based on any of the above business criteria, either alone or in any combination, on either a consolidated or business unit or divisional level, as the Compensation Committee may determine. Such business criteria will have any reasonable definitions that the Compensation Committee may specify, which may include or exclude any or all of the following items: extraordinary, unusual or non-recurring items; effects of accounting changes; effects of currency fluctuations; effects of financing activities (e.g., effect on earnings per share of issuing convertible debt securities); expenses for restructuring or productivity initiatives; non-operating items; acquisition expenses; and effects of divestitures. Any such business criterion or combination of such criteria may apply to a participant’s award opportunity in its entirety or to any designated portion or portions of the award opportunity, as the Compensation Committee may specify.

Recapitalization Adjustments

Awards granted under the Plan, any agreements evidencing such awards and the maximum number of shares of Avantair common stock subject to all awards, as well as the per participant per calendar year limitations described above, shall be subject to adjustment or substitution, as determined by Avantair’s Board of Directors, as to the number, price or kind of a security or other consideration subject to such awards or as otherwise determined by the Board to be equitable (i) in the event of changes in the outstanding stock or in the capital structure of Avantair by reason of stock or extraordinary cash dividends, stock splits, reverse stock splits, recapitalization, reorganizations, mergers, consolidations, combinations, exchanges, or other relevant changes in capitalization occurring after the date of grant of any such award or (ii) in the event of any change in applicable laws or any change in circumstances which results in or would result in any substantial dilution or enlargement of the rights granted to, or available for, participants, or which otherwise warrants equitable adjustment because it interferes with the intended operation of the Plan. Avantair shall give each participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.

Mergers and Other Similar Events

In the event of any of the following:

A. Avantair is merged into or consolidated with another corporation or entity;

B. All or substantially all of the assets of Avantair are acquired by another person; or

C. The reorganization or liquidation of Avantair

Avantair’s Board of Directors may cancel any outstanding awards and cause the holders thereof to be paid, in cash, securities or other property (including any securities or other property of a successor or acquirer), or any combination thereof, the value of such awards as determined by Avantair Board of Directors, in its sole discretion (e.g., in the case of Stock Options, based upon the excess of the value of a share of Avantair common stock over the exercise price per share). Avantair’s Board of Directors may provide that such cash, securities or other property is subject to vesting and/or exercisability terms similar to the award being cancelled.

Amendment, Suspension or Termination of the Plan

Unless earlier terminated by Avantair’s Board of Directors, the Plan shall terminate on the date 10 years after the date the first award is granted thereunder. The Board may amend, suspend or terminate the Plan (or any portion thereof) at any time. However, no amendment shall (a) materially and adversely affect the rights of any participant under any outstanding award, without the consent of such participant (except as described below) or (b) increase the number of shares available for awards under the Plan without shareholder approval.

Section 409A of the Code provides substantial penalties to persons deferring taxable income, unless the requirements of Section 409A have been satisfied. Many awards provided under the Plan could be viewed as deferring income for participants and may, therefore, be subject to Section 409A. As of the date this report is being prepared, the Internal Revenue Service has not yet issued final regulations interpreting Section 409A, but they are expected to be issued in the near future. These final regulations, when issued, may require amendments to be made to the Plan. Consequently, the Plan explicitly provides that Avantair’s Board of Directors may amend the Plan, without participant consent, in any way it deems appropriate, even if such amendment would materially and adversely affect the rights of participants to satisfy Section 409A and the regulations that will be issued thereunder.

401(k) Plan

We have a tax-qualified employee savings and retirement plan, or 401(k) plan, which generally covers our employees. The plan is intended to qualify under Sections 401(a), 401(k) and 401(m) of the Internal Revenue Code of 1986, as amended, so that contributions, and income earned thereon, are not taxable to employees until withdrawn from the plan. Under the plan, employees may elect to reduce their current compensation by up to the statutorily prescribed annual limit ($15,500 in calendar year 2007) and have the amount of the reduction contributed to the plan. The plan also permits, but does not require, us to make matching contributions and profit-sharing contributions to the plan on behalf of participants. In addition, eligible employees may elect to contribute an additional amount of their eligible compensation as a catch-up contribution to the 401(k) plan, provided that such employees are age 50 or older ($5,000 in calendar year 2006). To date, we have not made any discretionary or profit-sharing contributions to the 401(k) plan. As a tax-qualified plan, we can generally deduct contributions to the 401(k) plan when made, and such contributions are not taxable to participants until distributed from the plan. Pursuant to the terms of the plan, participants may direct the trustees to invest their accounts in selected investment options.

Summary Compensation Table

The following table summarizes the compensation paid to our Chief Executive Officer, Chief Financial Officer, and to our other two most highly compensated executive officers whose total annual salary and bonus exceeded $100,000, for services rendered in all capacities to us during our fiscal year 2007. We refer to these officers as our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Restricted Stock Grants ($)(1)	All Other Compensation ($)	Total ($)
Steve Santo Chief Executive Officer and Director (2)	2007	$343,750	$200,000	$16, 190	$55,670(3)	$615,610
John Waters Chief Financial Officer and Director (4)	2007	195,673	150,000	12,082	22,500(5)	380,255
Tracy L. Chaplin Chief Operating Officer (6)	2007	180,709	53,651	8,216	—	242,576
Kevin V. McKamey Executive Vice President	2007	150,000	25,000	4,833	11,280(7)	191,113

(1) The amounts shown reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2007, in accordance with Statement of Financial Accounting Standards No. 123(R).

(2) In October 2006, we entered into a three-year employment agreement with Mr. Santo, our Chief Executive Officer and a director. Mr. Santo received an increase in his annual base salary to $400,000 after the closing of the sale of the company to Ardent Acquisition Corporation and is eligible to receive an annual performance bonus, which for 2007 may be 60% of his base salary. Future annual base salary will not be less than $400,000, with increases approved by the Compensation Committee and/or the Board of Directors.

(3) Mr. Santo received an auto allowance of $23,934 and a housing allowance of $31,736.

(4) Effective April 11, 2008, Mr. Waters employment ended.

(5) Mr. Waters was engaged as an independent consultant during a portion of fiscal year 2007 and received consulting fees.

(6) Effective February 7, 2008, Ms. Chaplin’s employment ended.

(7) Mr. McKamey received an auto allowance of $11,280.

Grants of Plan – Based Awards for the Fiscal Year Ended June 30, 2007

We have granted shares of restricted stock or other plan-based awards and plan to continue to grant shares of restricted stock or other plan-based awards to executive officers, employees and other service providers. The following table provides information, as of June 30, 2007, concerning shares of restricted stock granted to our named executive officers during the fiscal year ended June 30, 2007:

2007 Grants of Plan-Based Awards

Name	Grant Date	All Other Stock Awards Number of Shares of Stock or Units ($)(1)
Steve Santo	5/18/2007	67,000
John Waters (2)	5/18/2007	50,000
Tracy Chaplin (3)	5/18/2007	34,000
Kevin McKamey	5/18/2007	20,000

(1) Awards of restricted stock granted under the 2006 Long-Term Incentive Plan. One-third of the shares granted to each executive officer vest on May 18, 2008, and one-twelfth of the shares vest every three months thereafter.

(2) Effective April 11, 2008, Mr. Waters employment ended and in connection therewith, Mr. Waters forfeited 16,666 of these shares.

(3) Effective February 7, 2008, Ms. Chaplin’s employment ended and in connection therewith, these shares were forfeited.

The Plan was approved on February 22, 2007. On May 18, 2007, Avantair granted an aggregate of 214,000 shares of restricted stock to its executive officers and employees.

Outstanding Equity Awards for the Fiscal Year Ended June 30, 2007

The following table provides information concerning outstanding equity awards as of June 30, 2007, by each of our named executive officers:

Stock Awards

Name	Number of Shares or Units of Stock That Have Note Vested (#)	Market Value of Shares or Units of Stock That Have Note Vested ($)(1)
Steven Santo	67,000	345,050
John Waters (2)	50,000	257,500
Tracy Chaplin (3)	34,000	175,100
Kevin McKamey	20,000	103,000

(1) Awards of restricted stock granted under the 2006 Long-Term Incentive Plan. One-third of the share grated to each executive officer vest on May 18, 2008, and one-twelfth of the shares vest every three months thereafter.

(2) Effective April 11, 2008, Mr. Waters employment ended and in connection therewith, Mr. Waters forfeited 16,666 of  these shares.

(3) Effective February 7, 2008, Ms. Chaplin’s employment ended and in connection therewith, these shares were forfeited.

Option Exercises and Stock Vested

No named executive officer was granted any stock options and there were no options exercised during the fiscal year ended June 30, 2007. The Company issued 474,000 shares of fully vested stock to Messrs. Santo, Waters and McKamey. There were no shares of restricted stock that vested during the fiscal year ended June 30, 2007.

Employment Agreements

Steven Santo

On September 29, 2006, we entered into an employment agreement with Mr. Santo, our Chief Executive Officer and a director. The agreement provides that Mr. Santo will receive an annual base salary of $400,000 after the closing of the sale of the company to Ardent Acquisition Corporation and will be eligible to receive an annual performance bonus, which for 2007 may be 60% of his base salary. Future annual base salary will not be less than $400,000, with increases approved by the Compensation Committee and/or the Board of Directors. Mr. Santo is entitled, among other things, to:

participate in all benefit programs, including the registered retirement savings plan, established and made available to its employees;

monthly housing allowance in the amount of $2,800 through June 30, 2008;

monthly automobile lease reimbursement of $1,500; and

reimbursement for any reasonable out-of-pocket expenses incurred in the course of employment.

The term of the employment agreement is three years.

Termination Benefits

If the agreement is terminated by Mr. Santo voluntarily without good reason, Avantair shall have no further obligations following the effective date of termination other than to pay the employee for any accrued but unpaid salary and reimbursable expenses.

If the agreement is terminated by Avantair without cause or by the executive for good reason or for disability, then Mr. Santo is respectively entitled to:

any then accrued but unpaid base salary and performance bonus as of the date of termination; and

payment of the base salary in effect at the time of termination and continuation of health insurance for a period of 12 months.

In each agreement, “cause” means:

employee’s fraud or breach of fiduciary obligations in connection with performance of his duties with Avantair (including but not limited to any acts of embezzlement or misappropriation of funds);

employee’s indictment for a felony or plea of guilty or nolo contendere to a felony charge or any criminal act involving moral turpitude;

employee’s being under the influence of any drugs (other than prescription medicine or other medically-related drugs to the extent that they are taken in accordance with their directions) or repeatedly being under the influence of alcohol, during the performance of his duties under his employment agreement, or, while under the influence of such drugs or alcohol, engaging in grossly inappropriate conduct during the performance of his duties under his employment agreement;

employee’s refusal to substantially perform his duties under his employment agreement, except in the event that the employee becomes permanently disabled;

employee’s willful misconduct or gross negligence in connection with his employment;

employee’s material violation of any Avantair policies or procedures relating to harassment, discrimination or insider trading; or employee’s material breach of any provision of his employment agreement.

In each agreement, “good reason” means:

Avantair’s willful material breach of any provision of his employment agreement;

any material adverse change in employee’s position, authority, duties or responsibilities (other than a change due to employee’s permanent disability or as an accommodation under the Americans With Disabilities Act) which results in: (A) a diminution in any material respect in employee’s position, authority, duties, responsibilities or compensation, which diminution continues in time over at least thirty (30) days, such that it constitutes an effective demotion; or (B) a material diversion from employee’s performance of the functions of employee’s position, excluding for this purpose material adverse changes made with employee’s written consent or due to employee’s termination for cause or termination by employee without good reason; or

relocation of Avantair’s headquarters and/or employee’s regular work address to a location which requires the employee to travel more than forty (40) miles from employee’s place of employment on the date of his employment agreement.

In addition, Mr. Santo’s interest in any stock options or restricted stock will fully vest on the effective date of a termination without cause.

Under the employment agreement with Mr. Santo, if the employment agreement had been terminated by the Company without cause or by Mr. Santo for good reason or for disability, effective June 29, 2007 (the last business day of our fiscal year of 2007), he would have been paid a total of $755,850, including: (i) $400,000 representing his base salary then in effect, (ii) $10,800 representing the continuation of health insurance for a period of 12 months; and (iii) $345,050 representing the acceleration of the vesting of 67,000 shares of restricted stock from the 2006 Long-term Incentive Plan (based on the closing price of $5.15 per share as of June 29, 2007).

SELLING STOCKHOLDERS

The following table sets forth information with respect to the selling stockholders and the respective common stock and warrants beneficially owned by each selling stockholder that may be offered under this prospectus. When we refer to the “selling stockholders” in this prospectus, we mean those persons listed in the table below, as well as the permitted pledgees, donees, assignees, transferees, successors and others who later hold any of the selling stockholders’ interests. The information is based on information that has been provided to us by or on behalf of the selling stockholders. Because the selling stockholders may from time to time use this prospectus to offer all or some portion of the common stock offered hereby, we cannot provide an estimate as to the amount or percentage of any such type of security that will be held by any selling stockholders upon termination of any particular offering or sale under this prospectus. We also cannot advise you as to whether the selling stockholders will in fact sell any or all of the shares of common stock listed next to their names below. In addition, the selling stockholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of common stock in transactions exempt from the registration requirements of the Securities Act, after the date on which they provided the information set forth on the table below. Information concerning the selling stockholders may change from time to time, and any changed information will be set forth if and when required in prospectus supplements or other appropriate forms permitted to be used by the SEC.

For the purposes of the following table, the number of shares of our common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling stockholder has sole or shared voting power or investment power and also any shares which that selling stockholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, restricted stock unit, warrant or other rights.

Name of Selling Stockholder	Number of Shares Beneficially Owned Prior to Offering	Number of Shares Offered	Number of Shares Beneficially Owned After Offering	% of Common Stock Beneficially Owned After the Offering
Jonathan Auerbach (1)	4,997,148	1,941,748	3,055,400	17.59%

Paul Sonkin (2)	3,247,481	233,010	3,014,471	18.39%

Paul J. Solit (3)	2,320,265	776,699	1,543,566	9.86%
TOTAL	10,564,894	2,951,457	7,613,437	45.84%

(1)
The business address of Mr. Auerbach is Hound Partners, LLC, 101 Park Avenue, 48th Floor, New York, NY 10178. The shares are held by Hound Partners, LP and Hound Partners Offshore Fund, L.P. Mr. Auerbach is the managing partner of Hound Performance, LLC and Hound Partners,LLC, investment management firms that serve as the general partner and investment manager, respectively, to Hound Partner, LP and Hound Partners Offshore Fund, LP. Includes 2,150,000 shares of common stock issuable upon exercise of warrants and 1,941,748 shares of common stock that may be acquired upon the conversion of Series A Convertible Preferred Stock.

(2)
The business address of Mr. Sonkin is 460 Park Avenue, 12th Floor, New York, New York 10022. The shares are held by Hummingbird Value Fund, L.P., The Hummingbird Microcap Value Fund, L.P. and The Hummingbird Concentrated Fund, L.P. Mr. Sonkin, as managing member and control person of Hummingbird Management LLC, the investment manager of such entities, has sole voting and dispositive power over such shares. Includes 1,173,590 shares of common stock issuable upon exercise of warrants and 233,010 shares of common stock that may be acquired upon the conversion of 12,000 shares of Series A Convertible Preferred Stock.

(3)
The business address of Mr. Solit is Potomac Capital Management, 825 Third Avenue, 33 Floor, New York, NY 10022. Includes 430,000 shares of common stock issuable upon exercise of warrants and 776,699 shares of common stock that may be acquired upon the conversion of 40,000 shares of Series A Convertible Preferred Stock.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of June 27, 2008 by:

•	each person who, to our knowledge, beneficially owns more than 5% of the outstanding shares of the common stock;

•	each of our directors and named executive officers; and

•	all of our executive officers and directors as a group.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock. Beneficial ownership is determined in accordance with the rules of the SEC and generally requires that such person have voting or investment power with respect to securities. In computing the number of shares beneficially owned by a person listed below and the percentage ownership of such person, shares of common stock underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of June 27, 2008 are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person.

Unless otherwise indicated in the footnotes to the following table, each person named in the table has sole voting and investment power and that person’s address is 4311 General Howard Drive, Clearwater, Florida 33762.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership		Percent of Class
Jonathan Auerbach(2)	4,997,148	(2)	25.9%
Steven Santo(3)	1,702,362		11.2%
Allison Roberto(4)	1,646,650		10.8%
Paul Sonkin(5)	3,247,481	(6)	19.5%
Jeff Feinberg(7)	1,000,000		6.6%
Jeffrey Kirby(8)	864,900		5.6%
Paul J Solit(9)	2,320,265	(9)	14.1%
Seth Klarman(10)	817,000		5.4%
Fred B. Barbara(11)	756,426		5.0%
Barry J. Gordon(12)	1,017,066	(13)	6.5%
Richard Pytak	0		*
Arthur H. Goldberg(14)	327,832	(15)	2.1%
Stephanie A. Cuskley(16)	13,000	(17)	*
A. Clinton Allen(18)	35,000	(19)	*
Robert J. Lepofsky(20)	23,000	(21)	*
Kevin McKamey	357,445	(22)	2.3%*
Kevin Beitzel	8,842	(23)	*
Gilder, Gagnon, & Howe & Co. LLC	1,095,111		7.2%
All directors and executive officers as a group (9 individuals)	5,131,197	(24)	33.8%

*	Less than 1%.
(1)	Unless otherwise noted, the business address of each of the following is c/o Avantair, 4311 General Howard Drive, Clearwater FL 33762
(2)
The business address of Mr. Auerbach is Hound Partners, LLC, 101 Park Avenue, 48th Floor, New York, NY 10178. The shares are held by Hound Partners, LP and Hound Partners Offshore Fund, L.P. Mr. Auerbach is the managing partner of Hound Performance, LLC and Hound Partners,LLC, investment management firms that serve as the general partner and investment manager, respectively, to Hound Partner, LP and Hound Partners Offshore Fund, LP. Includes 2,150,000 shares of common stock issuable upon exercise of warrants and 1,941,748 shares of common stock that may be acquired upon the conversion of Series A Convertible Preferred Stock.

(3)
1,641,650 of the shares are held by Camelot 27 LLC. Each of Steven Santo and Allison Roberto are members of Camelot 27 LLC. Includes 60,712 shares of restricted stock which were granted to Steven Santo individually, which one third vested on May 18, 2008 and one twelfth of the shares vest every 3 months thereafter..

(4)
1,641,650 of the shares are held by Camelot 27 LLC. Each of Steven Santo and Allison Roberto are members of Camelot 27 LLC. Includes 5,000 shares of restricted stock which were granted to Allison Santo individually which one third vested on May 18, 2008 and one twelfth of the shares vest every 3 months thereafter.

(5)
The business address of Mr. Sonkin is 460 Park Avenue, 12th Floor, New York, New York 10022. The shares are held by Hummingbird Value Fund, L.P., The Hummingbird Microcap Value Fund, L.P. and The Hummingbird Concentrated Fund, L.P. Mr. Sonkin, as managing member and control person of Hummingbird Management LLC, the investment manager of such entities, has sole voting and dispositive power over such shares.

(6)
Includes 1,173,590 shares of common stock issuable upon exercise of warrants and 233,010 shares of common stock that may be acquired upon the conversion of 12,000 shares of Series A Convertible Preferred Stock.

(7)	The business address of Mr. Feinberg is JLF Asset Management, LLC, 2775 Via De La Valle, Suite 204, Del Mar CA 92014.
(8)	The business address of Mr. Kirby is P.O. Box 70458, Reno, Nevada 89570.
(9)
The business address of Mr. Solit is Potomac Capital Management, 825 Third Avenue, 33 Floor, New York, NY 10022. Includes 430,000 shares of common stock issuable upon exercise of warrants and 776,699 shares of common stock that may be acquired upon the conversion of 40,000 shares of Series A Convertible Preferred Stock.

(10)	The business address of Mr. Klarman is The Baupost Group, LLC, 10 St. James Avenue, Suite 2000, Boston, MA 02116.
(11)	The business address of Mr. Barbara is BHP Partners LLC, 2300 South Archer Avenue, Chicago, IL 60616.
(12)	The business address of Mr. Gordon is 7808 Talavera Place, DelRay Beach, Florida 33446.
(13)
Includes 374,626 shares of common stock issuable upon exercise of warrants. Includes 10,000 shares of common stock issuable upon exercise of options which vested on February 23, 2008. Includes 3,000 shares of restricted stock which vest one-third upon each of the next 3 successive annual meetings of stockholders.

(14)	The business address of Mr. Goldberg is c/o Corporate Solutions Group, 175 Great Neck Road, Suite 404, Great Neck, NY 11021.
(15)
Includes 125,000 shares of common stock issuable upon exercise of warrants. Includes 10,000 shares of common stock issuable upon exercise of options which vested on February 23, 2008. Includes 3,000 shares of restricted stock which vest one-third upon each of the next 3 successive annual meetings of stockholders.

(16)	The business address of Ms. Cuskley is 180 East 79th Street, New York, NY 10021.
(17)
Includes 10,000 shares of common stock issuable upon exercise of options which vested on February 23, 2008. Includes 3,000 shares of restricted stock which vest one-third upon each of the next 3 successive annual meetings of stockholders.

(18)	The business address of Mr. Allen is 710 South Street, Needham, MA 02492.
(19)
Includes 10,000 shares of common stock issuable upon exercise of options which vested on February 23, 2008. Includes 3,000 shares of restricted stock which vest one-third upon each of the next 3 successive annual meetings of stockholders..

(20)	The business address of Mr. Lepofsky is c/o Westcliff Capital Group, PO Box 81367, Wellesley Hills, MA 02461.
(21)
Includes 10,000 shares of common stock issuable upon exercise of options which vested on February 23, 2008. Includes 3,000 shares of restricted stock which vest one-third upon each of the next 3 successive annual meetings of stockholders..

(22)	Includes 20,000 shares of restricted stock granted to Mr. McKamey, which one third vested on May 18, 2008 and one-twelfth of the shares vest every 3 months thereafter.
(23)	Represents shares of restricted stock granted to Mr. Beitzel which one third vested on May 18,2008 and one-twelfth of the shares vest every 3 months thereafter.
(24)	Includes 499,626 shares of common stock issuable upon exercise of warrants. Includes 94,554 shares of restricted stock. Includes 50,000 shares of common stock issuable upon exercise of options.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a summary of transactions since January 1, 2004 to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors or beneficial holders of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements.

On October 2, 2006, our Company (formerly known as “Ardent Acquisition Corporation”) entered into a reverse merger with stockholders of Avantair, Inc., a Nevada corporation (“Old Avantair”), which included, among others, John Waters, our former Chief Financial Officer, Steven Santo, our Chief Executive Officer, Kevin McKamey, our Executive Vice President, and Jeffrey Kirby, Paul Sonkin, Paul Solit and Fred B. Barbara, each at least a 5% beneficial owner of our shares (collectively, the “Related Party Stockholders”) pursuant to which, as part of the reverse merger, our Company sold 539,568 shares to existing stockholders, including members of our management at $2.78 per share.

In connection with a separate (but related) transaction, Old Avantair entered into an investors rights agreement (we refer to this as the Investors Rights Agreement) under which Avantair agreed with certain of its stockholders to cause us to file a registration statement within 60 days following the closing of the acquisition, and to file “shelf” registration statements within 60 days following the issuance of the contingent deferred purchase price payments described above. If we do not timely file any of these registration statements, then, on the 60th day after the issuance of such shares and for each 30-day period thereafter that the applicable registration statement remains unfiled, Advantair will issue warrants (exercisable at $5.00 per share) to the Old Avantair stockholders eligible to participate in such registration statements in an amount equal to 2% of their initial investment in Avantair. In the Stock Purchase Agreement, we acknowledged that we will comply with these obligations. The full text of the Investors Rights Agreements is Exhibit 10.1 of our Current Report on Form 8-K, filed on October 4, 2006.

At the closing of the reverse merger, certain of Old Avantair’s stockholders (who received in the aggregate approximately 51% of the shares of our common stock issued at the closing) agreed to restrictions on their ability to sell certain of these shares of our common stock. These restrictions prohibit sale of such shares by most of these Avantair stockholders until the fifth (5th) business day subsequent to the date which is forty-five (45) days following the date on which we file our Form 10-K (or any applicable successor form) for the fiscal year ending June 30, 2008 with the Securities and Exchange Commission. In addition, upon the close of the reverse merger, John Waters, our Chief Financial Officer, received warrants for $.01 exercisable for an aggregate of 200,000 shares. These warrants were issued on the same terms as the publicly traded warrants of Ardent.

On October 2, 2006, the Old Avantair also issued 474,000 fully vested shares of Class A, common stock with a fair market value of $5.36 per share to three members of its management team, Steven Santo, John Waters and Kevin McKamey. The shares were valued using the trading price of Ardent’s common stock at the date of issuance. Accordingly the company has taken a compensation charge of $2,542,400.

On October 2, 2006, Old Avantair signed the Purchase Agreement with Ardent Acquisition Corporation. The Purchase Agreement provided for Ardent to issue 6,684,822 shares of common stock to the stockholders of Old Avantair in exchange for all of the issued and outstanding shares of Ardent. The agreement also provides for Ardent to issue to the existing shareholders of the Company an additional 954,975 shares in fiscal 2007 and 4,774,873 shares in fiscal 2008 if certain financial milestones are achieved. The Company results did not meet the requirement for the year ended June 30, 2007 and therefore these shares were not issued. In addition, there will be 4,774,873 shares issued to the existing stockholders of Old Avantair, including Steve Santo, John Waters and Kevin McKamey, if the future trading price of the stock meets certain criteria prior to February 23, 2009. Upon the closing of the transaction, 1,601,593 of shares of Ardent’s common stock included within the purchase price were transferred to an escrow agent to secure the indemnification obligations of the Company stockholders under the stock purchase agreement.

Effective September 8, 2006, Old Avantair’s Chairman, Alfred Rapetti, resigned. Upon his resignation, the former chairman and the Company entered into two transactions to reacquire the Company’s shares owned by the former chairman. One transaction entailed the Company’s repurchase of 178,471 shares of the Company’s common stock owned by the former chairman in exchange for the forgiveness of approximately $650,000 the former chairman owed the Company or a value of approximately $3.66 per share. The second transaction involved the Company’s repurchase of the remaining 136,707 shares of the Company’s common stock owned by the former chairman in exchange for $500,000 note payable from the Company or a value of approximately $3.66 per share. Management and the former chairman negotiated the value of each transaction and mutually agreed to such values.

Prior to the Chairman’s resignation, Avantair had entered into the following related party transactions:

An agreement for the continuing education of customer-facing personnel including pilots, with a company that is owned by the wife of the Company’s former Chairman. The payments made to this entity approximated $28,200 and $165,000 during the fiscal years ended June 30, 2007 and 2006, respectively. Effective September 30, 2006, this arrangement had been terminated; and

A lease of an apartment owned by the former Chairman’s wife for use by Avantair personnel and clients. Rental payments of approximately $23,000 were paid to her during the fiscal year ended June 30, 2007 and approximately $60,000 for the year ended June 30, 2006. Effective September 8, 2006, the Company terminated the arrangement.

Avantair has also entered into the following transactions with Steven Santo, its Chief Executive Officer:

As a result of the relocation of the major business activities to Clearwater, Florida, Avantair pays a housing allowance to Steven Santo for his living quarters in Florida. The amount of these rental payments approximate $31,700 for the fiscal year ended June 30, 2007 and $26,000 for the year ended June 30, 2006.

Prior to January 1, 2007, Avantair leased a Socata TBM 850 aircraft from Aircraft Support, LLC (“Aircraft Support”). Steven Santo, our Chief Executive Officer, and Alfred Rapetti, our former Chairman, owned all of the outstanding interests in Aircraft Support. Upon the resignation of Mr. Rapetti, all of Mr. Rapetti’s interests in Aircraft Support, LLC were transferred to Avantair. Avantair made lease payments of approximately $23,000 per month. Rental expense for the three and nine months ended March 31, 2007 was $0 and $138,000, respectively and $54,000 for the year ended June 30, 2006. Upon the resignation of the former Chairman, Avantair assumed 50% of the outstanding interest of Aircraft Support. The remaining 50% of the outstanding interest was assumed by Avantair on January 1, 2007, along with the outstanding debt obligation in the amount of $2.2 million. The fair value of the aircraft is equal to or greater than the debt assumed. Avantair is the guarantor on the related debt. Aircraft Support is a leasing company and its sole asset is the Socata TBM 850 aircraft.

On February 23, 2007, Avantair granted 30,000 options to purchase shares of its common stock to each of Barry Gordon, Arthur Goldberg, Stephanie Cuskley, Robert Lepofsky and A. Clinton Allen. Each of these individuals is a director of Avantair. The options granted to the directors vest one third each year on the anniversary of the grant, subject to the grantee’s continued service on the Board of Directors. In addition, On May 18, 2007, Avantair granted an aggregate of 214,000 shares of restricted stock to its executive officers and employees, including 67,000 shares to Steven Santo, our Chief Executive Officer, 50,000 shares to John Waters, our former Chief Financial Officer, 34,000 shares to Tracy Chaplin, our former Chief Operating Officer and 20,000 shares to Kevin McKamey, our Executive Vice President. One-third of the shares vest on May 18, 2008, and one-twelfth of the shares vest every three months thereafter.

On March 5, 2008, Avantair granted 3,000 shares of restricted stock to each of Barry Gordon, Arthur Goldberg, Stephanie Cuskley, Robert Lepofsky and A. Clinton Allen. Each of these individuals is a director of Avantair. The shares of restricted stock granted to the directors vest one third upon each of the next 3 successive annual meetings of stockholders , subject to the grantee’s continued service on the Board of Directors.

Policies and Procedures for Related Party Transactions

We have adopted a code of ethics, or Code of Conduct, for both our directors, officers and employees and our Chief Executive Officer, Chief Financial Officer and all of our other financial executives pursuant to which all directors, officers and employees must promptly disclose to us any material transaction or relationship that reasonably could be expected to give rise to an actual or apparent conflict of interest with Avantair, Inc. In approving or rejecting the proposed agreement, our audit committee shall consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to the risks, costs and benefits to us, the terms of the transaction, the availability of other sources for comparable services or products, and, if applicable, the impact on a director’s independence. Our audit committee shall approve only those agreements that, in light of known circumstances, are in, or are not inconsistent with, our best interests, as our audit committee determines in the good faith exercise of its discretion.

Director and Officer Indemnification

We have entered into agreements to indemnify our directors and executive officers to the fullest extent permitted under Delaware law. In addition, our certificate of incorporation to be in effect upon the completion of this offering contains provisions limiting the liability of our directors and our bylaws contain provisions requiring us to indemnify our officers and directors. See “Description of Capital Stock—Limitation of Liability.”

DESCRIPTION OF CAPITAL STOCK

The following description of the material terms of our capital stock and warrants includes a summary of our amended and restated certificate of incorporation. This description is subject to the relevant provisions of Delaware General Corporation Law.

General

Our authorized capital stock will consist of 76 million shares of all classes of capital stock, of which 75 million are shares of common stock, par value, $0.0001 per share, and 1 million are shares of preferred stock, par value of $0.0001 per share.

Units

Each unit consists of one share of common stock and two warrants, which started trading separately as of the opening of trading on March 9, 2005. Each warrant entitles the holder to purchase one share of common stock at an exercise price of $5.00 per share.

Common Stock

The holders of shares of our common stock are entitled to one vote for each share on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Subject to the preferences and rights, if any, applicable to the shares of preferred stock, the holders of the shares of common stock are entitled to receive dividends if and when declared by the Board of Directors. Subject to the prior rights of the holders, if any, of the preferred shares, the holders of our shares of common stock are entitled to share ratably in any distribution of our assets upon liquidation, dissolution or winding-up, after satisfaction of all debts and other liabilities.

Preferred Stock

Shares of preferred stock may be issued from time to time in one or more series and our Board of Directors, without approval of the stockholders, is authorized to designate series of preferred stock and to fix the rights, privileges, restrictions and conditions to be attached to each such series of shares of preferred stock. The issuance of shares of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of holders of our shares of common stock.

There are 152,000 shares of Series A Convertible Preferred Stock outstanding. The terms of the Series A Convertible Preferred Stock are set forth in a Certificate of Designations filed November 14, 2007 with the State of Delaware. Pursuant to such Certificate of Designations, the shares of Series A Convertible Preferred Stock (a) will rank senior to all currently outstanding classes of stock of the Company with respect to liquidation and dividends, (b) will be entitled to receive a cash dividend at the annual rate of 9.0%, payable quarterly (with such rate being subject to increase up to a maximum of 12% if such dividends are not timely paid), (c) will be convertible into shares of the Company’s common stock at any time at the option of the Investors based on a conversion price of $5.15 per share (subject to adjustment), (d) may be redeemed by the Company following the seventh anniversary of the issuance of the shares of Series A Convertible Preferred Stock, (e) may be redeemed by the Company in connection with certain change of control or acquisition transactions, (f) will be redeemed by the Company following the ninth anniversary of the issuance of the shares of Series A Convertible Preferred Stock, upon receipt of the written consent of the holders of a majority of the then outstanding shares of Series A Convertible Preferred Stock (g) will vote on an as-converted basis with the Company’s Common Stock and (h) will have a separate vote over certain material transactions or changes which the Company may wish to effect. The Company paid its investment adviser 5% of cash amount of this preferred financing.

Warrants

We currently have warrants outstanding to purchase 14,146,000 shares of our common stock, which entitle the registered holder to purchase one share of our common stock at a price of $5.00 per share. The warrants will expire on February 23, 2009, at 5:00 p.m., Eastern Standard time. We may call the warrants for redemption in whole and not in part, at a price of $.01 per warrant at any time after the warrants become exercisable, upon not less than 30 days’ prior written notice of redemption to each warrant holder, if, and only if, the last reported sale price of the common stock equals or exceeds $8.50 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The warrants are issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and Avantair.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or Avantair’s recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of common stock at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to Avantair, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No warrants will be exercisable unless at the time of exercise a prospectus relating to common stock issuable upon exercise of the warrants is current and the common stock has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to meet these conditions and use our best efforts to maintain a current prospectus relating to common stock issuable upon exercise of the warrants until the expiration of the warrants. On November 2, 2006, we entered into a Warrant Clarification Agreement, dated as of February 24, 2005, with Continental Stock Transfer & Trust Company, as Warrant Agent, to clarify the terms of the warrant agreement. The Warrant Clarification Agreement clarified, consistent with the terms of the warrant agreement and the disclosure contained in our prospectus, that if the prospectus relating to the common stock issuable upon the exercise of the warrants is not current or if the common stock is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless. As discussed above, the foregoing clarification was based on the disclosure set forth in the warrant agreement and the final prospectus. Such clarification is entirely consistent with the terms of the warrant agreement and the disclosure contained in our prospectus.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up to the nearest whole number the number of shares of common stock to be issued to the warrant holder.

In addition, options to purchase a total of 300,000 units at an exercise price of $9.90 per unit (with each unit consisting of one share of our common stock and two warrants, each to purchase one share of our common stock at an exercise price of $6.25 per share) were sold in connection with the underwriting of our initial public offering.

On November 2, 2006, in connection with the Warrant Clarification Agreement with respect to our warrants discussed above, we similarly amended the terms of the unit purchase options granted in connection with our initial public offering. In doing so, we clarified, as of the date of our initial public offering, that (i) if we are unable to deliver any securities pursuant to the exercise of the unit purchase options as a result of our inability to satisfy our registration requirements set forth in the options, we will have no obligation to pay such holder any cash or otherwise “net cash settle” the option or the warrants underlying the option and (ii) there was no specified liability for our failure to satisfy its registration requirements.

Unissued Shares of Capital Stock

Common Stock. As of June 30, 2008, we have outstanding 15,220,817 shares of common stock. There are 14,146,000 shares are reserved on our books and records for issuance upon the exercise of outstanding warrants and issuance of the securities underlying the outstanding unit purchase options, if exercised. In addition, 2,951,457 shares are reserved on our books and records for issuance upon the conversion of outstanding shares of Series A Preferred Stock. The remaining shares of authorized and unissued common stock will be available for future issuance without additional stockholder approval (subject to applicable securities laws and the rules of any securities market or exchange on which our common stock is quoted at the time). While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use the additional shares to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control by, for example, issuing those shares in private placements to purchasers who might side with our Board of Directors in opposing a hostile takeover bid.

Board of Directors; Vacancies

Our Board of Directors currently has six members. Any director elected to fill a vacancy, including a vacancy created by increasing the size of the Board, will hold office until such director’s successor shall have been duly elected and qualified. No decrease in the number of directors will shorten the term of any incumbent director. These provisions may have the effect of slowing or impeding a third party from initiating a proxy contest, making a tender offer or otherwise attempting a change in the membership of our Board of Directors that would effect a change of control.

Limitation of Liability of Directors

The amended and restated certificate of incorporation provides that no director will be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that this limitation on or exemption from liability is not permitted by the Delaware General Corporation Law and any amendments to that law. As currently enacted, the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	payments of unlawful dividends or unlawful stock repurchases or redemptions; or

•	any transaction from which the director derived an improper personal benefit.

The principal effect of this limitation on liability provision is that a stockholder will be unable to recover monetary damages against a director for breach of fiduciary duty unless the stockholder can demonstrate that one of the exceptions listed in the Delaware General Corporation Law applies. This provision, however, will not eliminate or limit director liability arising in connection with causes of action brought under the Federal securities laws. Our certificate of incorporation does not eliminate our directors’ fiduciary duties. The inclusion of this provision in the certificate of incorporation may, however, discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders. This provision should not affect the availability of equitable remedies such as injunction or rescission based upon a director’s breach of his or her fiduciary duties.

The Delaware General Corporation Law provides that a corporation may indemnify its directors and officers as well as its other employees and agents against judgments, fines, amounts paid in settlement and expenses, including attorneys’ fees, in connection with various proceedings, other than an action brought by or in the right of the corporation, if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe his or her conduct was unlawful. A similar standard is applicable in the case of an action brought by or in the right of the corporation, except that indemnification in such a case may only extend to expenses, including attorneys’ fees, incurred in connection with the defense or settlement of such actions, and the statute requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Our amended and restated certificate of incorporation provides that we will indemnify its directors to the fullest extent permitted by Delaware law. Under these provisions and subject to the Delaware General Corporation Law, we will be required to indemnify our directors for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s position with us or another entity that the director serves as a director, officer, employee or agent at our request, subject to various conditions, and to advance funds to our directors before final disposition of such proceedings to enable them to defend against such proceedings. To receive indemnification, the director must have been successful in the legal proceeding or have acted in good faith and in what was reasonably believed to be a lawful manner in our best interest.

Registration Rights

We entered into a registration rights agreement with the Founders pursuant to which the holders of the majority of the Founders Shares will be entitled to make up to two demands that we register these shares pursuant to an agreement to be signed prior to or on the date of this prospectus. The holders of the majority of these shares may elect to exercise these registration rights at any time after the date on which these shares of common stock are released from escrow. In addition, these stockholders have certain “piggy-back” registration rights on registration statements filed subsequent to the date on which these shares of common stock are released from escrow. We will bear the expenses incurred in connection with the filing of any such registration statements.

Anti-Takeover Provisions

Delaware Law

•
We will be subject to Section 203 of the Delaware General Corporation Law regulating corporate takeovers, which prohibits a Delaware corporation from engaging in any business combination with an “interested stockholder,” unless:

•
prior to the date of the transaction, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers, and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

•	Except as otherwise specified in Section 203, an “interested stockholder” is defined to include:

•
any person that is the owner of 15% or more of the outstanding voting securities of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within three years immediately prior to the date of determination and

•	the affiliates and associates of any such person.

Amended and Restated Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation and bylaws:

•	provide for the automatic reduction in voting power of voting stock owned or controlled by a non-U.S. citizen if necessary to maintain Avantair’s U.S. citizenship (as defined below);

•	permit our Board of Directors to otherwise limit transfer and voting rights or redeem shares to the extent necessary to maintain Avantair’s U.S. citizenship; and

•	permit our Board of Directors to make such determinations as may reasonably be necessary to ascertain such ownership and implement such limitations.

In some cases, including all current international operations, we are deemed to transport persons or property by air for compensation. Therefore, federal law requires that at least 75% of our voting securities be owned or controlled by citizens of the U.S. (as defined below), that we be under the actual control of citizens of the United States, and that our president and at least two-thirds of our directors and other managing officers be U.S. citizens. All of our officers and directors are presently U.S. citizens and at no time shall the president or less than two-thirds of its directors and other managing officers be non-U.S. citizens. Our bylaws provide that no shares of our voting stock may be voted by or at the direction of non-U.S. citizens unless such shares are registered on a separate stock record, which will be referred to as the foreign stock record. Our bylaws may further provide that no shares of our voting stock will be registered on the foreign stock record if the amount so registered would exceed the foreign ownership and control restrictions imposed by federal law. Our bylaws may additionally provide that at least two-thirds of its directors and other managing officers be U.S. citizens and that we be under the actual control of U.S. citizens.

Our certificate of incorporation gives our Board of Directors the power to effect any and all measures necessary and desirable to ensure its compliance with the citizenship requirements that at least two-thirds of our directors and other managing officers are U.S. citizens and that we are under the actual control of U.S. citizens.

Our certificate of incorporation allows our Board of Directors to implement certain measures described below in the event the Board believes that a transfer or purported transfer of shares of our capital stock would result in the voting control by more than the percentage permitted by federal aviation law, currently 25%, of our voting stock by persons or entities that are not U.S. citizens. Persons or entities that are U.S citizens will be referred to as U.S. citizens and persons or entities that are not U.S. citizens will be referred to as non-citizens. For these purposes, “U.S. citizen” means:

•	an individual who is a citizen of the United States;

•	a partnership each of whose partners is an individual who is a citizen of the United States; or

•
a corporation or association organized under the laws of the United States or a State, the District of Columbia, or a territory or possession of the United States, of which the president and at least two-thirds of the board of directors and other managing officers are citizens of the United States, which is under the actual control of citizens of the United States, and in which at least 75% of the voting interest is owned or controlled by persons that are citizens of the United States.

Our Board of Directors has the power to effect any and all measures necessary and desirable to implement the following provisions designed to ensure compliance with the domestic stock ownership requirements of federal law: (1) restrictions or prohibitions on transfer of shares of our voting stock to non-citizens, (2) dual stock record or similar system, (3) suspension of voting, dividend and distribution rights with respect to any shares of voting stock owned by non-citizens in excess of the 25% limitation and (4) if necessary, mandatory redemption of voting shares owned by non-citizens in excess of the 25% limitation. To implement these measures, the Board may amend our bylaws. The effect of each of these measures is described below.

Our amended and restated certificate of incorporation authorizes our Board of Directors to implement measures to ensure that any transfer or attempted or purported transfer that would result in more than 25% of the shares of our voting stock being owned by non-citizens will be ineffective until the excess no longer exists. With respect to such shares, our Board of Directors may implement measures that would cause us not to recognize the purported transferee of the shares as a stockholder of Avantair for any purpose other than the transfer by the purported transferee of such excess to a person who is a U.S. citizen, or to the extent necessary to effect any other remedy available to us under our amended and restated certificate of incorporation.

Additionally, pursuant to our amended and restated Certificate of Incorporation and By-Laws;

•	no action can be taken by stockholders except at an annual or special meeting of the stockholders called in accordance with our bylaws, and stockholders may not act by written consent;

•
the approval of holders of two-thirds of the shares entitled to vote at an election of directors will be required to adopt, amend or repeal our bylaws or amend or repeal the provisions of our certificate of incorporation regarding the election and removal of directors, the ability of stockholders to take action and the indemnification of our directors;

•	our board of directors will be expressly authorized to make, alter or repeal our bylaws;

•	our board of directors will be authorized to issue preferred stock without stockholder approval; and

•
we will indemnify officers and directors against losses that may incur in connection with investigations and legal proceedings resulting from their services to us, which may include services in connection with takeover defense measures.

These provisions may make it more difficult for stockholders to take specific corporate actions and could have the effect of delaying or preventing a change in control.

Over-the Counter Bulletin Board Listing

We have our common stock quoted on the Over-the-Counter Bulletin Board under the symbol “AAIR.OB”, our warrants quoted on the Over-the-Counter Bulletin Board under the symbol “AAIRW.OB” and our units quoted on the Over-the-Counter Bulletin Board under the symbol “AAIRU.OB.”

Stock Transfer Agent

The Transfer Agent and Registrar for the shares of our common stock, warrants and units is Continental Stock Transfer & Trust Company.

SHARES ELIGIBLE FOR FUTURE SALE

The sale of a substantial amount of our common stock in the public market after this offering could adversely affect the prevailing market price of our common stock. As of June 30, 2008, we had 15,220,817 shares of common stock outstanding, assuming no exercise of outstanding options or warrants. All of these shares of common stock are freely tradable, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described in this document. In addition, the 2,951,457 shares of common stock (which are underlying our outstanding shares of Series A Preferred Stock) registered pursuant to this Registration Statement will be freely tradable once this Registration Statement is declared effective by the Securities and Exchange Commission without restriction or further registration under the Securities Act, unless the shares are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act. These restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act. These rules are summarized below.

Rule 144

In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least six months from the later of the date those shares of common stock were acquired from us or from an affiliate of ours would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	one percent of the number of shares of common stock then outstanding; or

•	the average weekly trading volume of the common stock on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale of any shares of common stock.

Sales of shares of common stock under Rule 144 may also be subject to manner of sale provisions and notice requirements and will be subject to the availability of current public information about us.

Under Rule 701 of the Securities Act, each of our employees, consultants or advisors who purchased shares from us in connection with a compensatory stock plan or other written agreement is eligible to resell those shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144.

No precise prediction can be made as to the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. We are unable to estimate the number of our shares that may be sold in the public market pursuant to Rule 144 or Rule 701 because this will depend on the market price of our common stock, the personal circumstances of the sellers and other factors. Nevertheless, sales of significant amounts of our common stock in the public market could adversely affect the market price of our common stock.

Stock Plans

We intend to register under the Securities Act 1,500,000 shares of common stock reserved for issuance under our 2006 Long Term Incentive Plan. Shares issued upon the exercise of stock options are eligible for resale in the public market without restriction, subject to Rule 144 limitations applicable to affiliates and the lock-up agreements described in this document.

PLAN OF DISTRIBUTION

The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The term “selling stockholder” includes pledgees, donees, transferees or other successors in interest selling shares received after the date of this prospectus from each selling stockholder as a pledge, gift, partnership distribution or other non-sale related transfer. The number of shares beneficially owned by a selling stockholder will decrease as and when it effects any such transfers. The plan of distribution for the selling stockholders’ shares sold hereunder will otherwise remain unchanged, except that the transferees, pledgees, donees or other successors will be selling stockholders hereunder. To the extent required, we may amend and supplement this prospectus from time to time to describe a specific plan of distribution.

The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling stockholders may make these sales at prices and under terms then prevailing or at prices related to the then current market price. The selling stockholders may also make sales in negotiated transactions. The selling stockholders may offer their shares from time to time pursuant to one or more of the following methods:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	one or more block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	public or privately negotiated transactions;

The selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by the selling stockholders or borrowed from the selling stockholders or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from the selling stockholders in settlement of those derivatives to close out any related open borrowings of stock.

•
on the Over-the-Counter Bulletin Board (or through the facilities of any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association, on which the shares are then listed, admitted to unlisted trading privileges or included for quotation);

•	through underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

In connection with distributions of the shares or otherwise, the selling stockholders may:

•	enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the shares in the course of hedging the positions they assume;

•	sell the shares short and redeliver the shares to close out such short positions;

•	enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of shares offered by this prospectus, which they may in turn resell; and

•	pledge shares to a broker-dealer or other financial institution, which, upon a default, they may in turn resell.

In addition to the foregoing methods, the selling stockholders may offer their shares from time to time in transactions involving principals or brokers not otherwise contemplated above, in a combination of such methods or described above or any other lawful methods. The selling stockholders may also transfer, donate or assign their shares to lenders, family members and others and each of such persons will be deemed to be a selling stockholder for purposes of this prospectus. The selling stockholders or their successors in interest may from time to time pledge or grant a security interest in some or all of the shares of common stock, and if the selling stockholders default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus; provided however in the event of a pledge or then default on a secured obligation by the selling stockholder, in order for the shares to be sold under this registration statement, unless permitted by law, we must distribute a prospectus supplement and/or amendment to this registration statement amending the list of selling stockholders to include the pledge, secured party or other successors in interest of the selling stockholder under this prospectus.

The selling stockholders may also sell their shares pursuant to Rule 144 under the Securities Act, which permits limited resale of shares purchased in a private placement subject to the satisfaction of certain conditions, including, among other things, the availability of certain current public information concerning the issuer, the resale occurring following the required holding period under Rule 144 and the number of shares being sold during any three-month period not exceeding certain limitations.

Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the shares may be listed or quoted, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the shares covered by this prospectus, either as agents for others or as principals for their own accounts, and reselling such shares pursuant to this prospectus. The selling stockholders may effect such transactions directly, or indirectly through underwriters, broker-dealers or agents acting on their behalf. In effecting sales, broker-dealers or agents engaged by the selling stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling stockholders, in amounts to be negotiated immediately prior to the sale (which compensation as to a particular broker-dealer might be in excess of customary commissions for routine market transactions).

In offering the shares covered by this prospectus, the selling stockholders, and any broker-dealers and any other participating broker-dealers who execute sales for the selling stockholders, may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. Any profits realized by the selling stockholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

We are required to pay all fees and expenses incident to the registration of the shares.

We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the common stock offered in this prospectus will be passed upon for us by DLA Piper US LLP. Members of DLA Piper do not own any shares of common stock of Avantair, Inc.

EXPERTS

The consolidated financial statements of Avantair and its subsidiary as of June 30, 2007, 2006 and for each of the three fiscal years in the three-year period ended June 30, 2007, included herein, have been audited by J.H. Cohn LLP, an independent registered public accounting firm, as stated in their report dated December 5, 2007, which is included herein, and such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC’s web site at “http://www.sec.gov.” In addition, our stock is listed for trading on the Nasdaq Global Market. You can read and copy reports and other information concerning us at the offices of the National Association of Securities Dealers, Inc. located at 1735 K Street, Washington, D.C. 20006.

This prospectus is only part of a Registration Statement on Form S-1 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:

•	inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room,

•	obtain a copy from the SEC upon payment of the fees prescribed by the SEC, or

•	obtain a copy from the SEC web site.

AVANTAIR, INC. AND SUBSIDIARY
(Formerly Ardent Acquisition Corporation)

Index

Consolidated Financial Statements:

Report of Independent Registered Public Accounting Firm	F-2
Consolidated Balance Sheets as of June 30, 2007 and 2006	F-3
Consolidated Statements of Operations for the years ended June 30, 2007, 2006 and 2005	F-5
Consolidated Statement of Changes in Stockholders’ Deficit for the years ended June 30, 2007, 2006 and 2005	F-6
Consolidated Statements of Cash Flows for the years ended June 30, 2007, 2006 and 2005	F-7
Notes to Consolidated Financial Statements	F-8
Condensed Consolidated Balance Sheets as of March 31, 2008 and June 30, 2007	F-29
Condensed Consolidated Statements of Operations for the three months ended March 31, 2008 and 2007 and for the nine months ended March 31, 2008 and 2007	F-31
Condensed Consolidated Statements of Changes in Stockholders’ Deficit for the nine months ended March 31, 2008	F-32
Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2008 and 2007 and for the nine months ended March 31, 2008 and 2007	F-33
Notes to Condensed Consolidated Financial Statements	F-35

Report of Independent Registered Public Accounting Firm

The Stockholders and Board of Directors

Avantair, Inc.

We have audited the accompanying consolidated balance sheets of Avantair, Inc. and Subsidiary (Formerly Ardent Acquisition Corporation) as of June 30, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for each of the years in the three-year period ended June 30, 2007. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Avantair, Inc. and Subsidiary as of June 30, 2007 and 2006, and their results of operations and cash flows for each of the years in the three-year period ended June 30, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ J.H. Cohn LLP
Jericho, New York
August 27, 2007, except for the matters discussed in Note 17, as to which the date is December 5, 2007.

AVANTAIR, INC. AND SUBSIDIARY
(Formerly Ardent Acquisition Corporation)
Consolidated Balance Sheets
As of June 30, 2007 and 2006

	June 30,
	2007	2006
ASSETS
CURRENT ASSETS

Cash and cash equivalents	$12,577,468	$2,175,734
Accounts receivable, net	5,087,491	2,792,276
Inventory	579,517	253,533
Property held for sale	—	7,870,300
Current portion of aircraft costs related to fractional sales	31,895,085	21,203,413
Current portion of notes receivable	1,015,163	1,672,481
Prepaid expenses and other current assets	378,394	80,419

Total current assets	51,533,118	36,048,156

AIRCRAFT COSTS RELATED TO FRACTIONAL SALES – net of current portion	74,870,704	43,251,783

PROPERTY AND EQUIPMENT, NET	15,380,698	4,835,743

OTHER ASSETS
Restricted cash	2,942,983	—
Deposits	9,904,054	13,431,683
Deferred maintenance agreement	2,691,539	3,329,500
Notes receivable – net of current portion	1,327,552	2,921,163
Goodwill	1,141,159	1,141,159
Other assets	698,453	195,496

Total other assets	18,705,740	21,019,001

Total assets	$160,490,260	$105,154,683

See Notes to Consolidated Financial Statements

AVANTAIR, INC. AND SUBSIDIARY
(Formerly Ardent Acquisition Corporation)
Consolidated Balance Sheets
As of June 30, 2007 and 2006

	2007	2006
CURRENT LIABILITIES

Accounts payable	$5,765,189	$9,452,291
Accrued liabilities	3,141,061	1,947,338
Borrowings under line of credit from a related party	—	22,317,079
Customer deposits	612,500	580,989
Current portion of deferred revenue related to fractional aircraft share sales	38,058,547	25,205,020
Current portion of notes payable	4,412,288	4,400,293
Unearned management fee and charter card revenues	7,950,636	3,437,615

Total current liabilities	59,940,221	67,340,625

Notes payable, net of current portion	18,560,570	6,550,138
Deferred revenue related to fractional aircraft share sales, net of current portion	92,186,334	64,993,095
Other liabilities	1,762,159	1,301,432

Total long-term liabilities	112,509,063	72,844,665

Total liabilities	172,449,284	140,185,290

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ DEFICIT

Preferred stock, $.0001 par value, Authorized 1,000,000 shares; none issued	—	—
Common stock, Class A, $.0001 par value, 75,000,000 shares authorized, 15,220,817 and 3,288,500 shares issued and outstanding	1,522	329
Common stock, Class B, non-voting, $10 par value, 1,250 shares authorized, 0 and 100 shares issued and outstanding	—	1,000
Additional paid-in capital	46,124,857	671
Accumulated deficit	(56,198,527)	(34,498,621)
Due from stockholder	—	(533,986)
Treasury stock, at cost	(1,886,876)	—

Total stockholders’ deficit	(11,959,024)	(35,030,607)

Total liabilities and stockholders’ deficit	$160,490,260	$105,154,683

See Notes to Consolidated Financial Statements

AVANTAIR, INC. AND SUBSIDIARY
(Formerly Ardent Acquisition Corporation)
Condensed Consolidated Statements of Operations
For the years ended June 30, 2007, 2006 and 2005

	2007	2006	2005
Revenues
Fractional aircraft shares sold	$29,695,175	$23,756,070	$10,580,859
Maintenance and management fees	38,787,596	22,824,940	11,645,999
Demonstration and charter card revenues	7,910,461	1,814,370	1,167,520
Total revenue	76,393,232	48,395,380	23,394,378

Operating expenses
Cost of fractional aircraft shares sold	24,370,988	19,166,722	9,318,013
Cost of flight operations	45,857,463	31,782,820	14,384,368
Write-off of aircraft deposit	300,000	—	—
General and administrative expenses (including share-based compensation expense of $2,784,592 in 2007 and $0 in 2006 and 2005)	20,554,140	13,406,376	6,885,229
Selling expenses	4,333,268	3,672,754	976,164
Total operating expenses	95,415,859	68,028,672	31,563,774
Loss from operations	(19,022,627)	(19,633,292)	(8,169,396)

Other income (expenses)
Interest income	444,179	557,508	490,591
Interest expense	(3,406,181)	(2,110,119)	(1,194,723)
Other income, net	284,723	437,982	167,329
Total other expenses	(2,677,279)	(1,114,629)	(536,803)
Net loss	$(21,699,906)	$(20,747,921)	$(8,706,199)

Loss per common share:
Basic and diluted	$(2.47)	$(6.31)	$(2.65)

Weighted-average common shares outstanding:
Basic and diluted	8,780,234	3,288,590	3,288,590

See Notes to Consolidated Financial Statements

AVANTAIR, INC. AND SUBSIDIARY
(Formerly Ardent Acquisition Corporation)
Consolidated Statements of Changes in Stockholders’ Deficit
For the years ended June 30, 2007, 2006 and 2005

	CLASS A COMMON STOCK		CLASS B COMMON STOCK		PAID-IN	DUE FROM	ACCUMULATED	TREASURY	TOTAL STOCKHOLDERS’
	SHARES	AMOUNT	SHARES	AMOUNT	CAPITAL	STOCKHOLDER	DEFICIT	STOCK	DEFICIT
Balance, July 1, 2004	3,288,590	$329	100	$1,000	$671	$—	$(5,044,501)	$—	$(5,042,501)
Net loss	—	—	—	—	—	—	(8,706,199)	—	$(8,706,199)
Balance, June 30, 2005	3,288,590	329	100	1,000	671	—	(13,750,700)	—	$(13,748,700)
Advances to stockholder	—	—	—	—	—	(533,986)	—	—	(533,986)
Net loss	—	—	—	—	—	—	(20,747,921)	—	(20,747,921)
Balance, June 30, 2006	3,288,590	329	100	1,000	671	(533,986)	(34,498,621)	—	(35,030,607)
Advances to stockholder	—	—	—	—	—	(118,339)	—	—	(118,339)
Reclassification of stockholder advances to treasury stock	(178,471)	(18)	—	—	—	652,325		(652,307)	—
Redemption of Class A common stock	(136,707)	(14)	—	—	—	—		(499,986)	(500,000)
Redemption of Class B shareholders	—	—	(100)	(1,000)	—	—		(734,583)	(735,583)
Sale of common stock at 2.78 per share, net of $450,000 of costs	3,237,410	324	—	—	8,549,676	—	—	—	8,550,000
Issuance of shares to members of management at fair value of $5.36 per share	474,000	47	—	—	2,542,353	—	—	—	2,542,400
Shares outstanding upon consummation of reverse merger	8,400,000	840	—	—	34,014,961	—	—	—	34,015,801
Stock redemption in connection with reverse merger	(64,550)	(6)	—	—	(362,126)	—	—	—	(362,132)
Issuance of shares to financial advisor in connection with reverse merger	200,545	20	—	—	1,070,890	—	—	—	1,070,910
Issuance of warrants to financial advisor in connection with reverse merger	—	—	—	—	64,240	—	—	—	64,240
Issuance of warrants at fair value of $0.77	—	—	—	—	156,000	—	—	—	156,000
Issuance of 150,000 stock options to non-employee directors.	—	—	—	—	44,946	—	—	—	44,946
Issuance of restricted stock grants to employee executives and managers	—	—	—	—	43,246	—	—	—	43,246
Net loss							(21,699,906)		(21,699,906)
Balance at June 30, 2007	15,220,817	$1,522	—	—	$46,124,857		$ $(56,198,527)	(1,886,876)	$(11,959,024)

Notes to Consolidated Financial Statements

AVANTAIR, INC. AND SUBSIDIARY
(Formerly Ardent Acquisition Corporation)
Consolidated Statements of Cash Flows
For the years ended June 30, 2007, 2006 and 2005

	2007	2006	2005
OPERATING ACTIVITIES:
Net loss	$(21,699,906)	$(20,747,921)	$(8,706,199)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	2,013,530	2,649,096	1,932,757
Gain on sale of assets	—	(207,544)	—
Fair value of warrants issued to officer	154,000	—	—
Fair value of stock issued to officers	2,542,400	—	—
Fair value of stock options issued	88,192	—	—
Provision for bad debts	: —	200,000	200,000
Changes in operating assets and liabilities
Accounts receivable	(2,518,189)	(180,572)	(2,136,033)
Accounts receivable from vendor	222,974	(468,089)	(388,686)
Inventory	(325,984)	1,911,853	8,020,487
Deposits and other assets	2,919,969	(4,304,605)	(271,078)
Deferred maintenance agreement	637,961	(3,329,500)	—
Prepaid expenses and other current assets	(297,975)	43,376	(161,646)
Note and lease payments receivable	2,250,929	5,473,288	(4,725,253)
Aircraft costs related to fractional shares	(42,310,593)	(13,890,428)	(29,866,783)
Other assets	(502,957)	54,478	(224,750)
Accounts payable	(3,687,102)	6,827,457	1,625,878
Accrued liabilities	1,193,723	187,983	152,319
Deferred maintenance and management fees	4,513,021	(595,306)	4,032,921
Restricted cash	(2,942,983)	—	—
Customer deposits	31,511	(816,711)	(74,800)
Other liabilities	661,444	251,811	45,241
Deferred gain on sale and leaseback of asset	(200,788)	1,003,946	—
Deferred revenue related to fractional aircraft share sales	40,046,766	29,568,930	35,862,142
Net cash provided by (used in) provided by operating activities	(17,210,057)	3,631,542	5,316,517
INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	4,200,000	3,207,625	—
Capital expenditures	(1,654,951)	(2,507,085)	(12,117,319)
Net cash provided by (used in) investing activities	2,545,049	700,540	(12,117,319)
FINANCING ACTIVITIES:
Borrowings under long-term notes payable	11,312,277	3,272,000	6,148,576
Borrowings under line of credit	7,581,365	7,019,591	32,235,792
Principal payments on long-term notes payable	(12,965,653)	(5,335,698)	(6,395,768)
Principal payments on line of credit	(22,848,144)	(8,588,034)	(23,844,262)
Proceeds from issuance of stock	8,550,000	—	—
Cost of stock redemption	(362,132)	—	—
Proceeds from consummation of reverse merger	35,150,951	—	—
Proceeds from issuance of warrants to officer	2,000	—	—
Advances to stockholder	(118,339)	(533,986)	—
Cost of treasury shares	(1,235,583)	—	—
Net cash provided by (used in) financing activities	25,066,742	(4,166,127)	8,144,338
Net increase in cash and cash equivalents	10,401,734	165,955	1,343,536
Cash and cash equivalents, beginning of the year	2,175,734	2,009,779	666,243
Cash and cash equivalents, end of the year	$12,577,468	$2,175,734	$2,009,779
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid (net of amounts capitalized)	$3,610,172	$2,120,658	$1,082,224
SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Issuance of shares in connection with reverse merger	$1,070,910	$—	$—
Issuance of warrants in connection with reverse merger	$64,240	—	—
Reclassification of stockholder advances to treasury stock	$652,325	$—	$—
Asset acquired under capital lease	$4,392,163	$—	$—
Deferred gain on sale and leaseback of asset	$860,714	$—	$—
Conversion of short-term borrow-ings to long-term notes payable	7,050,300	—	—
Note payable for purchase of core aircraft net of deposit	$2,233,340	$—	$—

See Notes to Consolidated Financial Statements

AVANTAIR, INC. AND SUBSIDIARY
(Formerly Ardent Acquisition Corporation)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – OPERATIONS AND MANAGEMENT’S PLANS

Avantair, Inc. (formerly known as Ardent Acquisition Corporation) (“Avantair”, “Ardent” or the “Company”), was organized on September 14, 2004 as a blank check company whose objective was to acquire an operating business.

On October 2, 2006, the Company signed a definitive stock purchase agreement (the “Reverse Merger”) with Avantair Inc. (“Old Avantair”). The agreement, as amended on December 15, 2006, provided for Avantair to issue 6,684,822 shares of common stock to the stockholders of Old Avantair in exchange for all of the issued and outstanding shares of Old Avantair (the “Share Exchange” or “Reverse Merger”). The agreement also provided for the Company to issue to the stockholders of Old Avantair additional shares as follows:

•
At the end of the fiscal year ending June 30, 2007, if Cash Earnings Before Interest Taxes Depreciation and Amortization (EBITDA) (EBITDA + non cash expenses) is greater than $6,000,000 for the fiscal year ending June 30, 2007, the Company will issue an aggregate of 954,975 shares of its common stock to Old Avantair stockholders. The Company’s results did not meet the requirement for the year ended June 30, 2007 and therefore these shares were not issued.

•
At the end of the fiscal year ending June 30, 2008, the Company will calculate (based on its annual audited consolidated financial statements for such fiscal year) Cash EBITDA. If Cash EBITDA is greater than $20,000,000 for the fiscal year ending June 30, 2008, the Company will issue an aggregate of 4,774,873 shares of its common stock to Old Avantair stockholders.

•
If at any time prior to February 23, 2009, the closing trading price on the Over-the-Counter Bulletin Board (or on a national securities market on which the Company’s common stock is then quoted for trading) of the Company’s common stock for 20 trading days within any 30 trading day period equals or exceeds $8.50 per share, then the Company will issue an additional aggregate of 4,774,873 shares of its common stock to Old Avantair stockholders.

Where appropriate, additional shares issued as a result of achieving the targets referred to above will be accounted for in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share based Payments” (“SFAS 123(R)”) where the fair value of shares issued will be charged to expense when earned and issued.

On February 22, 2007, the stockholders of Avantair voted in favor of the Reverse Merger. Subsequent to the Reverse Merger, Old Avantair’s business activities were the activities of Avantair. The stockholders and management of Old Avantair own a substantial portion of the equity of the combined company. The Board of Directors is comprised of three individuals designated by Avantair’s stockholders and four individuals designated by Old Avantair’s stockholders, one of which is subject to the approval of Avantair’s stockholders. In addition, Old Avantair’s management is responsible for carrying out the Company’s current business plan. As a result, this transaction has been treated as a Reverse Merger, and a capital transaction, equivalent to the issuance of stock by Old Avantair for Avantair’s net assets and, accordingly, the historical financial statements prior to February 22, 2007 are those of Old Avantair. All shares and per share data prior to the Share Exchange have been restated to reflect the stock issuances and the effect of the closing of the Share Exchange including the recognition of 8,400,000 shares of Ardent common stock outstanding as of the closing of the Share Exchange. Upon the closing of the Share Exchange, 1,601,593 shares of the Company’s common stock included within the purchase price have been transferred to an escrow agent to secure indemnification obligations of the Company’s stockholders under the stock purchase agreement. Such shares will be released from escrow within 45 days of the Company filing of its Form 10-K for the year ending June 30, 2008.

AVANTAIR, INC. AND SUBSIDIARY
(Formerly Ardent Acquisition Corporation)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company is engaged in the sale and management of fractional ownership of professionally piloted aircraft for personal and business use. The Company operates fixed flight based operations, aircraft maintenance, concierge services to customers from hangars and office locations in Reno, Nevada, Clearwater, Florida, and Camarillo, California.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of its liabilities in the normal course of business. Successful transition to profitable operations is dependent upon obtaining a level of sales adequate to support the Company’s cost structure and an uninterrupted delivery of aircraft. The Company has suffered recurring losses resulting in an accumulated deficit of $56,198,527 and a working capital deficiency of $8,407,103 as of June 30, 2007. Management intends to continue to finance the operations of the Company through future cash flows from operations, future financings, and through the capital obtained through the Reverse Merger which was completed on February 22, 2007 (see Note 12). As discussed further in note 17, (Subsequent Events) in November and December, 2007, the company completed the sale of 152,000 shares of its Series A convertible preferred Stock and raised $15.2 million. With this capital raised, the Company has sufficient cash to continue its operations for the foreseeable future.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its subsidiary, and have been prepared in conformity with accounting principles generally accepted in the United States of America. All material intercompany accounts and transactions have been eliminated in the consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the amounts reported in the consolidated and combined financial statements and accompanying notes. The Company is subject to uncertainties such as the impact of future events, economic, environmental and political factors and changes in the Company’s business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Company’s financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to the consolidated and combined financial statements. Significant estimates and assumptions by management affect: the proper recording of revenue arrangements with multiple deliverables, the allowance for doubtful accounts, the carrying value of long-lived assets, the amortization period of long-lived assets, the provision for income taxes and related deferred tax accounts, certain accrued expenses and contingencies.

AVANTAIR, INC. AND SUBSIDIARY
(Formerly Ardent Acquisition Corporation)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Cash and Cash Equivalents

Cash and cash equivalents consist of cash and highly liquid investment grade investments held with financial institutions, with maturities of three months or less from the date of acquisition.

Restricted Cash

The Company agreed to restrict $2,942,983 in cash to secure deposits for leases, provide security for credit card charge backs and to secure fuel purchases. Management believes that these amounts will be restricted for at least one year and, accordingly, has classified such cash as non-current.

Revenue Recognition

The Company sells fractional shares of aircraft and the related maintenance and management services that accompany aircraft ownership. The aircrafts are sold in 1/16th shares or multiples thereof. The purchase agreement grants the customer the right to the use of the aircraft for a specified number of hours each year the aircraft is in service. When a customer purchases a fractional share, they are also required to enter into a five-year management and maintenance agreement. Under the terms of the management and maintenance agreement, the Company agrees to manage, operate and maintain the aircraft on behalf of the customer in exchange for a fixed monthly fee.

Fractional Aircraft Shares

The Company does not have vendor specific objective evidence to determine the fair value of each element and, as a result, has adopted the provisions of the Emerging Issues Task Force (“EITF”) Issue No. 00-21 “Accounting for Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”) to account for the sale of fractional shares of aircraft. Accordingly, if the sales of the fractional shares cannot be separated from the underlying maintenance agreement, the revenue is recognized ratably over the life of the maintenance agreement. The sales of the fractional shares of the aircraft are recognized as income over a five-year period. The period in which revenue is recognized will be evaluated on a periodic basis. Factors that will impact management’s assessment of the most appropriate period of revenue recognition will include, but not be limited to, customer turnover, terms and conditions of the related fractional share sale, maintenance arrangements as well as any other factor that could impact revenue.

Referral Incentive Hours

The Company accounts for the additional hours granted under the referral incentive program by expensing costs as they are incurred which have not been material to date.

Management and Maintenance Agreement

Revenue earned in connection with the management and maintenance agreements is recognized ratably over the term of the agreement or five years. At times a customer will prepay its management and maintenance fee for a period of one year or longer. This is recorded as unearned revenue and amortized into revenue on a monthly basis in accordance with the schedule provided for within each agreement.

Demonstration and Charter Card Revenues

Demonstration revenues. The Company charges prospective new aircraft share owners $3,000 per hour for each hour where the prospective share owners are flown to demonstrate the quality and capabilities of the aircraft. The Company recognizes revenue related to these demonstration flights when the flight is completed.

AVANTAIR, INC. AND SUBSIDIARY
(Formerly Ardent Acquisition Corporation)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Charter Card revenues. The Company sells access to its aircraft fleet for a 15 or 25 hour time card for flight time without the requirement to purchase an ownership share in an aircraft. The card holder pays the Company the entire amount in advance of access to the aircraft fleet. The Company defers the entire amount paid and recognizes revenue as aircraft are flown on an incremental basis.

Aircraft Costs Related To Fractional Sales

The Company reflects aircraft costs related to the sale of fractional aircraft shares. As a result of the adoption of EITF 00-21 the Company recognizes the sales of the fractional shares of aircraft as income over the five-year period. The aircraft costs related to sales of fractional shares consist of the cost of the aircraft and are recorded as an asset and recognized as cost of aircraft shares sold over the five-year period.

Maintenance Policy

The Company uses the direct method of accounting for scheduled non-refurbishment maintenance checks. The refurbishment portion of the maintenance check is capitalized since the interior of the aircraft is substantially refurbished and the life of the aircraft is extended. The cost of refurbishment is amortized over a three-year period. The direct method of accounting for overhaul costs is also used and these costs are expensed as incurred.

Accounts Receivable

Accounts receivable are stated at the amount management expects to collect from outstanding balances. The Company provides an allowance for doubtful accounts equal to the estimated uncollectible amounts. The Company’s estimate is based on historical collection experience and a review of the current status of trade accounts receivable.

Information related to the activity of the allowance for doubtful accounts is as follows:

	June 30,
	2007	2006	2005
Beginning balance	$600,000	$400,000	$200,000
Bad debt expense		200,000	200,000
Write-offs	(139,623)
Ending balance	$460,377	$600,000	$400,000

Management believes that they have adequately provided for uncollectible receivables in the Company’s allowance for doubtful accounts.

Customer Deposits

Customer deposits are cash payments received from customers who have purchased a fractional interest in an aircraft and that specific aircraft is not available for delivery.

AVANTAIR, INC. AND SUBSIDIARY
(Formerly Ardent Acquisition Corporation)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Advertising Costs

Advertising costs are expensed as incurred and totaled $2,040,804, $1,791,099 and $459,979 for the years ended June 30, 2007, 2006 and 2005, respectively.

Inventory

Inventory consists of unsold fractional aircraft shares valued at the lower of cost or market using the specific identification method. Aircraft parts inventory is valued at the lower of cost (determined by the first-in, first-out method) or market.

Deferred Rent

The aggregate of minimum annual operating lease payments are expensed on a straight-line basis over the term of the related leases. The amount by which straight-line rent differs from actual lease payments is recognized as deferred rent and is included in other liabilities.

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with SFAS No. 109, “Accounting for Income Taxes” (“SFAS 109”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established to reduce deferred tax assets to the amounts expected to be realized.

Share-Based Compensation

The Company accounts for share-based compensation to employees and directors in accordance with SFAS 123(R) which requires the recognition of compensation expense for employee stock options and other share-based payments. Under SFAS 123(R), expense related to employee stock options and other share-based payments is recognized over the relevant service period based on the fair value of each stock option grant.

Goodwill and Long-lived Assets

Goodwill represents the excess of cost over fair value of net assets acquired through acquisitions. In accordance with SFAS No. 141, Business Combinations (“SFAS 141”), all business combinations must be accounted for under the purchase method of accounting. SFAS No. 142, Goodwill and Other Intangible Assets (“SFAS 142”), eliminates the amortization of goodwill and certain other intangible assets and requires an evaluation of impairment by applying a fair-value based test. The goodwill impairment test is a two-step process, which requires management to make judgments in determining what assumptions to use in the calculation. The first step of the process consists of estimating the fair value of the Company’s reporting units based on discounted cash flow models using revenue and profit forecasts and comparing the estimated fair values with the carrying values of the Company’s reporting units, which include the goodwill. If the estimated fair values are less than the carrying values, a second step is performed to compute the amount of the impairment by determining an “implied fair value” of goodwill. The determination of the Company’s “implied fair value” requires the Company to allocate the estimated fair value to the assets and liabilities of the reporting unit. Any unallocated fair value represents the “implied fair value” of goodwill, which is compared to the corresponding carrying value.

AVANTAIR, INC. AND SUBSIDIARY
(Formerly Ardent Acquisition Corporation)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company performs its annual goodwill impairment testing, in the fourth quarter of each year, or more frequently if events or changes in circumstances indicate that goodwill may be impaired. The Company performed its annual evaluation during June 2007 and determined that goodwill was not impaired based on an evaluation of the fair value of the Company compared to the Company’s book value. The fair value of the Company was estimated by management based on cash flow analysis and recent negotiations with third parties for a transaction to take the Company public.

Application of the goodwill impairment test requires significant judgments including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for the Company, estimation of aircraft in use, the useful life over which cash flows will occur, and determination of cost of capital. Changes in these estimates and assumptions could materially affect the determination of fair value and/or conclusions on goodwill impairment.

In accordance with SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets,” the Company reviews long-lived assets to be held-and-used for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable. If the carrying amount of an asset exceeds its estimated future undiscounted cash flows the asset is considered to be impaired. Impairment losses are measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset.

In preparing its impairment analysis for the year ended June 30, 2007 and 2006 the Company derives fair value based on two approaches:

•
Market prices. The Company had entered into negotiations in April 2006 for a transaction with Ardent Acquisition Corporation which placed the fair value of the Company at approximately $59 million (11 million shares x $5.40 per share based on the quoted market price of Ardent’s common stock during April 2006). The $59 million fair value of the Company was in excess of the Company’s book value of approximately $(36) million at June 30, 2006. At June 30, 2007 the quoted market for Avantair’s common stock was $5.15 a share with 15,220,817 shares outstanding giving the Company a total market capitalization of approximately $78 million.

•	Cash flow projections. Certain key assumptions used in preparing the cash flow projections, included:

•
The overall basis for management’s cash flow assumptions and conclusions are based on the fact that the Company’s revenue is contractual and therefore management can predict future management fee revenues with some certainty. The model is based on the premise that for every plane sold the Company will increase management fees by an agreed upon amount per plane. When the Company gets to a certain aircraft fleet size, the management fee income will then exceed all fixed and variable costs.

•
The Company has a commitment from its aircraft manufacturer for the delivery of 15 planes in the next 12 months and management believes it will fully sell the fractional shares with respect to those planes prior to or contemporaneous with the receipt of the planes which would produce a cash flow improvement.

AVANTAIR, INC. AND SUBSIDIARY
(Formerly Ardent Acquisition Corporation)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As a result of the analyses, no impairment charges were required for goodwill or other long-lived assets during the years ended June 30, 2007 and June 30, 2006.

Loss Per Share

Basic loss per share is computed by dividing loss available to common stockholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Since the effect of outstanding options and warrants is antidilutive due to the losses incurred by the Company, they have been excluded from the Company’s computation of net loss per share for all years presented. Therefore, basic and diluted loss per share were the same for years ended June 30, 2007, 2006 and 2005. The total number of potentially dilutive securities excluded from the calculation of diluted loss per share for the year ended June 30, 2007 was 14,510,000 which was comprised of 14,146,000 warrants to purchase one share of the Company’s common stock, 214,000 shares of restricted stock and 150,000 outstanding options. There were no potentially dilutive securities outstanding during the years ended June 30, 2006 and 2005.

Property and Equipment

Property and equipment is recorded at cost and consists principally of aircraft purchased which are not fractionalized and which provide additional capacity to the Company to meet customer demand. Depreciation and amortization is computed using the straight-line method over the following useful lives:

Aircraft	7 years
Office equipment and furniture and fixtures	5 - 7 years
Flight management software/hardware	5 years
Vehicles	5 years
Improvements	Lesser of estimated useful life or the term of the lease

Expenditures for maintenance and repairs of property and equipment are expensed as incurred. Major improvements are capitalized.

The Company capitalized interest costs relating to borrowings made for the acquisition of aircraft. The amounts capitalized are as follows:

	2007	2006	2005
Total interest costs	$3,952,087	$2,610,119	$1,594,723
Less: amount capitalized	545,907	500,000	400,000
Interest expense	$3,406,180	$2,110,119	$1,194,723

Recently Issued Pronouncements

In June 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes (as amended) – an interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS No. 109, “Accounting for Incomes Taxes,” and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company implemented FIN 48 in July 2007 and adoption did not have any impact on the Company’s financial position or results of operations.

AVANTAIR, INC. AND SUBSIDIARY
(Formerly Ardent Acquisition Corporation)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). This statement establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair-value measurements. SFAS No. 157 defines fair value as “the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date”. For the Company, SFAS No. 157 is effective for the fiscal year beginning July 1, 2008. Management is currently evaluating this standard to determine its impact, if any, on our consolidated financial statements.

On February 15, 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115” (“SFAS No. 159”). This standard permits an entity to measure financial instruments and certain other items at estimated fair value. Most of the provisions of SFAS No. 159 are elective; however, the amendment to FASB No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” applies to all entities that own trading and available-for-sale securities. The fair value option created by SFAS No. 159 permits an entity to measure eligible items at fair value as of specified election dates. The fair value option (a) may generally be applied instrument by instrument, (b) is irrevocable unless a new election date occurs, and (c) must be applied to the entire instrument and not to only a portion of the instrument. SFAS No. 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. Management is currently evaluating the impact of SFAS No. 159, if any, on our consolidated financial statements.

NOTE 3 – CONCENTRATIONS OF RISK

The Company acquires all of its aircraft from one supplier and is dependent on that supplier for timely delivery of its airplanes. Any disruption in the delivery of these airplanes would cause the Company to incur significant costs without the benefit and the cash flow it receives from its customers.

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents. The Company maintains its cash and cash equivalents in bank deposits, the balances of which, at times, may exceed Federally insured limits. Exposure to credit risk is reduced by placing such deposits in high credit quality financial institutions. At June 30, 2007, the Company had cash and cash equivalents in excess of Federally insured limits of $17,394,281.

NOTE 4 – PROPERTY AND EQUIPMENT

Property and equipment, stated at cost as of June 30, 2007 and 2006 consisted of the following:

	2007	2006
Aircraft	$16,824,050	$3,513,003
Leasehold improvements	2,267,451	1,442,873
Furniture, fixtures and equipment	1,357,037	1,036,358
Flight management software/hardware	541,649	349,266
Vehicles	44,817	44,071

Total	21,035,004	6,385,571
Less: accumulated depreciation and amortization	(5,654,306)	(1,549,828)

	$15,380,698	$4,835,743

AVANTAIR, INC. AND SUBSIDIARY
(Formerly Ardent Acquisition Corporation)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Depreciation and amortization expense for the years ended June 30, 2007, 2006 and 2005 was $2,013,530, $2,649,096 and $1,932,757, respectively, and is included in general and administrative expenses.

NOTE 5 – PROPERTY HELD FOR SALE

During 2006, the Company decided to sell certain of its aircraft and reclassed the net book value of such aircraft to property held for sale. The Company sold one of its aircraft and recovered its net book value. In April 2007, management decided to hold the aircraft previously classified as held for sale to meet increased customer demand on the fleet. The asset cost and related accumulated depreciation have been reclassed and included with property and equipment. In addition, an adjustment was recorded in April to adjust for depreciation expense not previously taken in the amount of $881,653.

NOTE 6 – RELATED PARTY TRANSACTIONS

In fiscal 2006, the Company rented an aircraft hanger in Reno, Nevada from CNM Hanger, LLC (“CNM”), a former stockholder of the Company. The lease was terminated on October 1, 2006. Rent expense for the years ended June 30, 2007, 2006 and 2005 was $65,000, $240,000 and $240,000, respectively.

The Company had a financing arrangement with the majority stockholder of CNM. The borrowings under this arrangement bear interest at 3.75% over the one-month LIBOR rate per annum and were personally guaranteed by CNM. Borrowings outstanding under this arrangement at June 30, 2006 totaled $22,317,079. This arrangement was terminated in February 2007.

During fiscal 2006, CNM, Inc. et. al. and Charles Matthewson filed an action (but did not serve) against the Company and its largest stockholder. The complaint alleged that the parties breached certain credit agreements and owed the defendants $25,000,000 as a result of the alleged breach. On November 1, 2006, this litigation was dismissed without prejudice.

Included in cost of flight operations are costs for continuing education of customer-facing personnel including pilots, which have been paid to a company that is owned by the wife of the Company’s former Chairman. The payments made to this entity approximated $28,200, $165,000 and $0 during the years ended June 30, 2007, 2006 and 2005, respectively. Effective September 30, 2006, this arrangement has been terminated.

The Company leased an apartment, which is owned by the former Chairman’s wife for use by Company personnel and clients. Rental payments of approximately $23,000 were paid to her for the year ended June 30, 2007. Effective September 8, 2006, the Company terminated the arrangement.

AVANTAIR, INC. AND SUBSIDIARY
(Formerly Ardent Acquisition Corporation)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As a result of the relocation of the major business activities to Clearwater, Florida, the Company pays rent for the Chief Executive Officer’s living quarters in Florida. The amount of these rental payments approximate $27,038 for the year ended June 30, 2007.

On September 29, 2006, the Company entered into employment agreements with its Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”). The individual agreements are for three years and provide for aggregate compensation including bonuses of approximately $2.4 million over the term of the agreements.

The Company leased a Socata TBM 700 aircraft from Aircraft Support, LLC (“Aircraft Support”). The CEO of the Company and the former Chairman owned all of the outstanding interests in Aircraft Support. The lease agreement provided for monthly payments of $23,000. Rental expense for the twelve months ended June 30, 2007 was approximately $138,000. On January 1, 2007, the Company acquired all of the outstanding interest in Aircraft Support and assumed the outstanding debt obligation in the amount of $2.2 million. The fair value of the aircraft is equal to or greater than the debt assumed. The CEO and the former Chairman are guarantors on the related debt. Aircraft Support has no operations and its sole asset is the Socata TBM 700 aircraft. The Company followed the guidance under EITF No. 98-3 “Determining Whether a Nonmonetary Transaction Involves Receipt of Productive Assets or of a Business” in evaluating the accounting treatment of this transaction and, accordingly, has recorded this as a purchase of an asset.

NOTE 7 – INCOME TAXES

The difference between income tax benefit provided at the Company’s effective rate and the statutory rate at June 30, 2007, 2006 and 2005 are as follows:

	2007	2006	2005
Income tax benefit at statutory rate	$8,194,626	$7,261,774	$2,960,108
State taxes, net of Federal benefit	648,484	622,438	—
Increase in valuation allowance	(8,843,110)	(7,884,212)	(2,960,108)

Total	$—	$—	$—

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets (liabilities) at June 30, 2007 and 2006 are as follows:

	2007	2006
Deferred tax liability
Goodwill	$(115,637)	$(107,484)
Depreciation	(826,738)	(1,187,940)

	(942,375)	(1,295,424)

Deferred tax assets
Deferred revenues, net of amortized aircraft costs related to fractional share sales	6,579,939	9,508,882
Other	572,876	323,217
Net operating loss carryforwards	15,863,155	4,693,810

	23,015,970	14,525,909
Less valuation allowance	(22,073,595)	(13,230,485)

	942,375	1,295,424

Net deferred tax assets	$—	$—

AVANTAIR, INC. AND SUBSIDIARY
(Formerly Ardent Acquisition Corporation)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

As the ultimate realization of the potential benefits of the Company’s net operating loss carryforwards is considered unlikely by management, the Company has offset the deferred tax assets attributable to those potential benefits through a valuation allowance in 2007, 2006 and 2005 and, accordingly, the Company did not recognize any benefit from income taxes in the accompanying consolidated statements of operations. At June 30, 2007, the Company had net operating loss carryforwards of approximately $41.7 million which begin to expire in 2019.

Upon the completion of the Reverse Merger, the Company became subject to Section 382 of the IRS Code relating to a change in ownership. Accordingly, utilization of the net operating loss carryforward will be subject to substantial annual limitation due to the ownership change limitations provided by the IRS Code of 1986, as amended, and similar state provisions. The annual limitation will result in the expiration of the net operating loss before utilization.

Information related to the activity of the valuation allowance is as follows:

	June 30,
	2007	2006	2005
Beginning balance	$13,230,485	$5,346,273	$2,386,165
Increase in valuation allowance	8,843,110	7,884,212	2,960,108

Ending balance	$22,073,595	$13,230,485	$5,346,273

NOTE 8 – COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Company conducts a major part of its operations from leased facilities, which include airplane hangars and administrative offices. The hangar lease in Clearwater, Florida, which is for 15 years expiring in 2021, is classified as an operating lease. The balance of the Company’s facilities are covered by operating leases which expire over the next 10 years.

Most of the operating leases contain an option to renew at the then fair rental value for periods of five to ten years. These options enable the Company to retain use of facilities in desirable operating areas.

In addition, the Company leases transportation equipment and data processing equipment under operating leases expiring during the next three years.

AVANTAIR, INC. AND SUBSIDIARY
(Formerly Ardent Acquisition Corporation)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Total rent expense for the years ended June 30, 2007, 2006 and 2005 was $2,420,466, $944,784 and $466,306, respectively.

Future minimum lease payments on these leases are:

Year Ended June 30,
2008	$3,604,490
2009	3,616,909
2010	3,686,345
2011	3,719,349
2012	2,508,442
Thereafter	22,863,464

$39,998,999

With respect to the Company operating leases at Clearwater, Florida (which covers hangar space), the lease provides for rent allocation credits for the first three years. These credits have been netted in rental expense on a straight line basis over the term of the lease.

Purchase Commitment

As of June 30, 2007, the Company has agreed to purchase 49 additional Avanti II P-180 aircraft from Piaggio America. The total commitment is $287,974,410 to be delivered through fiscal 2011.

The Company also has a contract with another manufacturer to acquire 20 aircraft for approximately $56,000,000 through fiscal 2012. This agreement replaced a previous contract which provided for the delivery of 104 aircraft in an amount of approximately $570,000,000. The Company paid $1,300,000 in deposits in connection with that prior commitment. The manufacturer permitted the Company to transfer $1,000,000 of the deposits to the contract entered into on September 29, 2006. The Company forfeited the remaining $300,000 of deposits which was charged to expense in the year ended June 30, 2007.

Contingencies

Two sales tax assessments have been made against the Company’s wholly owned subsidiary with regards to aircraft purchased in 2003 totaling $875,000, including interest and penalties. In January 2007, the Company received notification that the two sales tax assessments against the Company have been dismissed. The accrual previously recorded was reversed in 2007.

Litigation

From time to time the Company is party to various legal proceedings in the normal course of business involving principally commercial charter party disputes. It is expected that these claims would be covered by insurance if they involve liabilities that arise from collision, other casualty, death or personal injuries to crew, subject to customary deductibles. Those claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources. At June 30, 2007, there were no legal proceedings which management anticipates would have a material adverse effect on the Company’s financial position, results of operations or cash flows.

AVANTAIR, INC. AND SUBSIDIARY
(Formerly Ardent Acquisition Corporation)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 9 – SALE AND LEASEBACK TRANSACTION

The Company entered into a sale and leaseback agreement, dated August 11, 2006, with JMMS, LLC. Under the sale and leaseback agreement, the Company sold 100% of its interest in a core aircraft for $4.2 million and leased back 68.8% of the aircraft for a five year term. The proceeds of the sale and leaseback arrangement was used to pay down the line of credit with CNM, Inc. In March 2007, the Company amended the lease agreement to include a provision for the Company to buy back the aircraft at the expiration of the term. As a result of the amendment, the Company has accounted for the sale and leaseback transaction as a finance lease in accordance with SFAS Nos. 13 and 98, “Accounting for Leases”. Accordingly, the deferred gain of $110,134 has been reversed and the asset and related liabilities have been recorded in the accompanying consolidated balance sheet as of June 30, 2007.

The capital lease obligation is comprised of the following:

2008	$474,000
2009	474,000
2010	474,000
2011	474,000
2012	4,279,000

Total minimum payments	6,175,000
Less amount representing interest	1,791,122

Present value of minimum lease payments	$4,383,878

The capital lease obligation is included in notes payable in the accompanying consolidated balance sheets.

NOTE 10 – BRIDGE LOAN

On October 2, 2006, the Company and CNM and its principal stockholders entered into a revolving credit agreement (the “Agreement”) that provides for the Company to borrow $7,600,000 from CNM. This borrowing was conditional on the execution of a definitive stock purchase agreement with a public company, which occurred on October 2, 2006. The parties also agreed that upon the completion of the stock purchase agreement and approval of the proposed acquisition by the public company shareholders, the Company would repay a minimum of $19,000,000 of the borrowings under the revolving credit agreement. Per the terms of the Agreement, upon the completion of the Reverse Merger the Company repaid approximately $19,000,000 of the borrowings under the revolving credit agreement with CNM.

In addition, upon the execution of the stock purchase agreement, the outstanding balance after repayment of the $19,000,000, which may be no more than $10,000,000, will be converted into a term loan payable quarterly over three years and bearing interest at 10% per annum. The borrowings under the arrangement was collateralized by a first priority lien and security interest in all of the Company’s assets.

Under the agreement, the Company also has agreed to provide the principal stockholder of CNM 100 hours of use of its aircraft over the three-year period. The fair value of aircraft usage of approximately $200,000 was accrued and will be amortized to interest expense over the term of the remaining debt under a method that will produce a constant periodic rate of return. In the year ended June 30, 2007, CNM used approximately 25.2 hours at an internal cost of $24,091.

AVANTAIR, INC. AND SUBSIDIARY
(Formerly Ardent Acquisition Corporation)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

In August 2007, the Company and CNM executed a new note agreement which converted an outstanding note obligation of approximately $7,000,000 into a term loan payable monthly over three years and bearing interest at 10% per annum. CNM also assumed a promissory note due to Wells Fargo Bank for $2,900,000 which was included as part of this new note agreement. The Company will account for this conversion in accordance with EITF Issue No. 98-14, “Debtor’s Accounting for Changes in Line-of-Credit or Revolving-Debt Arrangements.” No adjustments to the financial statements were necessary as a result of such modification.

NOTE 11 – LONG TERM DEBT

Long-term debt consists of the following as of June 30, 2007 and 2006:

	2007	2006
Wells Fargo Equipment Finance, Inc.	$7,267,244	$7,593,212
CNM, Inc.	7,101,969	—
Jet Support Services, Inc.	2,043,727	3,145,219
Bank of America	2,176,040	—
JMMS, Inc.	4,383,878	—
Other	—	212,000

	22,972,858	10,950,431
Less current portion	(4,412,288)	(4,400,293)

Long-term debt	$18,560,570	$6,550,138

Wells Fargo Equipment Finance, Inc.

The Company has financing arrangements for the purchase of four aircraft under various notes payable with Wells Fargo Equipment Finance, Inc. The notes in the amount of $4,367,244 are payable in monthly installments ranging from $4,550 to $38,480 with interest ranging from 5.75% to 6.12% per annum, through 2012. The notes are collateralized by the aircraft and are personally guaranteed by a stockholder of the Company.

On December 16, 2003, the Company entered into a promissory note with Wells Fargo Equipment Finance, Inc. for $2,900,000 in connection with the purchase of an aircraft. The terms of the note provide for interest only monthly payments at 5.75% per annum through December 15, 2007, at which date the outstanding principal balance is due in full. The note is collateralized by the aircraft and is personally guaranteed by a stockholder of CNM. This obligation was assumed by CNM on June 1, 2007.

Jet Support Services, Inc.

In April 2006, the Company financed an aircraft maintenance program contract with Jet Support Services, Inc. (“JSSI”) totaling $3,452,040. The promissory note provides for 7 monthly installments of $145,867 and 53 monthly installments of $45,867 including interest at 7% per annum. The unused portion of these services was recorded as a prepaid asset and is being charged to operations over the term of the maintenance agreement.

AVANTAIR, INC. AND SUBSIDIARY
(Formerly Ardent Acquisition Corporation)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

CNM, Inc.

The Company converted approximately $10,000,000 outstanding from a revolving credit facility with CNM to a fixed term note payable (as discussed in note 10). The amount due to CNM represents a 3 year note payable with interest at 10% per annum.

Bank of America, Inc.

In January 2007, the Company assumed a term loan totaling $2,290,640 from Bank of America in connection with acquisition of the outstanding interest in Aircraft Support (See Note 6) (the “Term Loan”). The Term Loan provides for monthly installments of $9,550 plus interest at LIBOR plus 2% through July 1, 2011. The remaining principal plus any interest due will be payable on the 60th month. The obligation is secured by the Aircraft acquired.

On August 8, 2007 the note with Bank of America was repaid in full for $2,180,000 and the Company entered into a new promissory note agreement with Century Bank for $2,200,000. The terms of the note provide for 59 monthly payments at $28,025 per month at prime plus 1% or 9.25% per annum at June 30, 2007. The note is secured by the Socata TBM 700 aircraft.

JMMS, Inc.

On August 11, 2006, the Company entered into a sale and leaseback agreement with JMMS, LLC. The lease transaction has been accounted for as finance lease under SFAS 13 and provides for monthly payments of $39,500 through July 11, 2011 (See Note 9).

Future minimum payments on notes payable in years subsequent to June 30, 2007 are as follows:

Year Ended June 30,
2008	$4,412,288
2009	4,764,610
2010	5,105,165
2011	1,526,379
2012	7,164,416

$22,972,858

NOTE 12 – CAPITAL STOCK

Effective September 8, 2006, the Company’s Chairman resigned. Upon his resignation, the former chairman and the Company entered into two transactions to reacquire the Company’s shares owned by the former chairman. One transaction entailed the Company’s repurchase of 178,471 shares of the Company’s common stock owned by the former chairman in exchange for the forgiveness of approximately $650,000 the former chairman owed the Company or a value of approximately $3.66 per share. The second transaction involved the Company’s repurchase of the remaining 136,707 shares of the Company’s common stock owned by the former chairman in exchange for a $500,000 note payable from the Company or a value of approximately $3.66 per share. Management and the former chairman negotiated the value of each transaction and mutually agreed to such values.

AVANTAIR, INC. AND SUBSIDIARY
(Formerly Ardent Acquisition Corporation)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

On October 2, 2006, the Company increased its authorized common stock, Class A, $10 par value from 1,250 shares to 10,000,000 shares. On October 2, 2006, the Company entered into an agreement to sell 3,237,410 shares of its Class A common stock in a private placement at $2.78 per share, of which 539,568 were sold to existing stockholders including members of management. The $2.78 price was determined through arms’ length negotiations with unrelated parties. In addition, the Company repurchased all of the outstanding common stock, Class B shares for approximately $735,000.

In October 2006, the Company issued 474,000 fully vested shares of Class A, common stock to three members of its management team. The shares were valued considering the trading price of Ardent’s common stock at the date of issuance and the recent private placement. The Company recorded a compensation charge of $2,542,400 as a result of the grant.

On October 2, 2006, the Company signed a definitive stock purchase agreement. The agreement, as amended on December 15, 2006, provided (upon the approval of its shareholders) for Ardent to issue 6,684,822, shares of common stock to the stockholders of the Company in exchange for all of the issued and outstanding shares of the Company. The agreement also provided for Ardent to issue to the existing shareholders of the Company additional shares in fiscal 2007 and fiscal 2008 if certain financial milestones are achieved. In addition, there will be shares issued to the existing stockholders of the Company if the future trading price of the stock meets certain criteria prior to February 23, 2009. Upon the closing of the transaction, 1,601,593 of shares of Ardent’s common stock included within the purchase price were transferred to an escrow agent to secure the indemnification obligations of the Company’s stockholders under the stock purchase agreement. Such shares will be released from escrow within 45 days of the Company filing of its Form 10-K for the year ending June 30, 2008. The acquisition has been treated as a Reverse Merger, equivalent to a recapitalization, considering the following: (i) The stockholders and management of Avantair will own a substantial portion of the equity of the combined company; (ii) The Board of Directors will be comprised of three individuals designated by Ardent’s initial stockholders and four individuals designated by Avantair’s stockholders, one of which individuals will be subject to the approval of Ardent’s initial stockholders; (iii) Avantair’s management will be responsible for carrying out its current business plan. Based on these factors, this transaction was accounted for as a reverse acquisition, equivalent to a recapitalization, through the issuance of stock by Avantair for the net monetary assets of Ardent. This transaction was approved by the shareholders of Ardent on February 22, 2007. As a result of this accounting all of the 8,400,000 shares of common stock of Ardent have been included in the Company’s consolidated statements of changes in stockholders’ deficit.

In connection with the Reverse Merger on February 22, 2007, 64,550 shares were submitted for conversion into cash. Additionally, the Company issued 200,545 shares of its common stock, par value of $.0001, to Early Bird Capital having a fair value of $1,070,910 in payment of an obligation incurred by Ardent and assumed by the Company upon the merger of the entities which is more fully described in Note 1.

On February 22, 2007, the stockholders approved a change to the Company’s authorized shares from 10,000,000 to 76,000,000 shares, of which 75,000,000 shares are common stock, par value of $.0001 per share, and 1,000,000 shares are preferred stock, par value of $.0001 per share. The consolidated financial statements give effect to this change.

NOTE 13 – SHARE-BASED COMPENSATION

Stock Options

AVANTAIR, INC. AND SUBSIDIARY
(Formerly Ardent Acquisition Corporation)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company issues stock-based compensation to its officers, directors, employees and consultants under its 2006 Long Term Incentive Plan (the “Plan”). There are 1,500,000 shares authorized under the Plan. The maximum life of options granted is generally 10 years and the options generally vest over a period of three years. The exercise price and other terms and conditions of stock options will be determined by the Compensation Committee at the time of grant. The exercise price per share may not be less than 100 percent of the fair market value of a share of the Company’s common stock on the date of the grant.

Upon adoption of the Plan, the Company granted 150,000 stock options to certain non-employee members of the board of directors which resulted in $44,946 of share-based compensation expense during the year ended June 30, 2007, included in general and administrative expenses on the accompanying consolidated statement of operations. All options granted under the Plan are accounted for in accordance with SFAS 123R.

A summary of options activity for the year ended June 30, 2007 is presented below:

	Shares	Weighted Average Exercise Price	Weighted Average Fair Value
Options Outstanding July 1, 2006	—	$—	$—
Granted	150,000	5.34	3.23
Exercised	—	—	—
Forfeited and Expired
Options Outstanding, June 30, 2007	150,000	$5.34	$3.23
Exercisable, June 30, 2007	—	—	—

AVANTAIR, INC. AND SUBSIDIARY
(Formerly Ardent Acquisition Corporation)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

		Stock Options Outstanding				Stock Options Exercisable
Exercise Price $	Shares	Weighted Average Remaining Contractual Value Life (Years)	Weighted Average Exercise Price	Aggregate Intrinsic Value	Shares	Weighted Average Remaining Contractual Life (Years)	Weighted Average Exercise Price	Aggregate Intrinsic Value
$5.34	150,000	9.66	$5.34	—	—	—	$—	$—

Total	150,000

AVANTAIR, INC. AND SUBSIDIARY
(Formerly Ardent Acquisition Corporation)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The fair value of each stock option grant to employees is estimated on the date of grant. A Black-Scholes option-pricing model, applying the following weighted average assumptions, was used to estimate the fair value for employee stock options issued:

Year ended June 30, 2007
Dividend yield	0.00%
Expected volatility	60.68%
Risk-free rate	4.67%
Expected life of options	6 years

Due to the Company’s limited history as a public company, the Company has estimated expected volatility based on the historical volatility of certain companies as determined by management. The risk-free interest rate assumption is based upon observed interest rates appropriate for the expected term of the Company’s employee stock options. The dividend yield assumption is based on the Company’s intent not to issue a dividend under its dividend policy. The expected term is based on the simplified method in accordance with Staff Accounting Bulletin No. 107 on Share Based Payment.

As of June 30, 2007, there was $342,582 of total deferred compensation cost related to options issued to non-employee board members that will be recognized in expense over a weighted average period of 2.9 years.

Restricted Stock

The Company expenses restricted shares granted in accordance with the provisions of SFAS 123(R). The fair value of the restricted shares issued is amortized on a straight-line basis over the vesting period of three years. The expense associated with the awarding of restricted shares for the year ended June 30, 2007 is $43,246 which is included in general and administrative expense on the accompanying consolidated statement of operations. As of June 30, 2007, $745,986 of deferred compensation cost related to restricted stock will be charged to operations over the next three years.

The following table summarizes information concerning restricted shares issued and outstanding as of June 30, 2007:

	Restricted Stock	Weighted Average Fair Value
Balance at June 30, 2006	—	$ —
Issued	214,000	4.90
Forfeited/cancelled	—	—

Balance at June 30, 2007	214,000
Vested	—

AVANTAIR, INC. AND SUBSIDIARY
(Formerly Ardent Acquisition Corporation)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

NOTE 14 – WARRANTS

At the time of the Reverse Merger on February 22, 2007, the Company issued 200,000 fully vested warrants to the CFO. At the date of grant, the warrants were trading in the public market at a price of $0.78. The difference between the market trading price of $0.78 and the $0.01 purchase price per warrant is $0.77 which yields a total of $154,000 of value for the 200,000 warrants. The Company recognized the $154,000 as a compensation charge in the year ended June 30, 2007. In addition the Company issued 146,000 warrants to Early Bird Capital in payment of an obligation incurred by Ardent and assumed by the Company upon the merger of the two entities. At the commitment date the warrants were trading in the public market at a price of $0.44 per warrant resulting in an aggregate value of $64,240 for the warrants issued. These warrants were Ardent’s obligation and, accordingly, the Company recorded this as an offset to additional paid-in-capital.

Warrants to purchase common stock consist of the following:

	Warrants	Exercise Price	Expiration
Balance July 1, 2006	—	—	—
Warrants assumed in connection with Acquisition	13,800,000	$5.00	2/23/2009
Warrants issued to financial advisor in connection with Acquisition	146,000	$5.00	2/22/2011
Warrants issued to officer	200,000	$5.00	2/22/2012

Total June 30, 2007	14,146,000

NOTE 15 – RETIREMENT PLAN

Defined Contribution Plan

The Company has a 401(k) Profit Sharing Plan (the “401(k) Plan”) available for substantially all employees. Employees may contribute up to the annual Internal Revenue Service dollar limit. Company contributions to the 401(k) Plan are at the discretion of the Company. The Company has not made any contributions to the 401(k) Plan to date.

NOTE 16 - QUARTERLY INFORMATION (UNAUDITED)

The following table sets forth certain unaudited consolidated quarterly statement of operations data from the eight quarters ending June 30, 2007. This information is unaudited, but in the opinion of management, it has been prepared substantially on the same basis as the audited consolidated financial statements appearing elsewhere in this report, and all necessary adjustments, consisting only of normal recurring adjustments, have been included in the amounts stated below. The consolidated quarterly data should be read in conjunction with the current audited consolidated statements and notes thereto. The total of the quarterly EPS data may not be indicative of full year results.

	Three Months Ended
	June 30, 2007	March 31, 2007	December 31, 2006	September 30, 2006
Revenues	$21,842,402	$19,873,191	$18,052,222	$16,625,417
Net loss	(3,877,476)	(7,448,952)	(6,595,121)	(3,778,357)
Loss per common share, basic and diluted	$(0.25)	$(0.72)	$(1.02)	$(1.15)

AVANTAIR, INC. AND SUBSIDIARY
(Formerly Ardent Acquisition Corporation)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Three Months Ended
	June 30, 2006	March 31, 2006	December 31, 2005	September 30, 2005
Revenue	$13,867,365	$11,843,039	$9,710,851	$12,974,125
Net loss	(7,182,767)	(7,374,255)	(4,604,956)	(1,585,943)
Loss per common share, basic and diluted	$(2.18)	$(2.24)	$(1.40)	$(0.48)

NOTE 17 - SUBSEQUENT EVENTS

On October 3, 2007, the Company entered into a floor plan agreement with a company which may be used to purchase the next twelve (12) scheduled aircraft from Piaggio America. The company will only fund the contract purchase price for one aircraft at a time.

On October 10, 2007, the Company entered into a five year lease agreement with a purchase option for one Piaggio Avanti P-180 aircraft. Upon expiration of the term, the Company will purchase the aircraft from the lessor for an amount agreed to within the lease agreement.

On October 31, 2007, the Company entered into a financing arrangement for the purchase of one used aircraft at a purchase price of $4.3 million plus a charter card of 100 hours. Financing was obtained from a lending institution through a note payable of $3.9 million. This debt will be repaid monthly over 7 years at an interest rate of the LIBOR rate plus 4.0%.

On November 13, 2007, the Company’s board of directors approved an agreement with Piaggio America, Inc. to purchase additional aircraft to be delivered in the years 2011 and 2012 for a total commitment of $148.5 million.

During November and December 2007, the Company entered into a Preferred Stock Purchase Agreement (the “Preferred Stock Agreement”) with certain investors. Under the Preferred Stock Agreement, the Company agreed to issue 152,000 shares of its newly-created Series A Convertible Preferred Stock to the Investors for an aggregate purchase price of $15.2 million, which was received in two tranches of $11.2 million on November 14, 2007 and $4 million on December 5, 2007. The Series A Convertible Preferred Stock will not be registered under the Securities Act of 1933, but the Investors will have registration rights (including an obligation by the Company to have a “shelf” registration statement declared effective with the Securities and Exchange Commission within nine months of the issuance of the shares of Series A Convertible Preferred Stock) with respect to shares of Common Stock issuable upon conversion of the shares of Series A Convertible Preferred Stock (“Conversion Shares”), however the Investors will be subject to restrictions on the number of Conversion Shares they may sell in the open market within six months and one year of such issuance. The terms of the Series A Convertible Preferred Stock are set forth in a Certificate of Designations filed November 14, 2007 with the State of Delaware. Pursuant to such Certificate of Designations, the shares of Series A Convertible Preferred Stock (a) will rank senior to all currently outstanding classes of stock of the Company with respect to liquidation and dividends, (b) will be entitled to receive a cash dividend at the annual rate of 9.0%, payable quarterly (with such rate being subject to increase up to maximum of 12% if such dividends are not timely paid), (c) will be convertible into shares of the Company’s common stock at any time at the option of the Investors based on a conversion price of $5.15 per share (subject to adjustment), (d) may be redeemed by the Company following the seventh anniversary of the issuance of the shares of Series A Convertible Preferred Stock, (e) may be redeemed by the company in connection with certain change of control or acquisition transactions, (f) will be redeemed by the Company following the ninth anniversary of the issuance of the shares of Series A Convertible Preferred Stock, upon receipt of the written consent of the holders of a majority of the then outstanding shares of Series A Convertible Preferred Stock (g) will vote on an as-converted basis with the Company’s Common Stock and (h) will have a separate vote over certain material transactions or changes which the Company may wish to effect. The Company paid its investment advisor 5% of cash amount of this preferred financing.

AVANTAIR, INC. AND SUBSIDIARY
(Formerly Ardent Acquisition Corporation)
Condensed Consolidated Balance Sheets
As of March 31, 2008 and 2007

ASSETS

	March 31, 2008	June 30, 2007
	(unaudited)	(Notes 2 and 6)

CURRENT ASSETS
Cash and cash equivalents	$4,437,644	$12,577,468
Accounts receivable, net of allowance for doubtful accounts of $199,979 at March 31, 2008 and $460,377 at June 30, 2007	5,594,532	5,087,491
Inventory	609,622	579,517
Current portion of aircraft costs related to fractional sales	38,436,412	31,895,085
Current portion of notes receivable	820,351	1,015,163
Prepaid expenses and other current assets	1,809,197	378,394

Total current assets	51,707,758	51,533,118

AIRCRAFT COSTS RELATED TO FRACTIONAL SHARE SALES - net of current portion	92,867,381	74,870,704

PROPERTY AND EQUIPMENT, at cost, net of accumulated depreciation and amortization of $7,894,364 at March 31, 2008 and $5,654,306 at June 30, 2007	24,672,578	15,380,698

OTHER ASSETS
Cash - restricted	2,817,829	2,942,983
Deposits	12,465,110	9,904,054
Deferred maintenance agreement	2,513,040	2,691,539
Notes receivable- net of current portion	447,807	1,327,552
Goodwill	1,141,159	1,141,159
Other assets	1,200,359	698,453

Total other assets	20,585,304	18,705,740

Total assets	$189,833,021	$160,490,260

See Notes to Condensed Consolidated Financial Statements.

AVANTAIR, INC. AND SUBSIDIARY
(Formerly Ardent Acquisition Corporation)
Condensed Consolidated Balance Sheets
As of March 31, 2008 and 2007

LIABILITIES AND STOCKHOLDERS’ DEFICIT

	March 31, 2008	June 30, 2007
	(unaudited)	(Notes 2 and 6)

CURRENT LIABILITIES
Accounts payable	$10,548,973	$5,765,189
Accrued liabilities	2,597,749	3,141,061
Customer deposits	765,193	612,500
Current portion of deferred revenue related to fractional aircraft share sales	45,718,190	38,058,547
Current portion of notes payable	11,336,172	4,412,288
Unearned management fee and charter card revenues	12,113,121	7,950,636

Total current liabilities	83,079,398	59,940,221

Notes payable, net of current portion	22,060,099	18,560,570
Deferred revenue related to fractional aircraft share sales, net of current portion	95,980,696	92,186,334
Other liabilities	2,350,388	1,762,159

Total long-term liabilities	120,391,183	112,509,063

Total liabilities	203,470,581	172,449,284

COMMITMENTS AND CONTINGENCIES
Preferred stock series A convertible, $.0001 par value, authorized 300,000 shares; 152,000 shares issued and outstanding	14,417,247	-

STOCKHOLDERS’ DEFICIT
Preferred stock, $.0001 par value, authorized 700,000 shares; none issued	-	-
Common stock, Class A, $.0001 par value, 75,000,000 shares authorized, 15,220,817 shares issued and outstanding	1,522	1,522
Additional paid-in capital	45,574,614	46,124,857
Accumulated deficit	(73,630,943)	(58,085,403)

Total stockholders’ deficit	(28,054,807)	(11,959,024)

Total liabilities and stockholders’ deficit	$189,833,021	$160,490,260

See Notes to Condensed Consolidated Financial Statements.

AVANTAIR, INC. AND SUBSIDIARY
(Formerly Ardent Acquisition Corporation)
Condensed Consolidated Statements of Operations

	Three Months Ended March 31,		Nine Months Ended March 31,
	2008	2007	2008	2007

Revenues
Fractional aircraft sold	$11,183,245	$7,372,979	$31,633,495	$21,917,085
Maintenance and management fees	14,998,644	10,069,343	42,121,457	27,316,678
Charter card and demonstration revenue	2,814,706	2,005,996	7,756,892	4,463,234
FBO and other revenues	948,814	424,873	2,718,330	853,833

Total revenue	29,945,409	19,873,191	84,230,174	54,550,830

Operating expenses
Cost of fractional aircraft shares sold	9,404,328	6,969,076	26,373,438	17,753,561
Cost of flight operations	13,322,523	11,079,365	38,809,119	27,026,276
Cost of fuel	4,767,280	2,795,756	12,373,941	7,399,575
General and administrative expenses	5,499,457	4,032,745	14,852,400	14,164,081
Depreciation and amortization	1,132,865	303,102	2,878,978	669,201
Selling expenses	978,999	1,047,521	3,392,324	2,905,751
Total operating expenses	35,105,452	26,227,565	98,680,200	69,918,445

Loss from operations	(5,160,043)	(6,354,374)	(14,450,026)	(15,367,615)

Other income (expenses)
Interest income	83,316	117,740	418,169	271,836
Gain on sale of assets	341,370	-	341,370
Interest expense	(705,222)	(1,212,318)	(1,855,053)	(2,726,651)
Total other expenses	(280,536)	(1,094,578)	(1,095,514)	(2,454,815)

Net loss	(5,440,579)	(7,448,952)	(15,545,540)	(17,822,430)
Preferred stock dividend	(345,905)	-	(503,506)	-
Accretion of convertible preferred stock	(22,077)	-	(32,353)	-
Net loss attributed to common stockholders	$(5,808,561)	$(7,448,952)	$(16,081,399)	$(17,822,430)

Loss per common share:
Basic and diluted	$(0.36)	$(0.72)	$(1.02)	$(2.31)

Weighted-average common shares outstanding:
Basic and diluted	15,220,817	10,288,909	15,220,817	7,700,505

See Notes to Condensed Consolidated Financial Statements.

AVANTAIR, INC. AND SUBSIDIARIES
(Formerly Ardent Acquisition Corporation)
Condensed Consolidated Statements of Changes in Stockholders’ Deficit
For the nine months ended March 31, 2008
(Unaudited)

	Class A Common Stock		Additional Paid-In	Accumulated	Treasury	Total Stockholders'
	Shares	Amount	Capital	Deficit	Stock	Deficit
Balance, June 30, 2007, as previously reported	15,220,817	$1,522	$46,124,857	$(56,198,527)	$(1,886,876)	$(11,959,024)

Restatement for retirement of treasury stock				(1,886,876)	1,886,876	-

Balance, June 30, 2007, as restated	15,220,817	1,522	46,124,857	(58,085,403)	-	(11,959,024)

Expenses associated with registration of shares sold in private placement			(360,321)			(360,321)

Accretion of expenses associated with issuance of Preferred Stock			(32,353)			(32,353)

Share-based compensation			345,937			345,937

Accrued dividend on series A convertible preferred stock, $1.18 per share and $.65 per share			(503,506)			(503,506)

Net loss				(15,545,540)		(15,545,540)

Balance, March 31, 2008	15,220,817	$1,522	$45,574,614	$(73,630,943)	$-	$(28,054,807)

See Notes to Condensed Consolidated Financial Statements.

AVANTAIR, INC. AND SUBSIDIARIES
(Formerly Ardent Acquisition Corporation)
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	March 31,	March 31,
	2008	2007
OPERATING ACTIVITIES:
Net loss	$(15,545,540)	$(17,822,430)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	2,878,978	864,172
Gain on sale of assets	(341,370)	-
Fair value of warrants issued to officer	-	156,000
Fair value of stock options issued	-	10,807
Share-based compensation	345,937	2,542,400
Decrease in allowance for doubtful accounts	(260,398)	-
Changes in operating assets and liabilities:
Accounts receivable	(246,643)	(2,590,909)
Inventory	(30,105)	(49,146)
Prepaid expenses and other current assets	(1,430,803)	(362,213)
Aircraft costs related to fractional share sales	(24,538,004)	(29,128,933)
Restricted cash	125,154	(1,632,710)
Deposits	(2,561,056)	2,842,704
Deferred maintenance agreement	178,499	465,456
Unearned management fee and charter card revenue	4,066,885	5,760,222
Notes receivable	1,074,557	1,891,816
Other assets	(501,906)	(245,360)
Accounts payable	4,783,784	1,276,004
Accrued liabilities	(543,312)	(262,998)
Deferred revenue related to fractional aircraft share sales	11,454,005	19,467,791
Deferred gain on sale and leaseback of asset	-	(150,592)
Customer deposits	152,693	(220,939)
Other liabilities	588,229	221,927

Net cash used in operating activities	(20,350,416)	(16,966,931)

INVESTING ACTIVITIES:
Proceeds from sale of property and equipment	-	4,200,000
Capital expenditures	(3,455,906)	(4,140,923)

Net cash (used in) provided by investing activities	(3,455,906)	59,077

See Notes to Condensed Consolidated Financial Statements.

AVANTAIR, INC. AND SUBSIDIARIES
(Formerly Ardent Acquisition Corporation)
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended
	March 31, 2008	March 31, 2007

FINANCING ACTIVITIES:
Borrowings under long-term notes payable	$2,200,000	$13,545,617
Borrowings under line of credit	-	7,581,365
Borrowings under floor plan agreement	15,415,137	-
Borrowings under short-term notes payable	291,110
Principal payments on long-term notes payable	(5,580,066)	(12,559,318)
Principal payments on floor plan agreement	(10,135,582)	-
Principal payments on line of credit	-	(22,848,144)
Principal payments on short-term notes payable	(45,168)	-
Proceeds from issuance of stock	-	43,893,971
Proceeds from issuance of preferred stock-net	13,881,388	-
Cost of registration of private placement shares	(360,321)	-
Cost of treasury shares	-	(1,353,922)

Net cash provided by financing activities	15,666,498	28,259,569

Net (decrease) increase in cash and cash equivalents	(8,139,824)	11,351,715
Cash and cash equivalents, beginning of the period	12,577,468	2,175,734

Cash and cash equivalents, end of the period	$4,437,644	$13,527,449

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Interest paid (net of amounts capitalized)	$1,344,997	$2,189,198

SUPPLEMENTAL DISCLOSURE OF NON-CASH FINANCING ACTIVITIES
Accretion of series A convertible preferred stock	$32,353	$-
Aircraft purchased under capital lease obligation	$4,828,642	$4,392,163
Aircraft purchased under long-term notes payable	$3,906,900	$-
Dividends payable on series A convertible preferred stock	$531,478	$-
Charter card issued as partial consideration of aircraft purchase	$95,600	$-
Aircraft sold through settlement of note payable	$457,560	$-
Issuance of share in connection with acquisition	$-	$20
Reclassification of stockholder advances to treasury stock	$-	$533,986
Deferred gain on sale and leaseback of asset	$-	$860,714
Conversion of short-term borrowings to long-term notes payable	$-	$7,050,300

AVANTAIR, INC. AND SUBSIDIARIES
(Formerly Ardent Acquisition Corporation)
Notes to Condensed Consolidated Financial Statements
(Unaudited)

NOTE 1 - BUSINESS OPERATIONS

General

Avantair, Inc. (formerly known as Ardent Acquisition Corporation) (“Avantair” or the “Company”), was organized on September 14, 2004 as a blank check company whose objective was to acquire an operating business.

On October 2, 2006, the Company signed a definitive stock purchase agreement with Avantair Inc. (“Old Avantair”). The agreement, as amended on December 15, 2006, provided for Avantair to issue 6,684,822 shares of common stock to the stockholders of Old Avantair in exchange for all of the issued and outstanding shares of Old Avantair (the “Share Exchange” or “Reverse Merger”). On February 22, 2007, the stockholders of Avantair voted in favor of the Reverse Merger. On February 22, 2007, upon the closing of the reverse acquisition of Ardent Acquisition Corp., the Company received approximately $36.3 million. For further details on this reverse acquisition, refer to the audited consolidated financial statements and the notes thereto included in the Company’s Annual Report on Form 10-K/A for the fiscal year ended June 30, 2007.

The Company is engaged in the sale and management of fractional ownership of professionally piloted aircraft for personal and business use. The Company operates a fixed flight based operation in Camarillo, California, as well as aircraft maintenance and concierge services to customers from hangars and office locations in Clearwater, Florida.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Interim Reporting

The accompanying unaudited interim condensed consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America and the interim condensed financial statement rules and regulations of the Securities and Exchange Commission (“SEC”). In the opinion of management, these statements included all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the condensed consolidated financial statements. The interim condensed operating results are not necessarily indicative of the results for a ful1 year or any interim period. The June 30, 2007 consolidated balance sheet has been derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K/A for the fiscal year ended June 30, 2007.

Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations relating to interim financial statements. These condensed consolidated financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K/A for the fiscal year ended June 30, 2007.

Basis of Presentation

All material intercompany accounts and transactions have been eliminated in the consolidated financial statements.

The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of its liabilities in the normal course of business. The Company has suffered recurring losses resulting in an accumulated deficit of $74 million and a working capital deficiency of $31 million as of March 31, 2008. Successful transition to profitable operations is dependent upon obtaining a level of sales adequate to support the Company’s cost structure and an uninterrupted delivery of aircraft. Management intends to continue to finance the operations of the Company through future cash flows from operations and future financings and borrowings.

As discussed in Note 5, on November 14, 2007 and December 5, 2007, the Company completed the sale of 152,000 shares of its Series A convertible preferred stock and raised approximately $14 million in net proceeds which has provided the Company additional cash to continue its operations. However, there can be no assurance that the Company will be able to continue to obtain such financing or internally generate cash flows from operations, which may impact the Company’s ability to continue as a going concern. The accompanying condensed consolidated balance sheets do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that may result from the potential inability of the Company to continue as a going concern.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that affect the amounts reported in the consolidated and combined financial statements and accompanying notes. The Company is subject to uncertainties such as the impact of future events, economic, environmental and political factors and changes in the Company’s business environment; therefore, actual results could differ from these estimates. Accordingly, the accounting estimates used in the preparation of the Company’s financial statements will change as new events occur, as more experience is acquired, as additional information is obtained and as the Company’s operating environment changes. Changes in estimates are made when circumstances warrant. Such changes in estimates and refinements in estimation methodologies are reflected in reported results of operations; if material, the effects of changes in estimates are disclosed in the notes to the consolidated financial statements. Significant estimates and assumptions by management affect: the proper recording of revenue arrangements with multiple deliverables, the allowance for doubtful accounts, the carrying value of long-lived assets, the amortization period of long-lived assets, the provision for income taxes and related deferred tax accounts, certain accrued expenses and contingencies.

Revenue Recognition

The Company sells fractional shares of aircraft and the related maintenance and management services that accompany aircraft ownership. The minimum share size sold in an aircraft by the Company is a 1/16th share, which equates to 50 flight hours per year. The purchase agreement grants the customer ownership rights in a specified aircraft and allows them the right to use any program aircraft operated by the Company for a specified number of hours each year. When a customer purchases a fractional share, they are also required to enter into a five-year management agreement with the Company. Under the terms of the management agreement, the Company agrees to manage, operate and maintain the aircraft on behalf of the customer in exchange for a fixed monthly fee, which varies depending on the size of the share purchased.

Fractional Aircraft Shares

The Company does not have vendor specific objective evidence to determine the individual fair values of a fractional share of aircraft and the related management and maintenance agreement and, as a result, has adopted the provisions of Emerging Issues Task Force (“EITF”) Issue No. 00-21 “Accounting for Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”) to account for the sale of fractional shares of aircraft. Accordingly, as the sales of the fractional shares cannot be separated from the underlying maintenance agreement, fractional aircraft sales revenue is recognized ratably over the five-year term of the management and maintenance agreement. The period in which revenue is recognized will be evaluated on a periodic basis. Factors that will impact management’s assessment of the most appropriate period of revenue recognition will include, but not be limited to, customer turnover, terms and conditions of the related fractional share sale, maintenance arrangements as well as other factors that could impact revenue.

Management and Maintenance Agreement

Revenue earned in connection with the management and maintenance agreements is recognized ratably over the term of the agreement or five years. At times a customer will prepay its management and maintenance fee for a period of one year or longer. This is recorded as unearned revenue and amortized into revenue on a monthly basis in accordance with the schedule provided for within each agreement.

Demonstration and Charter Card Revenues

Demonstration revenues. The Company charges prospective new aircraft share owners on an hourly basis for each hour the prospective share owners are flown to demonstrate the quality and capabilities of the aircraft. The Company recognizes revenue related to these demonstration flights when the flight is completed.

Charter Card revenues. The Company sells access to its aircraft fleet for a 25 hour per year time card for flight time without the requirement to purchase an ownership share in an aircraft. The card holder pays the Company the entire amount in advance of access to the aircraft fleet. The Company defers the entire amount paid and recognizes revenue as aircraft are flown on an incremental basis. In prior years the Company sold a 15 hour time card which was discontinued on December 31, 2007.

Aircraft Costs Related To Fractional Sales

The Company reflects aircraft costs related to the sale of fractional aircraft shares. As a result of the adoption of EITF 00-21 the Company recognizes the sales of the fractional shares of aircraft as income over the five-year period. The aircraft costs related to sales of fractional shares consist of the cost of the aircraft and are recorded as an asset and recognized as the cost of aircraft shares sold over the five-year period.

Maintenance Policy

The Company uses the direct method of accounting for scheduled non-refurbishment maintenance checks. The refurbishment portion of the maintenance check is capitalized since the interior of the aircraft is substantially refurbished and the life of the aircraft is extended. The cost of refurbishment is amortized over a three-year period. The direct method of accounting for overhaul costs is also used and these costs are expensed as incurred.

Income Taxes

Income taxes are accounted for under the asset and liability method in accordance with Statement of Financial Accounting Standard ("SFAS") No. 109, “Accounting for Income Taxes” (“SFAS 109”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is established to reduce deferred tax assets to the amounts expected to be realized.

Share-Based Compensation

The Company accounts for share-based compensation to employees and directors in accordance with SFAS 123(R) “Share-Based Payment” (SFAS 123(R)), which requires the recognition of compensation expense for employee stock options and other share-based payments. Under SFAS 123(R), expense related to employee stock options and other share-based payments is recognized over the relevant service period based on the fair value of each stock option grant. The cost for stock option compensation was approximately $36,000 and $115,000 for the three months and nine months ended March 31, 2008, respectively. There was no stock option compensation for the three months ended March 31, 2007 and $2,542,300 for the nine months ended March 31, 2007. The Company issued 15,000 shares of restricted common stock to certain members of its Board of Directors in March 2008 and 214,000 shares of restricted common stock to employees in May 2007. One-third (1/3) of the 15,000 shares awarded in March 2008 will vest on each date of the next three annual shareholders meetings at which directors are elected and so long as the recipient remains a member of the Board of Directors. One-third (1/3) of the 214,000 shares awarded in May 2007 shares will vest on the first anniversary date of grant and then one-twelfth (1/12) on the date three months after the first anniversary date of the grant and on such date every three months thereafter, such that 100% of the shares will be vested on the third anniversary date so long as employment with the Company is continuous. Compensation expense related to this restricted stock is recognized ratably over the three years based on the fair value of the shares at date of grant, which was $3.95 and $4.90 at March 5, 2008 and May 17, 2007, respectively. The compensation expense from restricted stock was approximately $80,000 and $232,000 for the three and nine months ended March 31, 2008, respectively. There were no stock options granted during the three and nine months ended March 31, 2008 respectively. At the time of the Reverse Merger on February 22, 2007, the Company issued 200,000 fully vested warrants to the Company’s former Chief Financial Officer. During the three months ended March 31, 2007, the Company recognized the $156,000 as a compensation charge for the value of the warrants based upon the difference between the market trading price at the date of grant and the $.01 purchase price per warrant. The Company did not issue warrants during the nine months ended March 31, 2008.

Accounting for Derivative Instruments

The Company accounts for derivative instruments in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended, ("SFAS No. 133") which establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments imbedded in other financial instruments or contracts. The Company also considers the Emerging Issues Task Force (“EITF”) 00-19, “Accounting for Derivative Financial Instruments Indexed to and Potentially Settled in, a Company’s Own Stock” (“EITF 00-19”), which provides criteria for determining whether freestanding contracts that are settled in a company’s own stock, including common stock warrants, should be designated as either an equity instrument, an asset or as a liability under SFAS No. 133. The Company evaluates the conversion feature embedded in its Series A Convertible Preferred Stock (see Note 5) at each reporting period based on the criteria of SFAS No. 133 and EITF 00-19 to determine whether the conversion feature would be required to be bifurcated from the Preferred Stock and accounted for separately as a derivative.  Based on management’s evaluation, the embedded conversion feature did not require bifurcation and derivative accounting as of March 31, 2008.

Loss Per Share

Basic loss per share is computed by dividing loss available to common stockholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Since the effect of outstanding options and warrants is antidilutive due to the losses incurred by the Company, they have been excluded from the Company’s computation of net loss per share for all periods presented. A total of 14,510,000 of potentially dilutive securities were excluded from the calculation of diluted loss per share for the three and nine months ended March 31, 2008 and were comprised of 14,146,000 warrants to purchase one share of the Company’s common stock, 214,000 shares of restricted stock and 150,000 outstanding options. A total of 12,646,744 potentially dilutive securities outstanding were excluded from the calculation of diluted loss per share for the three and nine months ended March 31, 2007. Per share amounts for the three and nine months ended March 31, 2007 have been restated to reflect the recapitalization of the Company stock on October 2, 2006.

Reclassifications

Certain balances for the three and nine months ended March 31, 2007 were reclassified to conform with classifications adopted in the current year.

Recently Issued Pronouncements

In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements” (“SFAS No. 157”). This statement establishes a single authoritative definition of fair value, sets out a framework for measuring fair value, and requires additional disclosures about fair-value measurements. SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. For the Company, SFAS No. 157 is effective for the fiscal year beginning July 1, 2008. Management is currently evaluating this standard to determine its impact, if any, on its consolidated financial statements.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115” (“SFAS No. 159”). This standard permits an entity to measure financial instruments and certain other items at estimated fair value. Most of the provisions of SFAS No. 159 are elective; however, the amendment to FASB No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” applies to all entities that own trading and available-for-sale securities. The fair value option created by SFAS No. 159 permits an entity to measure eligible items at fair value as of specified election dates. The fair value option (a) may generally be applied instrument by instrument, (b) is irrevocable unless a new election date occurs, and (c) must be applied to the entire instrument and not to only a portion of the instrument. SFAS No. 159 is effective as of the beginning of the first fiscal year that begins after November 15, 2007. Management is currently evaluating the impact of SFAS No. 159, if any, on its consolidated financial statements.

NOTE 3 - COMMITMENTS AND CONTINGENCIES

Lease Commitments

The Company conducts a major part of its operations from leased facilities, which include airplane hangars and administrative offices. The 15 year hangar lease in Clearwater, Florida expiring in 2020 is classified as an operating lease. The lease provides for rent allocation credits for the first three years. These credits have been netted in rental expense on a straight line basis over the term of the lease. The Company also has a 15 year lease for its fixed based operation in Camarillo, California expiring in 2021, which is classified as an operating lease.

Purchase Commitments

Avantair’s primary growth strategy is to increase the number of available aircraft and fractional share owners. Avantair presently sources all of its aircraft from Piaggio America, Inc. and has contractual commitments to purchase 62 additional aircraft through 2013 at wholesale pricing for an aggregate of approximately $352 million. In addition, the Company has also entered into an agreement with Embraer to buy 20 additional aircraft for a total purchase price of approximately $54.0 million. The total combined aircraft commitment of Piaggio America and Embraer is $406 million to be delivered through fiscal 2013. The cost of these aircraft is expected to be funded by pre-selling the fractional shares of each plane prior to such plane’s delivery or by Avantair raising additional capital to acquire aircraft if they have not been pre-sold. From time to time, the Company may lease aircraft that require purchase commitments. Please see “Financing Commitments” below.

Financing Commitments

In February 2005, the Company entered into financing arrangements for the purchase of three aircraft under various notes payable with Wells Fargo Equipment Finance, Inc. In January 2008, the Company sold one of these aircraft and repaid the outstanding balance on the related note payable. The notes outstanding at March 31, 2008 in the amount of $3,580,240 are payable in monthly installments ranging from $10,644 to $38,480 with interest ranging from 5.96% to 6.12% per annum, through 2012. The notes are collateralized by the aircraft.

On April 24, 2006, Avantair financed an aircraft maintenance program contract with Jet Support Services, Inc. (“JSSI”) in the amount of $3.4 million. The promissory note provides for seven monthly installments of $145,867 and 53 monthly installments of $45,867, respectively, including interest at 7% per year. As discussed in Note 7, on April 15, 2008, the Company entered into a payment arrangement with JSSI by means of a $5.6 million promissory note. The note matures on April 1, 2011 and bears interest at the rate of 10% per annum, with 35 monthly payments of principal and interest in an amount of $185,127 beginning on June 2, 2008. The note covers the balance of the preexisting $3.4 million promissory note as well as other costs and fees to be paid by the Company under service agreements with JSSI.

In August 2007, the Company and CNM, Inc. (“CNM”) executed a new note agreement which converted an outstanding note obligation of approximately $7 million into a term loan payable monthly over three years and bearing interest at 10% per annum. CNM also assumed a promissory note due to Wells Fargo Bank for $2,900,000 which was included as part of this new note agreement. CNM, Inc paid off the $2,900,000 promissory note to Wells Fargo Bank on December 7, 2007. The Company accounted for this conversion in accordance with EITF Issue No. 98-14, “Debtor’s Accounting for Changes in Line-of-Credit or Revolving-Debt Arrangements.” No adjustments to the financial statements were necessary as a result of such modification.

On October 3, 2007, the Company entered into a floor plan agreement with Midsouth Services, Inc. (“Midsouth”) which provides for up to approximately $5.1 million of financing for aircraft to be acquired from Piaggio America, Inc. through April 2008.   On March 3, 2008, the Company entered into a second floor plan agreement with Midsouth that provides for up to $5.3 million of financing for aircraft to be acquired from Piaggio America, Inc. for the six month period commencing with the first delivery of aircraft under the plan. Each agreement requires a $75,000 monthly facility fee with payment of any outstanding borrowings due in full prior to taking delivery of additional aircraft.  Midsouth also agreed, at the option of the Company, to provide an additional loan in the amount of $5.3 million, with terms and conditions of the additional loan substantially similar to the terms of the March 2008 loan, upon expiration of the October 3, 2007 floor plan agreement. Borrowings outstanding under these arrangements at March 31, 2008 totaled approximately $5.3 million.

On October 10, 2007, the Company entered into a five year lease agreement for one Piaggio Avanti P-180 aircraft. The aircraft will be used as a core aircraft and not fractionalized. The obligation is accounted for as a capital lease with lease payments of $89,000 per month. Upon expiration of the term, the Company will be required to purchase the aircraft from the lessor for $2.3 million.

On October 31, 2007, the Company entered into a financing arrangement for the purchase of one used aircraft at a total purchase price of approximately $4.5 million (inclusive of the value of a charter card of 100 hours). Financing was obtained from a lending institution through a note payable of $3.9 million. This debt will be repaid monthly over 7 years at an interest rate of the LIBOR rate plus 4.0%.

On November 14 and December 5, 2007, the Company sold 152,000 shares of preferred stock. For further details on the “Preferred Stock Agreement”, see Note 5 below.

Litigation

From time to time the Company is party to various legal proceedings in the normal course of business involving principally commercial charter party disputes. It is expected that these claims would be covered by insurance if they involve liabilities that arise from collision, other casualty, death or personal injuries to crew, subject to customary deductibles. Those claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources. At March 31, 2008, there were no legal proceedings which outside counsel anticipates would have a material adverse effect on the Company’s financial position, results of operations or cash flows.

NOTE 4 - REGISTRATION OF SHARES

The Company's registration statement on Form S-1 to register 4,540,381 shares sold in connection with a private placement raising $9 million in proceeds and 346,000 warrants and 346,000 shares underlying the warrants issued in connection with the reverse merger, went effective in October 2007. Costs associated with that registration statement in the amount of $360,321 were charged to paid-in capital.

NOTE 5 - SALE OF SERIES A CONVERTIBLE PREFERRED STOCK

On November 14, 2007, the Company entered into a Preferred Stock Purchase Agreement (the “Preferred Stock Agreement”) with certain investors. Under the Preferred Stock Agreement, the Company agreed to issue 152,000 shares of its newly-created Series A Convertible Preferred Stock to the Investors for an aggregate purchase price of $15.2 million, which was received in two tranches of $11.2 million and $4 million on November 14, 2007 and December 5, 2007, respectively. The proceeds were used predominantly to fund business operations and to acquire fractional shares in two aircraft delivered on December 28, 2007. The Series A Convertible Preferred Stock will not be registered under the Securities Act of 1933, but the Investors will have registration rights (including an obligation by the Company to have a “shelf” registration statement declared effective with the Securities and Exchange Commission within nine months of the issuance of the shares of Series A Convertible Preferred Stock) with respect to shares of Common Stock issuable upon conversion of the shares of Series A Convertible Preferred Stock (“Conversion Shares”). The Investors will be subject to restrictions on the number of Conversion Shares they may sell in the open market within six months and one year of such issuance. The terms of the Series A Convertible Preferred Stock are set forth in a Certificate of Designations filed November 14, 2007 with the State of Delaware. Pursuant to such Certificate of Designations, the shares of Series A Convertible Preferred Stock (a) will rank senior to all currently outstanding classes of stock of the Company with respect to liquidation and dividends, (b) will be entitled to receive a cash dividend at the annual rate of 9.0%, payable quarterly (with such rate being subject to increase up to a maximum of 12% if such dividends are not timely paid), (c) will be convertible into shares of the Company’s common stock at any time at the option of the Investors based on a conversion price of $5.15 per share (subject to adjustment), (d) may be redeemed by the Company following the seventh anniversary of the issuance of the shares of Series A Convertible Preferred Stock, (e) may be redeemed by the Company in connection with certain change of control or acquisition transactions, (f) will be redeemed by the Company following the ninth anniversary of the issuance of the shares of Series A Convertible Preferred Stock, upon receipt of the written consent of the holders of a majority of the then outstanding shares of Series A Convertible Preferred Stock (g) will vote on an as-converted basis with the Company’s Common Stock and (h) will have a separate vote over certain material transactions or changes which the Company may wish to effect. The Company paid its investment adviser 5% of the cash raised on this preferred financing.

NOTE 6 - RESTATEMENT

During fiscal 2007, the Company bought back shares of its Class A Common Stock and Class B Common Stock costing approximately $1.9 million. Those shares were retired and cancelled in connection with the reverse merger on February 22, 2007. The accompanying condensed consolidated financial statements as of June 30, 2007, have been restated to reflect this retirement of treasury stock.

NOTE 7 - SUBSEQUENT EVENTS

Effective April 11, 2008, the Company’s former Chief Financial Officer departed the Company and resigned his position as a director of the Company. In connection with the former Chief Financial Officer’s departure, on April 14, 2008, the Company entered into a separation agreement pursuant to which the former Chief Financial Officer will receive (i) a payment equal to eight months salary ($183,333), (ii) reimbursement of premium payments for COBRA benefits until the earlier of a period of eight (8) months commencing April 14, 2008 or at such time that the former Chief Financial Officer obtains employment providing health benefits and (iii) pursuant to an amendment to his previously issued restricted stock award, 33,334 shares of common stock. In addition, the former Chief Financial Officer has agreed not to transfer any shares of the Company’s common stock for a period of six (6) months commencing April 14, 2008. At the end of the six (6) month period, the former Chief Financial Officer’s unrestricted shares shall be freely tradable in the open market, subject to the Company’s “Right of First Refusal” and in compliance with applicable securities law. In addition, the former Chief Financial Officer has agreed to cooperate fully with the Company’s reasonable requests for assistance in transitioning his previous responsibilities for a period of eight (8) months commencing April 14, 2008.

The Company entered into a payment arrangement with JSSI by means of a $5.6 million promissory note, dated April 15, 2008. The note matures on April 1, 2011 and bears interest at the rate of 10% per annum, with 35 monthly payments of principal and interest in an amount of $185,127 beginning on June 2, 2008. The note contains no pre-payment penalty and provides for acceleration of the balance of the note in the event of a default under the note or an engine maintenance contract the Company maintains with JSSI. The note covers the balance of the preexisting $3.4 million promissory note as well as other costs and fees to be paid by the Company under service agreements with JSSI. In connection with the parties entering into this payment arrangement and the $5.6 million promissory note, the parties terminated an airframe maintenance contract, but the parties are continuing their relationship pursuant to the existing engine maintenance contract. The Company will manage the airframe maintenance program on an internal basis.

2,951,457 Shares of Common Stock

AVANTAIR, INC.

Prospectus

, 2008

No dealer, salesperson or any person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by the prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful. Until [                 ] , 2008, all dealers that effect transactions in this securities, whether or not participating in this offering may be required to deliver a prospectus. This is an addition to the dealers obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the Company’s estimates of the expenses in connection with the sale and distribution of the securities being registered, all of which will be paid by the Company.

Item	Amount
SEC registration fee	$300	*
Legal fees and expenses	$20,000	*
Accounting fees and expenses	$15,000	*
Printing fees and expenses	$5,000	*
Miscellaneous fees and expenses	$700	*
Total	$41,000	*

Item 14. Indemnification of Directors and Officers

Section 102 of the Delaware General Corporation Law (“DGCL”), as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL provides, among other things, that the company may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the company) by reason of the fact that the person is or was a director, officer, agent or employee of the company or is or was serving at the company’s request as a director, officer, agent or employee of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in the best interest, or not opposed to the best interest, of the company, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the company as well but only to the extent of defense expenses (including attorneys’ fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the company, unless the court believes that in light of all the circumstances indemnification should apply.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions be entered in the books containing the minutes of the meetings of the board of directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

Article Eight of the Company’s Amended and Restated Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the DGCL.

The indemnification provision contained in the Amended and Restated Company’s Certificate of Incorporation is not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise. In addition, the Company maintains insurance on behalf of its directors and executive directors or officers insuring them against any liability asserted against them in their capacities as directors or officers or arising out of such status. The foregoing descriptions are only general summaries. For additional information we refer you to the full text of our Amended and Restated Certificate of Incorporation filed on December 5, 2006 as an Exhibit to our current report on Form 8-K which we incorporate by reference with this filing.

Item 15. Recent Sales of Unregistered Securities.

On October 2, 2006, the Company signed the Purchase Agreement with certain stockholders of Old Avantair. The Purchase Agreement provided for the Company to issue 6,684,822 shares of common stock to the stockholders of Old Avantair in exchange for all of the issued and outstanding shares of Old Avantair. The Purchase Agreement also provided for the Company to issue to the stockholders of Old Avantair an additional 954,975 shares in fiscal year 2007 and 4,774,873 shares in fiscal year 2008, if certain financial milestones are achieved. For the year ended June 30, 2007, the financial milestones were not achieved and therefore the Company did not issue stock to the stockholders of Old Avantair. In addition, there will be 4,774,873 shares issued to the stockholders of Old Avantair if the future trading price of stock meets certain criteria prior to February 23, 2009.

On November 14, 2007, pursuant to the terms of the Preferred Stock Purchase Agreement, dated November 14, 2007, by and among Avantair, Hummingbird Microcap Value Fund, Hummingbird Concentrated Fund LP, Hummingbird Value Fund LP, Hound Partners, LP and Hound Partners Offshore Fund, LP, Avantair issued 112,000 shares of its newly-created Series A Convertible Preferred Stock for an aggregate purchase price of $11,200,000. The shares of Series A Convertible Preferred Stock issued under the Preferred Stock Purchase Agreement were not registered under the Securities Act of 1933, as amended, and bear restrictive legends that reflect this status. The securities were issued in a private placement in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. Avantair did not engage in any general solicitation or advertisement for the issuance of these securities. These securities were purchased by a total of five (5) investors, which are comprised of two groups of affiliated entities. In connection with this issuance, each of the investors represented that (i) it is an accredited investor as this term is defined in Regulation D under the Securities Act, (ii) the securities it is acquiring cannot be resold except pursuant to a effective registration under the Securities Act or in reliance on an exemption from the registration requirements of the Securities Act, and that the certificates representing such securities bear a restrictive legend to that effect and (iii) it intends to acquire the securities for investment only and not with a view to the resale thereof.

On December 5, 2007, pursuant to the terms of the Preferred Stock Purchase Agreement, dated December 5, 2007, by and among Avantair, Potomac Capital Partners LP, Pleiades Investment Partners R LP and Potomac Capital International Ltd., Avantair issued 40,000 shares of its newly-created Series A Convertible Preferred Stock for an aggregate purchase price of $4,000,000. The shares of Series A Convertible Preferred Stock issued under the Preferred Stock Purchase Agreement were not registered under the Securities Act of 1933, as amended, and bear restrictive legends that reflect this status. The securities were issued in a private placement in reliance on the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended. Avantair did not engage in any general solicitation or advertisement for the issuance of these securities. These securities were purchased by a total of three (3) investors, which are comprised of one group of affiliated entities. In connection with this issuance, each of the investors represented that (i) it is an accredited investor as this term is defined in Regulation D under the Securities Act, (ii) the securities it is acquiring cannot be resold except pursuant to a effective registration under the Securities Act or in reliance on an exemption from the registration requirements of the Securities Act, and that the certificates representing such securities bear a restrictive legend to that effect and (iii) it intends to acquire the securities for investment only and not with a view to the resale thereof.

The terms of the Series A Convertible Preferred Stock are set forth in a Certificate of Designations filed November 14, 2007 with the State of Delaware. Pursuant to such Certificate of Designations, the shares of Series A Convertible Preferred Stock (a) will rank senior to all currently outstanding classes of stock of the Company with respect to liquidation and dividends, (b) will be entitled to receive a cash dividend at the annual rate of 9.0%, payable quarterly (with such rate being subject to increase up to a maximum of 12% if such dividends are not timely paid), (c) will be convertible into shares of the Company’s common stock at any time at the option of the Investors based on a conversion price of $5.15 per share (subject to adjustment), (d) may be redeemed by the Company following the seventh anniversary of the issuance of the shares of Series A Convertible Preferred Stock, (e) may be redeemed by the Company in connection with certain change of control or acquisition transactions, (f) will be redeemed by the Company following the ninth anniversary of the issuance of the shares of Series A Convertible Preferred Stock, upon receipt of the written consent of the holders of a majority of the then outstanding shares of Series A Convertible Preferred Stock (g) will vote on an as-converted basis with the Company’s Common Stock and (h) will have a separate vote over certain material transactions or changes which the Company may wish to effect. The Company paid its investment adviser 5% of the cash amount of this preferred financing.

Item 16. Exhibits

The Exhibits listed on the Exhibit Index of this Registration Statement are filed herewith or are incorporated herein by reference to other filings.

Item 17. Undertakings

The undersigned Registrant hereby undertakes:

(a)	1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided however, that:

A.
Paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement; and

B.
Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

i.
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on the 30th day of June, 2008.

Avantair, Inc.

By:	/s/ Steven Santo
Steven Santo
Chief Executive Officer

POWER OF ATTORNEY

We the undersigned officers and directors of Avantair, Inc., hereby severally constitute and appoint Steven Santo and Richard Pytak (with full power to act alone), our true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them for him and in his name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any other Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as full to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Steven Santo	Chief Executive Officer and	June 30, 2008
Steven Santo	Director (Principal Executive Officer)

/s/ Richard Pytak	Chief Financial Officer	June 30, 2008
Richard Pytak	(Principal Financial and Accounting Officer)

/s/ Barry Gordon	Chairman	June 30, 2008
Barry Gordon

/s/ Clinton Allen	Director	June 30, 2008
Clinton Allen

/s/ Robert Lepofsky	Director	June 30, 2008
Robert Lepofsky

/s/ Arthur H. Goldberg	Director	June 30, 2008
Arthur H. Goldberg

/s/ Stephanie Cuskley		June 30, 2008
Stephanie Cuskley	Director

EXHIBIT INDEX

Exhibit Number	Description
2.1	Stock Purchase Agreement, dated as of October 2, 2006 between Ardent Acquisition Corporation and the Stockholders of Avantair, Inc. (1)

2.2	Letter Agreement, entered into as of October 2, 2006 between Avantair, Inc., certain equity investors and Ardent Acquisition Corporation. (1)

2.3	Amendment to Stock Purchase Agreement, dated as of December 15, 2006 between Ardent Acquisition Corporation and the Stockholders of Avantair, Inc. (2)

3.1	Amended and Restated Certificate of Incorporation. (3)

3.2	By-laws. (4)

3.3	Amended and Restated By-laws. (8)

3.4	Certificate of Designations, filed with the Secretary of State of the State of Delaware on November 14, 2007 (9)

4.1	Specimen Unit Certificate. (4)

4.2	Specimen Common Stock Certificate. (4)

4.3	Specimen Warrant Certificate. (4)

4.4	Form of Unit Purchase Option to be granted to Representative. (4)

4.5	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant. (4)

4.6	2006 Long -Term Incentive Plan (5)

5.1	Legal Opinion of DLA Piper US LLP.

10.1	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Barry J. Gordon. (4)

10.2	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Marc H. Klee. (4)

10.3	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Harvey Granat. (4)

10.4	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Robert Brill. (4)

10.5	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Arthur G. Goldberg. (4)

10.6	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Philip Goodman. (4)

10.7	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Alan J. Loewenstein. (4)

10.8	Letter Agreement among the Registrant, EarlyBirdCapital, Inc. and Robert Sroka. (4)

10.9	Form of Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the Registrant. (4)

10.10	Form of Stock Escrow Agreement between the Registrant, Continental Stock Transfer & Trust Company and the Initial Stockholders. (4)

10.11	Form of Letter Agreement between American Fun Advisors, Inc. and Registrant regarding administrative support. (4)

10.12	Promissory Note, dated October 31, 2004, in the principal amount of $70,000 issued to Barry J. Gordon. (4)

10.13	Registration Rights Agreement among the Registrant and the Initial Stockholders. (4)

10.14	Form of Warrant Purchase Agreement among EarlyBirdCapital, Inc. and each of the Initial Stockholders. (4)

10.15	Investors Rights Agreement, entered into as of October 2, 2006, between Avantair, Inc. and certain equity investors. (1)

10.16	Loan Agreement, entered into as of October 2, 2006 by and among Avantair, Inc., CNM, Inc. and Ardent Acquisition Corporation. (1)

10.17	Amended and Restated Promissory Note, dated June 1, 2007, made by Avantair, Inc. to CNM, Inc. (8)

14.1	Code of Ethics for directors, officers and employees (6)

14.2	Code of Ethics for senior financial officers and the principal executive officer (6)

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of AvData. (8)

99.1	Charter for the Audit Committee of the Board. (7)

99.2	Charter for the Corporate Governance and Nominating Committee of the Board. (7)

99.3	Charter for the Compensation Committee of the Board.(7)
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(1)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on October 4, 2006.
(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 20, 2006.
(3)	Incorporated by reference to Registrant’s current report on Form 8-K, filed with the Securities and Exchange Commission on March 15, 2007.
(4)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-121028).
(5)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on March 23, 2007.
(6)	Incorporated by reference to Registrant’s Current Report on form 8-K, filed with the Securities and Exchange Commission on February 28, 2007.
(7)	Incorporated by reference to the Registrant’s Current Report on Form 10-KSB, filed with the Securities and Exchange Commission on April 6, 2007.
(8)	Incorporated by reference to the Registrant’s Registration Statement on Form S-1 (SEC File No. 333-142312).
(9)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 20, 2007.